    As filed with the Securities and Exchange Commission on August 20, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          Stater Bros. Holdings Inc.
            (Exact name of registrant as specified in its charter)

             Delaware                               5411                            33-0350671
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)           Identification No.)

                               21700 Barton Road
                           Colton, California 92324
                                (909) 783-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                 JACK H. BROWN
                          Stater Bros. Holdings Inc.
                               21700 Barton Road
                           Colton, California 92324
                                (909) 783-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                ---------------

                                  Copies to:
                             ANDREW E. BOGEN, ESQ.
                          Gibson, Dunn & Crutcher LLP
                            333 South Grand Avenue
                         Los Angeles, California 90071
                                (213) 229-7000

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                          Proposed        Proposed
 Title of Each Class of      Amount       Maximum          Maximum       Amount of
    Securities to be         to be     Offering Price     Aggregate     Registration
       Registered          Registered   Per Security  Offering Price(1)    Fee(1)
------------------------------------------------------------------------------------
10 3/4% Senior Notes due
 2006..................   $450,000,000      100%        $450,000,000      $125,100
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.

                                ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    Subject to Completion Dated August 20, 1999
PROSPECTUS

                                 $450,000,000
                          Stater Bros. Holdings Inc.
[LOGO OF STATER BROS.]
              Offer to Exchange its 10 3/4% Senior Notes due 2006
          Which Have Been Registered Under the Securities Act of 1933
                                      for
                        Any and All of its Outstanding
                         10 3/4% Senior Notes due 2006

                             -------------------


 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON        ,
                             1999, UNLESS EXTENDED


   Stater Bros. Holdings Inc. is offering to exchange its 10 3/4% Senior Notes due 2006, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 10 3/4% Senior Notes due 2006 issued on August 6, 1999.

The Exchange Notes

  . The terms of the registered exchange notes to be issued are substantially identical to the terms of the outstanding notes that Stater Bros. issued on August 6, 1999, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes which will not apply to the exchange notes.

  . Interest on the exchange notes accrues at the rate of 10 3/4% per year, payable in cash every six months on February 15 and August 15, with the first payment on February 15, 2000.

  . Stater Bros. may redeem any of the exchange notes beginning on August 15, 2003 at an initial redemption price of 105.375% of their principal amount plus accrued interest. In addition, before August 15, 2002, Stater Bros. may redeem up to 35% of the exchange notes at a redemption price of 110.750% of their principal amount plus accrued interest using proceeds from sales of its capital stock.

  . The exchange notes will be general unsecured obligations of Stater Bros. and will rank equally with the existing and future unsubordinated, unsecured indebtedness of Stater Bros.

  . Stater Bros. does not intend to list the exchange notes on any securities exchange.

Material Terms of the Exchange Offer

  .  The exchange offer expires at 5 p.m., New York City time, on      ,
     1999, unless extended.

  . All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act of 1933.

  . Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

  . The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement that Stater Bros. entered into on August 6, 1999 with the initial purchaser of the outstanding notes.

  . Stater Bros. will not receive any proceeds from the exchange offer. Stater Bros. will pay the expenses of the exchange offer.

                             -------------------
  For a discussion of risks that should be considered in connection with the
           exchange offer, see "Risk Factors" beginning on page    .

                             -------------------
  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  The exchange offer is not being made to, nor will Stater Bros. accept surrender for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

                             -------------------
                  The date of this prospectus is        , 1999

  This prospectus incorporates important business and financial information about Stater Bros. that is not included in or delivered with this prospectus. This information is available without charge to investors upon written or oral request. Requests should be made to:

                          Stater Bros. Holdings Inc.
                               21700 Barton Road
                                 P.O. Box 150
                           Colton, California 92324
                          Attn.: Corporate Secretary
                                (909) 783-5000

The exchange offer is expected to expire on             , 1999 and investors
must make their exchange decisions by this expiration date. To obtain timely delivery of the requested information, Stater Bros. must receive requests from
investors by             , 1999, or the date that is no later than five
business days before the expiration date. See "Additional Information."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
FORWARD-LOOKING STATEMENTS................................................   ii

ADDITIONAL INFORMATION....................................................  iii

SUMMARY...................................................................    1

RISK FACTORS..............................................................   15

THE EXCHANGE OFFER........................................................   19

CAPITALIZATION............................................................   28

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA.................   29

SELECTED CONSOLIDATED FINANCIAL DATA......................................   35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   38

BUSINESS..................................................................   45

MANAGEMENT................................................................   57


                                                                           Page
                                                                           -----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........     59

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................     59

DESCRIPTION OF CERTAIN INDEBTEDNESS......................................     60

DESCRIPTION OF THE EXCHANGE NOTES........................................     62

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR UNITED STATES HOLDERS
 AND NON-UNITED STATES HOLDERS...........................................     97

PLAN OF DISTRIBUTION.....................................................    102

LEGAL MATTERS............................................................    102

EXPERTS..................................................................    103

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...............................    F-1

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--------------------------------------------------------------------------------

                          FORWARD-LOOKING STATEMENTS

  This prospectus includes "forward-looking statements" within the meaning of the securities laws. Statements regarding Stater Bros.' expected financial position, business, strategies and financing plans under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. In addition, in those and other portions of this prospectus, the words "anticipates," "expects," "plans," "intends" and similar expressions, as they relate to Stater Bros. or its management, indicate forward-looking statements. Although Stater Bros. believes that the expectations reflected in such forward-looking statements are reasonable, and has based these expectations on its beliefs as well as assumptions it has made, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, and include the following:

  .  Stater Bros.' substantial leverage and debt service requirements;

  . challenges posed by the acquisition and integration of supermarkets acquired from Albertson's;

  . pricing, market strategies, expansion, consolidation and other activities of competitors;

  .  Stater Bros.' relationship with Santee Dairies, LLC and Santee Dairies,
     Inc.;

  .  the effect of economic conditions in Southern California;

  .  customer demand;

  .  Stater Bros.' relationship with unions and unionized employees;

  .  the effect of seasonal and weather fluctuations;

  . the ability of third party vendors to provide products and services that are Year 2000 compliant; and

  .  the ability of Stater Bros. to retain key personnel.

  Potential investors in the exchange notes are urged to consider these factors carefully in evaluating the forward-looking statements contained or incorporated by reference in this prospectus.

  All subsequent written and oral forward-looking statements attributable to Stater Bros. or persons acting on its behalf are expressly qualified in their entirety by Stater Bros.' cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus (or as of the date of the document incorporated by reference). Stater Bros. does not intend, and undertakes no obligation, to update these forward-looking statements.

  Investors should read carefully the factors described in the "Risk Factors" section of this prospectus for a description of certain risks that could cause actual results to differ from these forward-looking statements.

                            ADDITIONAL INFORMATION

  Stater Bros. Holdings Inc. files annual and quarterly reports and other information with the Securities and Exchange Commission. Investors may read and copy any document filed by Stater Bros. Holdings Inc. at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Investors can obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

  Stater Bros. Holdings Inc. is "incorporating by reference" into this prospectus the information it has filed with the Commission. This means that Stater Bros. Holdings Inc. is disclosing important information to investors by referring to those documents. Stater Bros. Holdings Inc. incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the exchange of the outstanding notes for the exchange notes:

  .  Annual Report on Form 10-K for the fiscal year ended September 27, 1998;

  .  Quarterly Report on Form 10-Q for the fiscal quarter ended December 27,
     1998;

  .  Quarterly Report on Form 10-Q for the fiscal quarter ended March 28,
     1999;

  .  Current Report on Form 8-K dated July 16, 1999; and

  .  Quarterly Report on Form 10-Q for the fiscal quarter ended June 27,
     1999.

   The information incorporated by reference is an important part of this prospectus and information that Stater Bros. Holdings Inc. files later with the Commission is a part of the prospectus from the date of filing those documents. Investors may request a free copy of these filings by writing or telephoning Stater Bros. at the following address:

                          Stater Bros. Holdings Inc.
                               21700 Barton Road
                                 P.O. Box 150
                           Colton, California 92324
                          Attn.: Corporate Secretary
                           Telephone: (909) 783-5000

                                    SUMMARY

  Because this is a summary, it does not contain all the information that may be important to investors. Investors should read this entire prospectus carefully. In this prospectus, "Stater Bros." refers to Stater Bros. Holdings Inc., a Delaware corporation, and its subsidiaries, Stater Bros. Markets and Stater Bros. Development, Inc., unless the context otherwise indicates.

                                  Stater Bros.

  Stater Bros., founded in 1936, is the largest independently-owned supermarket chain in Southern California, operating 112 supermarkets, of which 81 are located in the Inland Empire, one of the fastest growing areas in the United States. The Inland Empire is comprised primarily of San Bernardino and Riverside counties. Stater Bros. also operates supermarkets in Orange, eastern Los Angeles and Kern counties. Stater Bros.' supermarkets offer a high level of customer service, a broad selection of brand-name merchandise, and quality meats and produce. All of Stater Bros.' supermarkets have full-service meat departments and a broad selection of produce. In addition, many of the supermarkets have service delicatessens and service bakery departments. For the latest twelve months ended June 27, 1999, Stater Bros. generated sales in excess of $1.76 billion.

  Stater Bros. operates all of its supermarkets under the "everyday low price" format and management believes that Stater Bros. is recognized as a low price leader in its primary operating territory. Substantially all of Stater Bros.' supermarkets are located in neighborhood shopping centers in well-populated residential areas. The average Stater Bros. supermarket is approximately 30,000 square feet, while newly constructed supermarkets range from approximately 35,300 to 43,500 square feet. Stater Bros.' supermarkets carry an average of 35,000 items and are similarly designed and stocked for ease of shopping. Approximately 84% of the merchandise sold in Stater Bros.' supermarkets is processed through Stater Bros.' centralized warehouse and distribution facilities located an average of 31.5 miles from Stater Bros.' 112 supermarket locations. Due to the close proximity of Stater Bros.' distribution facilities to store locations, Stater Bros.' supermarkets operate with minimal back-room storage space. Management believes Stater Bros.' ratio of retail selling space to total store square footage of approximately 72% is one of the highest in the industry.

  Since 1980, the Inland Empire's population has more than doubled, increasing from approximately 1.5 million to 3.1 million. Several factors have contributed to the Inland Empire's significant growth, including affordable housing, availability of land, affordable industrial and commercial office space, and the region's favorable geographic location and quality of life.

  Stater Bros. believes that its 62 years of continuous service in the Inland Empire, its commitment to everyday low prices and the involvement of members of its management team in community activities have contributed significantly to Stater Bros.' leading market position. To foster continued growth in sales and EBITDA and help Stater Bros. maintain its strong market share, Stater Bros.' operating strategy is to:

  .  maintain its commitment to "everyday low prices";

  . offer its customers quality products and breadth of selection combined with a high level of customer service; and

  . enhance margins through a variety of merchandising strategies and cost control measures, including productivity-related initiatives in Stater Bros.' warehouse and distribution operations.

  Stater Bros. has an experienced management team led by Jack H. Brown, its Chairman of the Board, President and Chief Executive Officer, who has 47 years of experience in the supermarket industry and has occupied his position as Stater Bros.' President and Chief Executive Officer since 1981. In addition, the five members of the Stater Bros. senior management team have an average of 40 years of experience in the food industry and an average of 20 years with Stater Bros.

                                The Acquisition

  On May 7, 1999, Stater Bros. entered into an agreement with Albertson's, Inc. to purchase 43 supermarkets and one future store site in Stater Bros.' existing and contiguous market areas. The stores were formerly operated by Albertson's or Lucky Stores and are being divested in connection with the merger of Albertson's and the parent of Lucky Stores. The purchase price is estimated to be $147 million for land, buildings and equipment plus the value of inventories on hand at closing, estimated to be $39 million. Acquisition of the stores will take place sequentially over a thirty-day period which commenced on August 8, 1999. The acquired stores will be operated under the Stater Bros. name as fully integrated units within the Stater Bros. system. It is expected that each acquired store will be reopened under the Stater Bros. name within two days of acquisition.

                                                      Existing      Stores
                                                       Stores  After Acquisition
                                                      -------- -----------------
     Inland Empire
       San Bernardino County.........................    46            46
       Riverside County..............................    35            40
                                                        ---           ---
                                                         81            86

     Orange County...................................    16            30
     Los Angeles County..............................    13            27
     Kern County.....................................     2             2
     San Diego County................................    --            10
                                                        ---           ---
         Total stores................................   112           155
                                                        ===           ===

                          Benefits of the Acquisition

  Management believes that the acquisition will provide a number of key benefits, including the following:

  . Increase Leading Market Share in the Inland Empire. Stater Bros. currently is the largest supermarket chain in both San Bernardino and Riverside counties. The acquisition will increase Stater Bros.' presence in these counties from 81 to 86 supermarkets and, more importantly, will provide Stater Bros. with a strong presence (three supermarkets) in the Palm Springs area, where Stater Bros. does not have any existing supermarkets.

  . Enhance Presence in Existing and Contiguous Market Areas. Stater Bros. will enhance significantly its market presence in Orange County and the eastern and Palmdale areas of Los Angeles County, where it presently operates. Stater Bros. will increase its presence from 16 to 30 supermarkets in Orange County, a region where Stater Bros. has experienced its strongest sales volume increases for the most recent two fiscal years. Stater Bros. will also increase its presence in eastern Los Angeles County from 13 to 27 supermarkets including establishing a presence in the Palmdale area with three stores. In addition, Stater Bros. will enter northern San Diego County with 10 supermarkets and one future store site. Management believes that northern San Diego County is an attractive market based on its strong demographic trends and proximity to Stater Bros.' headquarters and warehouse/distribution facilities.

  . Leverage Stater Bros.' Market Presence. Stater Bros. currently operates in market areas which are overlapping or contiguous to all of the 43 supermarkets being acquired. Since Stater Bros. has been advertising within these areas for many years, management believes Stater Bros.' prospective customers are familiar with the Stater Bros. name and understand Stater Bros.' market position as the low price leader. In connection with the acquisition, Stater Bros. plans to direct the advertising expenses of the acquired stores towards a "direct-mail" strategy. As such, management believes that Stater Bros. can leverage its advertising expenses to achieve greater awareness among potential customers within its operating territories.

  . Increase Purchasing Leverage. Management expects that Stater Bros.' merchandise purchases will increase by approximately 34% following the acquisition. As a result, management believes that Stater Bros. should be able to negotiate more favorable terms with its vendors.

  . Improve Warehousing and Distribution Efficiencies. Stater Bros. currently leases approximately 1.3 million square feet of warehouse and distribution space located in Colton, California, which is central to, and can efficiently supply, Stater Bros.' existing 112 supermarkets. Management believes that its existing warehouse and distribution facilities will be adequate for its currently identified needs, including supplying the 43 supermarkets to be acquired in the acquisition. During the first quarter of calendar 1999, Stater Bros. implemented productivity-related initiatives in its warehouse and distribution operations. Stater Bros. is currently realizing cost savings from these initiatives and expects to realize additional economies by distributing the added product requirements for the acquired stores.

                              Related Transactions

  This exchange offer is one of a series of related transactions designed to provide financial flexibility to Stater Bros. in connection with the acquisition. In addition to the acquisition, the related transactions include the following:

  . The Tender Offer and Consent Solicitation. On July 1, 1999, Stater Bros. commenced a tender offer for all $165.0 million principal amount of its 11% senior notes due 2001 and all $100.0 million principal amount of its 9% senior subordinated notes due 2004. On July 1, 1999, Stater Bros. also commenced the solicitation of consents to amend the indentures governing the 11% senior notes and the 9% senior subordinated notes to eliminate most of the financial and restrictive covenants.

     On July 15, 1999, Stater Bros. received the required consents to the proposed amendments from holders of approximately 97% and 100% of the outstanding principal amount of the 11% senior notes and the 9% senior subordinated notes, respectively. The amendments became operative when Stater Bros. consummated the tender offer on August 6, 1999.

  . The Offering. Stater Bros. issued an aggregate of $450.0 million principal amount of the outstanding notes on August 6, 1999. The proceeds from the issuance of the outstanding notes, together with cash on hand, were used to (i) retire approximately 97% of the 11% senior notes and all of the 9% senior subordinated notes pursuant to the tender offer; (iii) consummate the acquisition, including capital expenditures related to the acquisition that will be incurred post-closing; and (iv) pay fees and expenses.

  . The New Credit Facility. On August 6, 1999, Stater Bros. Markets entered into an unsecured bank credit facility with Bank of America, N.A. The new credit facility consists of a $50.0 million revolving credit facility with an additional $25.0 million facility available for the issuance of commercial and standby letters of credit. The term of the new credit facility is three years. It is expected that borrowings under the new credit facility will be used for certain working capital and corporate purposes. At August 17, 1999 there were no revolving borrowings outstanding thereunder and the aggregate amount of all letters of credit issued thereunder was approximately $10.0 million. See "Description of Certain Indebtedness."

  In this prospectus the acquisition and related transactions are referred to collectively as the "Acquisition Transactions."

                                ---------------

  The principal executive office of Stater Bros. is located at 21700 Barton Road, Colton, California 92324 and its telephone number is (909) 783-5000, and its mailing address is P.O. Box 150, Colton, California 92324.

                               The Exchange Offer

The Exchange Offer..........  Up to $450,000,000 aggregate principal amount of exchange notes registered under the Securities Act are being offered in exchange for the same principal amount of the outstanding notes. The terms of the exchange notes and the outstanding notes are substantially identical except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes which will not apply to the exchange notes. Outstanding notes may be tendered for exchange in whole or in part in any integral multiple of $1,000. Stater Bros. is making the exchange offer in order to satisfy its obligations under the registration rights agreement relating to the outstanding notes. For a description of the procedures for tendering the outstanding notes, see "The Exchange Offer-- Procedures for Tendering Outstanding Notes."

Expiration Date.............  5:00 p.m., New York City time,             ,
                              1999, unless the exchange offer is extended, in which case the expiration date will be the latest date and time to which the exchange offer is extended. See "The Exchange Offer--Terms of the
                              Exchange Offer."

Conditions to the Exchange    The exchange offer is subject to customary
Offer.......................  conditions described under "The Exchange Offer--
                              Conditions to the Offer," some of which Stater
                              Bros. may waive in its sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. Stater Bros. reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time:

                              . to delay the acceptance of the outstanding notes for exchange;

                              . to terminate the exchange offer if one or more specific conditions have not been satisfied;

                              . to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes; or

                              . to waive any condition or otherwise amend the terms of the exchange offer in any respect. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of outstanding notes may be withdrawn at any time on or prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer--Withdrawal of Tenders."

Procedures for Tendering
 Outstanding Notes..........
                              Tendering holders of outstanding notes must complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal. Tendering holders must forward the completed letter of transmittal by mail, facsimile or hand delivery, together with any other required documents, to the exchange agent, or must submit to the exchange agent the outstanding notes they are tendering or comply with the specified procedures for guaranteed delivery of outstanding notes. Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Investors whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact their nominee holder promptly if they wish to tender outstanding notes pursuant to the exchange offer. See "The Exchange Offer-- Procedures for Tendering Outstanding Notes."

                              Letters of transmittal and certificates
                              representing outstanding notes should not be sent to Stater Bros. Those documents should be sent only to the exchange agent. The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The Exchange Offer-- Exchange Agent" and in the letter of transmittal.

Acceptance of Outstanding
 Notes and Delivery of
 Exchange Notes.............  Upon consummation of the exchange offer, Stater
                              Bros. will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the outstanding notes. See "The Exchange Offer--Terms of the Exchange Offer."

Resales of Exchange Notes...  Stater Bros. believes that investors will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

                              .  they are not a broker-dealer;

                              . they are not participating in a distribution of the exchange notes; and

                              . they are not an "affiliate" of Stater Bros. Holdings Inc., as the term is defined in Rule 144A under the Securities Act of 1933.

                              Stater Bros.' belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to unrelated third parties.

                              Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange Offer-- Resales of the Exchange Notes."

Exchange Agent..............  The exchange agent with respect to the exchange offer is IBJ Whitehall Bank & Trust Company. The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The Exchange Offer--Exchange Agent" and in the letter of transmittal.

Use of Proceeds.............  Stater Bros. will not receive any cash proceeds from the issuance of the exchange notes offered hereby.

Material United States
 Federal Income Tax
 Consequences...............  Investors should review the information set forth under "Material United States Federal Tax
                              Consequences for United States Holders and Non-United States Holders" prior to tendering outstanding notes in the exchange offer.

Accounting Treatment........  No gain or loss will be recognized by Stater
                              Bros. upon the consummation of the exchange offer. See "The Exchange Offer--Accounting Treatment."

                          Terms of the Exchange Notes

  The exchange offer applies to an aggregate principal amount of $450,000,000 of the outstanding notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except:

  . the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer;

  . holders of the exchange notes will not be entitled to any liquidated damages under the registration rights agreement relating to the outstanding notes; and

  . holders of the exchange notes will not be, and upon consummation of the exchange offer, holders of the outstanding notes will no longer be, entitled to specific rights under the registration rights agreement for the outstanding notes intended for the holders of unregistered securities.

  The exchange notes will be obligations of Stater Bros. entitled to the benefits of the indenture. See "Description of the Exchange Notes."

Exchange Notes Offered......  $450.0 million in principal amount of 10  3/4%
                              Senior Notes due 2006.

Maturity....................  August 15, 2006.

Interest....................  Annual rate: 10  3/4%.
                              Payment frequency: every six months on February 15 and August 15.
                              First payment: February 15, 2000.

Ranking.....................  The exchange notes will be general unsecured obligations of Stater Bros. and will rank equally with Stater Bros.' existing and future unsubordinated, unsecured indebtedness.

                              The exchange notes will rank junior to Stater Bros.' secured indebtedness to the extent of the value of the assets securing such indebtedness.

                              The exchange notes will effectively rank junior to indebtedness and other obligations of Stater Bros.' subsidiaries, including Stater Bros. Markets' obligations under the new credit facility. At June 27, 1999, the exchange notes would have been effectively subordinated to approximately $18.1 million of indebtedness.

Optional Redemption.........  On or after August 15, 2003, Stater Bros. may redeem some or all of the exchange notes at any time at the redemption prices described in the section "Description of the Exchange Notes" under the heading "Optional Redemption."

                              Prior to August 15, 2002, Stater Bros. may redeem up to 35% of the exchange notes with the net cash proceeds from sales of equity of Stater Bros. at the redemption price listed in the section "Description of the Exchange Notes" under the heading "Optional Redemption." However, Stater Bros. may only make such redemptions if at least 65% of the aggregate principal amount of exchange notes issued under the indenture remains outstanding after each redemption.

Mandatory Offer to            If Stater Bros. experiences specific kinds of
 Repurchase.................  changes in control or, under certain circumstances, if it sells assets, it must offer to repurchase the exchange notes at the prices listed in the section "Description of the Exchange Notes" under the heading "Repurchase at the Option of Holders."

Basic Covenants of
 Indenture..................  The indenture under which the exchange notes will be issued will, among other things, restrict the ability of Stater Bros. and certain of its subsidiaries to:

                              .  borrow money;

                              .  pay dividends on stock or repurchase stock;

                              .  make investments;

                              .  use assets as security in other transactions;
                                 and

                              . sell certain assets or merge with or into other companies.

                              For more details, see the section "Description of the Exchange Notes" under the heading "Certain Covenants."

  Investors should refer to the section entitled "Risk Factors" for a discussion of factors that should be considered in connection with the exchange notes.

  Summary Unaudited Pro Forma Condensed Consolidated Financial and Other Data

  The following table shows summarized pro forma financial data for Stater Bros. reflecting the completion of the Acquisition Transactions. The pro forma earnings and operating information for the 52 weeks ended September 27, 1998 give effect to the Acquisition Transactions as if they had occurred as of September 30, 1997. The pro forma earnings and operating information for the 39 weeks ended June 27, 1999 give effect to the Acquisition Transactions as if they had occurred on September 28, 1998, and the pro forma balance sheet information gives effect to the Acquisition Transactions as if they had occurred on June 27, 1999. This pro forma information, while helpful in illustrating the financial characteristics of Stater Bros. after the completion of the Acquisition Transactions under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Stater Bros. would have been had the Acquisition Transactions actually occurred as of or on the dates stated above. For a discussion of factors that could impact the accuracy of the pro forma financial information, see "Risk Factors--Risks Related to the Acquisition." The information in the following table is based on historical financial information that Stater Bros. has presented in its prior filings with the Commission and historical financial information for the acquired stores contained elsewhere in this prospectus. Investors should read the following table in connection with the historical financial information filed with the Commission and with the more detailed financial information Stater Bros. has provided in this document.

                                                  52 Weeks Ended 39 Weeks Ended
                                                  September 27,     June 27,
                                                       1998           1999
                                                  -------------- --------------
                                                         (In thousands)
Statement of Earnings Data:
Sales............................................   $2,395,353     $1,823,992
Cost of goods sold...............................    1,818,039      1,375,606
                                                    ----------     ----------
Gross profit.....................................      577,314        448,386

Operating expenses:
 Selling, general and administrative expenses....      500,158        374,848
 Depreciation and amortization...................       28,391         21,526
                                                    ----------     ----------
Total operating expenses.........................      528,549        396,374
                                                    ----------     ----------
Operating profit.................................       48,765         52,012
Interest income..................................        2,412          1,903
Interest expense.................................      (52,941)       (39,731)
Equity in earnings (loss) from unconsolidated
 affiliate.......................................       (2,941)           924
Other income (expense)--net......................            2           (319)
                                                    ----------     ----------
Income (loss) before income (taxes) benefit......       (4,703)        14,789
Income (taxes) benefit...........................        1,928         (6,063)
                                                    ----------     ----------
Net earnings (loss)(1)...........................   $   (2,775)    $    8,726
                                                    ==========     ==========
Other Operating Data:
EBITDA(2)........................................   $   79,568     $   75,441
Depreciation and amortization....................       28,391         21,526
Ratio of net debt to EBITDA(3)...................          5.6x           5.7x
Ratio of EBITDA to cash interest expense(2)(4)...          1.5x           1.9x
Ratio of earnings to fixed charges(5)............          --             1.3x

Balance Sheet Data:
Cash and cash equivalents........................                  $   50,948
Working capital(6)...............................                      66,923
Total assets.....................................                     587,726
Total debt.......................................                     473,265
Total stockholders' (deficit)....................                     (41,908)

footnotes on following page

--------
(1) Excludes extraordinary charges, net of taxes, associated with the write-off of deferred financing fees ($6.0 million) and the tender premiums related to the tender offer ($11.1 million).

(2) EBITDA, as calculated per the definition of "Consolidated Cash Flow" contained in the indenture governing the exchange notes offered hereby, represents the sum of net loss, extraordinary (charge), income taxes, interest expense, depreciation and amortization and non-cash expenses (income). Stater Bros.' non-cash expenses (income) are reflected in other income (expense)--net and equity in earnings from unconsolidated affiliate. Stater Bros. has included information concerning EBITDA as it is relevant for covenant analysis under the exchange notes and because it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows as an indicator of Stater Bros.' operating performance.

(3) For purposes of the ratio of net debt to EBITDA, EBITDA is calculated as the sum of operating profit and depreciation and amortization. For the 52 weeks ended September 27, 1998 and 39 weeks ended June 27, 1999, these amounts would have been $77.2 million and $73.5 million, respectively.

(4) Cash interest expense represents interest expense on the exchange notes and the imputed interest associated with capital lease obligations.

(5) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary charges, amortization of previously capitalized interest and undistributed earnings or loss from less than 50% owned subsidiaries and includes fixed charges. Fixed charges consist of interest expense whether expensed or capitalized, amortization of deferred debt expense, preferred stock dividends adjusted to represent pre-tax earnings requirements and such portion of rental expenses as deemed by management to be representative of the interest factor in the particular case. Earnings were insufficient to cover fixed charges for the 52 weeks ended September 27, 1998 by approximately $7.0 million. However earnings included non-cash charges relating to depreciation and amortization of approximately $28.4 million.

(6) Working capital excludes cash and cash equivalents and current portion of capital lease obligations.

       Summary Historical Financial and Statistical Data of Stater Bros.

  The following table shows summarized annual historical financial and statistical data derived from the audited financial statements of Stater Bros. and the related notes which, except for 1994 and 1995, appear elsewhere in this prospectus. The summary data for the 39-week periods are derived from unaudited financial statements which are included in this prospectus. In the opinion of management, such unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this data. The results for the 39 weeks ended June 27, 1999 and June 28, 1998 are not necessarily indicative of the results for a full year or for any future period. Investors should read the complete historical financial statements included elsewhere in this prospectus.

                                                                                               Unaudited
                                                                                         ----------------------
                                            Fiscal Years Ended                              39 Weeks Ended
                   --------------------------------------------------------------------- ----------------------
                   September 25, September 24, September 29, September 28, September 27,  June 28,    June 27,
                       1994          1995         1996(1)        1997          1998         1998        1999
                   ------------- ------------- ------------- ------------- ------------- ----------  ----------
                            (In thousands, except for other operating and financial data and store data)
Statement of
 Earnings Data:
Sales............   $1,539,717    $1,579,895    $1,705,332    $1,717,924    $1,726,107   $1,285,048  $1,324,358
Cost of goods
 sold............    1,199,794     1,227,355     1,315,726     1,326,410     1,323,522      987,172   1,011,542
                    ----------    ----------    ----------    ----------    ----------   ----------  ----------
Gross profit.....      339,923       352,540       389,606       391,514       402,585      297,876     312,816
Operating
 expenses:
 Selling, general
  and
  administrative
  expenses.......      297,474       308,332       328,242       333,199       353,075      261,216     265,907
 Depreciation and
  amortization...       11,656        11,756        12,583        13,265        15,434       11,345      11,813
 Consulting
  fees(2)........          830         1,500         1,525         1,458            --           --          --
                    ----------    ----------    ----------    ----------    ----------   ----------  ----------
Total operating
 expenses........      309,960       321,588       342,350       347,922       368,509      272,561     277,720
                    ----------    ----------    ----------    ----------    ----------   ----------  ----------
Operating
 profit..........       29,963        30,952        47,256        43,592        34,076       25,315      35,096
Interest income..          384           952         1,929         3,034         3,059        2,371       2,388
Interest
 expense.........      (15,501)      (20,076)      (20,258)      (21,563)      (30,206)     (22,641)    (22,699)
Equity in
 earnings (loss)
 from
 unconsolidated
 affiliate.......         (592)         (980)       (1,624)       (2,313)       (2,941)      (2,692)        924
Other income
 (expense)--net..          391            97          (172)           76             2           42        (319)
                    ----------    ----------    ----------    ----------    ----------   ----------  ----------
Income before
 income taxes,
 extraordinary
 charge and
 cumulative
 effect of a
 change in
 accounting for
 income taxes....       14,645        10,945        27,131        22,826         3,990        2,395      15,390
Income taxes.....        5,856         4,218        11,120         9,359         1,459          982       6,156
                    ----------    ----------    ----------    ----------    ----------   ----------  ----------
Income before
 extraordinary
 charge and
 cumulative
 effect of a
 change in
 accounting for
 income taxes....        8,789         6,727        16,011        13,467         2,531        1,413       9,234
Extraordinary
 (charge)(3).....       (8,036)           --            --            --            --           --          --
Cumulative effect
 of a change in
 accounting for
 income
 taxes(4)........          372            --            --            --            --           --          --
                    ----------    ----------    ----------    ----------    ----------   ----------  ----------
Net income.......   $    1,125    $    6,727    $   16,011    $   13,467    $    2,531   $    1,413  $    9,234
                    ==========    ==========    ==========    ==========    ==========   ==========  ==========
Balance Sheet
 Data (end of
 period):
Cash and cash
 equivalents.....   $   21,289    $   26,308    $   45,279    $   59,086    $   57,281   $   48,000  $   55,427
Working capital..       41,422        45,014        63,473        92,013        90,725       87,039      75,647
Total assets.....      306,489       314,082       338,294       358,477       364,318      361,615     382,252
Total debt.......      175,342       174,186       173,099       271,917       270,660      270,976     269,688
Total
 stockholders'
 equity
 (deficit).......        6,851        13,578       (43,887)      (36,586)      (34,055)     (35,173)    (24,821)
Other Operating
 and Financial
 Data:
EBITDA
 (000s)(5).......   $   42,003    $   43,660    $   61,768    $   59,891    $   52,569   $   39,031  $   49,297
Capital
 expenditures
 (000s)..........       19,409        13,178        22,415        20,268        26,278       20,287      34,382
Gross profit as a
 percentage of
 sales...........        22.08%        22.31%        22.85%        22.79%        23.32%       23.18%      23.62%
Selling, general
 and
 administrative
 expenses as a
 percentage of
 sales...........        19.32%        19.52%        19.25%        19.40%        20.46%       20.33%      20.08%
EBITDA as a
 percentage of
 sales...........         2.73%         2.76%         3.62%         3.49%         3.05%        3.04%       3.72%
Ratio of earnings
 to fixed
 charges(6)......        1.47x         1.36x         1.53x         1.23x         1.03x          --        1.42x

                                                                                                    Unaudited
                                                                                                -------------------
                                                   Fiscal Years Ended                             39 Weeks Ended
                          --------------------------------------------------------------------- -------------------
                          September 25, September 24, September 29, September 28, September 27, June 28,   June 27,
                              1994          1995         1996(1)        1997          1998        1998       1999
                          ------------- ------------- ------------- ------------- ------------- --------   --------
                                 (In thousands, except for other operating and financial data and store data)
Store Data:
Number of stores (at end
 of period).............         111           110           110           110           112        112        112
Sales increases
 (decreases):
 Total stores...........         0.9%          2.6%          7.9%          0.7%          0.5%      (0.6)%      3.1%
 Like stores............        (0.7)          1.2           6.3           2.6          (1.0)      (1.8)       2.5
Average sales per store
 (000s).................     $13,997       $14,298       $15,503       $15,617       $15,551    $11,474    $11,825
Average store size:
 Total square feet......      28,617        28,717        28,809        28,809        29,061     29,061     29,177
 Selling square feet....      20,708        20,773        20,845        20,845        20,991     20,991     21,047
Total square feet (at
 end of period) (000s)..       3,177         3,159         3,169         3,169         3,255      3,255      3,268
Total selling square
 feet (at end of period)
 (000s).................       2,299         2,285         2,293         2,293         2,351      2,351      2,357
Sales per average total
 square foot............     $   492       $   499       $   538       $   542       $   537    $   395    $   405
Sales per average
 selling square foot....     $   680       $   689       $   744       $   749       $   743    $   547    $   562

--------
(1) The year ending September 29, 1996 was a 53-week year, whereas fiscal 1994, 1995, 1997 and 1998 were 52-week years.

(2) Effective 1994, consulting fees were paid to Craig Corporation pursuant to consulting agreements with La Cadena Investments and Craig Corporation. These consulting agreements were terminated on July 31, 1997.

(3) Extraordinary charge in 1994 represents the after tax charge from early retirement of debt.

(4) Stater Bros. adopted SFAS No. 109 ("Accounting for Income Taxes") effective the beginning of fiscal 1994 as a cumulative effect of a change in accounting principles.

(5) EBITDA, as calculated per the definition of "Consolidated Cash Flow" contained in the indenture governing the exchange notes offered hereby, represents the sum of net income, income taxes, interest expense, depreciation and amortization and non-cash expenses (income). For each of the periods presented above, Stater Bros.' non-cash expenses (income) were reflected in other income (expense)--net and equity in earnings (loss) from unconsolidated affiliate. Stater Bros. has included information concerning EBITDA as it is relevant for covenant analysis under the exchange notes and because it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows as an indicator of Stater Bros.' operating performance.

(6) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary charges, amortization of previously capitalized interest and undistributed earnings or loss from less than 50% owned subsidiaries and includes fixed charges. Fixed charges consist of interest expense whether expensed or capitalized, amortization of deferred debt expense, preferred stock dividends adjusted to represent pre-tax earnings requirements and such portion of rental expenses as deemed by management to be representative of the interest factor in the particular case. Earnings were insufficient to cover fixed charges for the 39 weeks ended June 28, 1998 by approximately $1.1 million.

               Summary Historical Financial and Statistical Data
                             of the Acquired Stores

  The following tables show summarized historical financial and statistical data for the stores to be acquired from Albertson's. This information is derived from the audited financial statements for stores to be acquired from Albertson's and the related notes which appear elsewhere in this prospectus. The summary data set forth below for the 13-week periods are derived from unaudited financial statements which are included elsewhere in this prospectus. In the opinion of management, such unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this data. The results for the 13-week periods are not necessarily indicative of the results for a full year or for any future period. The other operating data information contained below are unaudited and are derived from their respective financial data. Investors should read the complete historical financial statements included elsewhere in this prospectus.

                                                                  Unaudited
                                                              -------------------
                                  Fiscal Years Ended           13 Weeks Ended
                          ----------------------------------- -------------------
                          January 30, January 29, January 28, April 30, April 29,
Albertson's Stores           1997        1998        1999       1998      1999
                          ----------- ----------- ----------- --------- ---------
                                      (In thousands, except store data)
Statement of Store Level
 Earnings:
Sales...................   $474,928    $507,088    $519,684   $129,845  $130,612
Cost of sales(1)........    354,723     375,988     381,448     96,326    94,093
                           --------    --------    --------   --------  --------
Gross profit............    120,205     131,100     138,236     33,519    36,519
Store operating
 expenses(2)............    105,685     115,832     122,972     29,902    30,292
                           --------    --------    --------   --------  --------
Store level earnings....   $ 14,520    $ 15,268    $ 15,264   $  3,617  $  6,227
                           ========    ========    ========   ========  ========
Other Operating Data:
EBITDA(3)...............   $ 23,005    $ 24,769    $ 25,300   $  6,092  $  8,660
Interest expense........        966         929         886        226       214
Depreciation and
 amortization...........      7,519       8,572       9,150      2,249     2,219

Store Data:
Number of stores (at end
 of period).............         32          33          33         33        33

                                                                  Unaudited
                                                              -----------------
                                  Fiscal Years Ended           13 Weeks Ended
                          ----------------------------------- -----------------
  Lucky                   February 1, January 31, January 30,  May 2,   May 1,
 Stores                      1997        1998        1999       1998     1999
 ------                   ----------- ----------- ----------- -------- --------
                                      (In thousands, except store data)
Statement of Store Level
 Earnings:
Sales...................   $150,714    $144,510    $149,562   $ 37,904 $ 36,579
Cost of sales(1)........    111,313     108,073     110,340     28,668   26,964
                           --------    --------    --------   -------- --------
Gross profit............     39,401      36,437      39,222      9,236    9,615
Store operating
 expenses(2)............     30,347      31,413      33,003      7,791    8,037
                           --------    --------    --------   -------- --------
Store level earnings....   $  9,054    $  5,024    $  6,219   $  1,445 $  1,578
                           ========    ========    ========   ======== ========
Other Operating Data:
EBITDA(3)...............   $ 12,123    $  7,953    $  9,476   $  2,215 $  2,388
Interest expense........        563         545         523        132      127
Depreciation and
 amortization...........      2,506       2,384       2,734        638      683

Store Data:
Number of stores (at end
 of period).............          9          10          10         10       10

footnotes on following page

--------
(1) Includes an allocation for warehouse and transportation expenses.

(2) Includes depreciation and amortization and interest expense related to capital lease obligations.

(3) EBITDA represents the sum of store level earnings, interest expense and depreciation and amortization. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows as an indicator of operating performance.

                                 RISK FACTORS

Investors should consider the following risk factors:

Risks Related to the Acquisition

There are Significant Business Risks in Integrating and Profitably Managing the Acquisition

  As a result of the acquisition of stores from Albertson's, heavy demands will be placed on Stater Bros.' management, store operations, warehousing, distribution systems, data processing and other resources. While management believes that Stater Bros. has adequate resources to support the increased scale of operations, any acquisition of such magnitude involves substantial risks. Effective integration and management of the stores being acquired in the acquisition will require the successful completion of numerous major tasks, including the following:

  .  hiring and training large numbers of new employees;

  .  conversion of acquired stores to Stater Bros.' format;

  .  inclusion of acquired stores in Stater Bros.' information systems;

  . integration of acquired stores in Stater Bros.' purchasing, warehousing and distribution systems;

  . substantial increases in the scope and demands on management and financial controls; and

  . development of customer loyalties in markets where Stater Bros. has not heretofore been well known.

  During the fiscal quarter ending September 26, 1999, Stater Bros. expects to incur up to $5.0 million of costs associated with the acquisition and related integration activities. Delays or unanticipated costs in meeting these challenges, or failure to do so, could have a material adverse affect on Stater Bros.' results of operations.

  The pro forma financial statements contained in this prospectus reflect estimates of increased warehouse and distribution costs, additional selling, general and administrative expenses and other estimated costs related to the acquisition. The actual costs and expenses could differ significantly from, and there may be additional costs not reflected in, the estimates used in the pro forma financial statements.

Results of Operations Following the Acquisition Could be Worse than
Anticipated

  Stater Bros. is proceeding with the acquisition based on expectations as to its effect on revenues and EBITDA, which may not be realized. These expectations include, among other things:

  . additional selling, general and administrative expenses required to support the acquired stores;

  .  warehouse and distribution costs associated with the acquired stores; and

  . the impact of discontinuing pharmacy departments and other merchandise previously operated and sold in the acquired stores.

These expectations are not based on actual experience, and actual costs could be materially higher. Certain of these expectations, pertaining to the costs of integrating and operating the acquired stores, are reflected in the pro forma financial information presented elsewhere herein.

  The results of operations of the stores to be acquired, presented elsewhere herein, reflect higher gross profit and operating profit margins than those realized in Stater Bros.' existing operations. There can be no assurance that the results of operations for the acquired stores will continue at their historic levels. To this extent, profitability of the acquired stores reflected in the pro forma financial data may be overstated.

  Profitability of the acquisition could also be adversely affected if unplanned delays are encountered in completing any of the store acquisitions and reopenings, or in integrating the acquired stores into the Stater Bros.' system. Failure to acquire one or more of the stores would also affect the anticipated profitability of the acquisition.

Stores Subject to the Acquisition Could be Subject to Unexpected Problems

  Stores subject to the acquisition could be the subject of facts significantly affecting their value which were not discovered, or fully provided for, in the course of the acquisition. Such facts could include:

  .  structural or equipment deficiencies;

  .  real estate restrictions;

  .  environmental contamination or non-compliance;

  . pending developments affecting the desirability of particular locations, such as changes in highway access;

  .  the opening of competitive stores nearby; and

  .  changes in local ordinances and regulations.

Depending on the particular circumstances, Stater Bros. may not be entitled to any recourse against Albertson's in respect of such matters.

Certain Stores Could be Excluded from the Acquisition

  The planned store acquisitions from Albertson's will be accomplished sequentially through September 6, 1999. Pursuant to the acquisition agreement, Albertson's has the right to exclude one or more of the stores from the acquisition in the event it is unable to eliminate applicable monetary encumbrances or to obtain necessary consents to transfer leased properties. In such circumstances, Stater Bros. would be entitled to a mutually agreed reduction in the purchase price. While Stater Bros. does not expect that any of the stores will be eliminated from the acquisition, no absolute assurance can be provided in this respect.

  If one or more stores were excluded from the acquisition, the pro forma financial information presented herein with respect to the related transactions would be affected, since such information assumes that all 43 of the stores involved in the acquisition will be acquired.

Risks Related to the Exchange Notes

Stater Bros.' High Ratio of Debt to Equity Provides Little Protection for Debt Holders in the Event of Losses

  As the result of the related transactions, including the offering of the outstanding notes, Stater Bros. would have had total indebtedness of approximately $473.3 million and negative net worth of approximately
$41.9 million as of June 27, 1999. If Stater Bros.' operations fail to generate sufficient cash for the payment of principal and interest on its indebtedness, the amount of assets that could potentially be liquidated to provide funds for the payment of debt is limited and could be insufficient.

Stater Bros. Operations are Subject to Stringent Limitations Imposed by its Debt Instruments

  The indenture governing the exchange notes and Stater Bros. Markets' new credit facility will each contain financial and other covenants that restrict, among other things, the ability of Stater Bros. to:

  .  incur additional indebtedness;

  .  make restricted payments;

  .  make investments;

  .  grant liens on assets;

  .  sell assets;

  .  enter into transactions with related persons;

  .  issue capital stock of subsidiaries; and

  .  merge, consolidate or transfer substantially all of its assets.

  The need for Stater Bros. to remain in compliance with its covenants may restrict its flexibility in managing and making changes in its business.

High Levels of Debt Restrict the Ability of Stater Bros. to Invest in its Business and Respond to Competitive Challenges

  Because a large part of funds generated in Stater Bros. operations will be required for the payment of interest on indebtedness, Stater Bros. will be constrained in its ability to acquire or develop new stores, undertake store remodeling, invest in improved computer and other systems or make other investments in its business. Stater Bros.' financing costs will also impose limitations on its ability to reduce prices in its stores. As a result, Stater Bros. could be at a competitive disadvantage to more strongly capitalized competitors.

Stater Bros.' Holding Company Structure Restricts the Funds and Assets Available for the Payment of Principal and Interest on the Exchange Notes

  Stater Bros. Holdings Inc. is a holding company whose principal asset is the stock of Stater Bros. Markets. Funds for the payment of principal and interest by Stater Bros. Holdings Inc. must be obtained from its operating subsidiaries, principally Stater Bros. Markets. The ability of Stater Bros. Holdings Inc. to obtain such funds is subject to the superior rights of creditors of such subsidiaries. The new credit facility is with the principal operating subsidiary, Stater Bros. Markets, and, under certain circumstances, will restrict the payment of dividends to Stater Bros. Holdings Inc. In addition, the operating subsidiaries are not obligated or required to pay any amounts due in connection with the exchange notes or to make funds available to make such payments in the form of dividends or advances to the holding company. In the event of a default by Stater Bros. Markets under the new credit facility, the lender thereunder would be entitled to exercise certain remedies which could impair Stater Bros. Holdings Inc.'s ability to pay principal and interest.

Stater Bros. May Be Unable to Raise the Funds Necessary to Finance a Change of Control Offer Required by the Indenture

  Upon the occurrence of certain change of control events, Stater Bros. will be required to offer to repurchase all outstanding exchange notes at a price equal to 101% of the principal balance of the exchange notes, plus accrued and unpaid interest, if any. It is possible that Stater Bros. will not have sufficient funds at the time of the change of control to make the required repurchase of the exchange notes. Indebtedness outstanding under the new credit facility may require prepayment before funds may be used to repurchase the exchange notes in the event of a change of control.

There is No Existing Public Market for the Exchange Notes and the Offering or Sale of the Exchange Notes is Subject to Significant Legal Restrictions and Uncertainties Regarding the Liquidity of the Trading Market for the Exchange Notes.

  There is no public market for the exchange notes, and there is no assurance that any such market will develop. The exchange notes will not be listed on any securities exchange, but are expected to be eligible for trading in the PORTAL market. If the exchange notes are traded after their initial issuance, they may trade at a discount from their price at the time the exchange offer is consummated, depending upon prevailing interest rates, the market for similar securities, Stater Bros.' performance and other factors. Stater Bros. has been advised by Banc of America Securities LLC, the initial purchaser of the outstanding notes, that it intends to make a market in the exchange notes after consummation of the exchange offer, as permitted by applicable laws and regulations. However, the initial purchaser is not obligated to do so and these market making activities may be discontinued at any time without notice. As a result, purchasers of the exchange notes may find it difficult to dispose of exchange notes without a discount.

  General declines in the market for similar securities may also adversely affect the liquidity of, and trading market for, the exchange notes. These declines may adversely affect liquidity and trading markets independent of Stater Bros.' financial performance and prospects.

Risks Related to the Supermarket Industry and Stater Bros.

Stater Bros.' Results are Subject to Risks Relating to Intense Competition and Narrow Profit Margins in the Supermarket Industry

  The supermarket industry is highly competitive and generally characterized by narrow profit margins. Stater Bros. competes with various types of retailers, including local, regional and national supermarket retailers, convenience stores, retail drug chains, general merchandisers and discount retailers, membership clubs and warehouse stores, some of which have greater resources than Stater Bros. Competitive factors in the supermarket industry include location, quality of products and service, price, variety of product offerings and supermarket conditions. In addition, the supermarket industry has undergone substantial consolidation, resulting in competitors with increased financial resources and purchasing power.

Stater Bros. is Heavily Dependent on Key Personnel

  Stater Bros.' success is largely dependent upon its senior management team, led by Jack H. Brown, Stater Bros.' Chairman of the Board, President and Chief Executive Officer, and other key managers. The loss of such persons could have a material adverse effect on Stater Bros.' operations.

Stater Bros. Results are Subject to Risks Relating to Santee Dairies

  Stater Bros. owns one-half of the equity interests in Santee Dairies, LLC, which owns and operates a fluid milk production facility through its wholly-owned subsidiary, Santee Dairies, Inc. ("Santee Dairies"). Stater Bros. is party to a requirements agreement under which it is obligated to purchase its fluid milk and certain other products from Santee Dairies at a price based upon Santee Dairies' direct and indirect costs. Delays and operational issues encountered by Santee Dairies in connection with the construction and opening of a new dairy during 1998 have caused Santee Dairies to increase product prices to enable it to meet its financial obligations. As a result, Stater Bros.' results of operations have been adversely affected. Final completion of the new dairy was achieved on April 30, 1999. Stater Bros. is not a guarantor of Santee Dairies' indebtedness and Santee Dairies' earnings are not a source of cash flow for Stater Bros. Nevertheless Stater Bros.' future results of operations could be adversely affected by problems at Santee Dairies as the result of its requirements agreement.

The Geographic Concentration of Stater Bros. Supermarkets Creates a Heavy Exposure to the Risks of the Local Economy

  An adverse change in the economy of Southern California or the Inland Empire would adversely impact Stater Bros. Stater Bros. does not have operations in other geographic areas to provide a cushion against the effect of local economic changes.

Prolonged Labor Disputes with Unionized Employees May Impede Stater Bros.' Ability to Timely Pay Interest on the Exchange Notes

  Substantially all of Stater Bros.' employees are represented by unions. Prolonged disputes between Stater Bros. and any of the unions representing its employees could have a material adverse effect on Stater Bros.' cash flow from operations and, as a result, its ability to pay interest on the exchange notes in a timely manner.

Stater Bros.' Operations Are Subject to Year 2000 Compliance Risks

  The efficient operations of Stater Bros. are dependent, in part, upon its information systems and upon the timely and consistent delivery of goods and services from its vendors, financial institutions and other companies. If Stater Bros.' information systems are not Year 2000 compliant or if companies conducting business with Stater Bros. are not Year 2000 compliant, interruptions caused by Year 2000 non-compliance may have a material adverse effect on Stater Bros.' operations, liquidity and financial condition.

                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

  On August 6, 1999, Stater Bros. sold $450.0 million in principal amount of the outstanding notes in a private placement through Banc of America Securities LLC to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act of 1933, and to limited persons outside the United States. In connection with the sale of the outstanding notes, Stater Bros. and Banc of America Securities LLC entered into a registration rights agreement dated as of August 6, 1999. Under that agreement, Stater Bros. must, among other things, file with the Commission a registration statement under the Securities Act of 1933 covering the exchange offer and use its best efforts to cause that registration statement to become effective under the Securities Act of 1933. Upon the effectiveness of that registration statement, Stater Bros. must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount of exchange notes.

  Stater Bros. is making the exchange offer to comply with its obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

  In order to participate in the exchange offer, an investor must represent to Stater Bros., among other things, that the investor:

  .  is not a broker-dealer;

  .  is not participating in a distribution of the exchange notes; and

  . is not an "affiliate" of Stater Bros. Holdings Inc., as the term is defined in Rule 144A under the Securities Act of 1933.

Resale of the Exchange Notes

  Based on previous interpretations by the staff of the Commission set forth in no-action letters issued to third parties, Stater Bros. believes that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by investors, unless they are affiliates of Stater Bros., without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that the representations set forth in "Purpose and Effect of the Exchange Offer" apply.

  If holders tender in the exchange offer with the intention of participating in a distribution of the exchange notes, they cannot rely on the interpretation by the staff of the Commission as set forth in the no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. In the event that Stater Bros.' belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act of 1933 and without an exemption from registration under the federal securities laws may incur liability under these laws. Stater Bros. does not assume, nor will it indemnify investors against, this liability.

  The exchange offer is not being made to, nor will Stater Bros. accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, Stater Bros. has agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act of 1933.

Terms of the Exchange Offer

  Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, Stater Bros. will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. Stater Bros. will issue $1,000 in principal amount of exchange notes in exchange for an equal principal amount of outstanding notes tendered and accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer in any denomination of $1,000 or in integral multiples thereof.

  In addition, in connection with any resales of exchange notes, any broker-dealer who acquired outstanding notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements for the exchange notes, other than a resale of an unsold allotment from the original sales of outstanding notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, Stater Bros. is required to allow participating broker-dealers, and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes. However, Stater Bros. is not required to amend or supplement this prospectus for a period exceeding 90 days after the date of the last expiration date. The
term "expiration date" means 5:00 p.m., New York City time, on       , 1999
unless Stater Bros., in its sole discretion, extends the exchange offer. If Stater Bros. extends the exchange offer, the "expiration date" will be 5:00 p.m., New York City time, on the latest date to which the exchange offer is extended. The expiration date will be at least 30 days from the date that this prospectus is mailed to the holders of the outstanding notes.

  If Stater Bros. consummates the exchange offer on or before February 2, 2000, it will not be required to file a shelf registration statement to register any outstanding notes. The interest rate on any outstanding notes will remain at the initial level of 10 3/4% per annum. The exchange offer will be deemed to have been consummated when Stater Bros. has exchanged, pursuant to the exchange offer, exchange notes for outstanding notes that have been properly tendered and not withdrawn by the expiration date. In this event, holders of outstanding notes not participating in the exchange offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

  The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will not bear legends restricting the transfer thereof. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

  As of the date of this prospectus, $450,000,000 aggregate principal amount of the outstanding notes are outstanding and there is one registered holder thereof. In connection with the issuance of the outstanding notes, Stater Bros. arranged for the outstanding notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages Market. The PORTAL market is the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A. The exchange notes will also be issuable and transferable in book-entry form through DTC.

  Stater Bros. will be deemed to have accepted validly tendered outstanding notes when, as and if it gives oral or written notice of acceptance to the exchange agent. See "--Exchange Agent." The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from Stater Bros. and delivering exchange notes to the holders.

  If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

  Holders of outstanding notes who tender in the exchange offer will not be required to pay:

  .  brokerage commissions or fees; or

  . transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer, subject to the instructions in the accompanying letter of transmittal.

  Stater Bros. will pay all charges and expenses, other than specified taxes, in connection with the exchange offer. See "--Fees and Expenses."

  Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Stater Bros. intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission interpreting the Exchange Act. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.

Expiration Date; Extensions; Amendments

  The term "expiration date" means 5:00 p.m. New York City time, on       ,
1999 unless Stater Bros., in its sole discretion, extends the exchange offer. If Stater Bros. extends the exchange offer, the "expiration date" will be 5:00 p.m. New York City time on the latest date to which the exchange offer is extended.

  If Stater Bros. extends the expiration date, it will:

  .  notify the exchange agent of any extension by oral or written notice;
     and

  . mail an announcement of the extension to the record holders of outstanding notes prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  Any announcement may state that Stater Bros. is extending the exchange offer for a specified period of time.

  If any of the conditions listed under "Conditions to the Offer" occur and are not waived by Stater Bros., by giving oral or written notice to the exchange agent, Stater Bros. reserves the right:

  .  to delay acceptance of any outstanding notes;

  .  to extend the exchange offer;

  .  to terminate the exchange offer;

  .  to refuse to accept outstanding notes not previously accepted; and

  . to amend the terms of the exchange offer in any manner it deems to be advantageous to the holders of the outstanding notes.

  Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If the exchange offer is amended in a manner Stater Bros. determines constitutes a material change, it will promptly disclose the amendment in a way reasonably calculated to inform holders of the amendment.

  Without limiting the manner in which Stater Bros. may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, Stater Bros. has no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service or PR Newswire.

Interest on the Exchange Notes

  The exchange notes will bear interest from the last interest payment date on which interest was paid on the outstanding notes. If interest has not yet been paid, the outstanding notes will bear interest from August 6, 1999. Interest will be paid with the first interest payment on the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

  The exchange notes will bear interest at a rate of 10 3/4% per annum. Interest on the exchange notes will be payable semi-annually, in arrears, on each February 15 and August 15 following the consummation of the exchange offer. Untendered outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will bear interest at a rate of 10 3/4% per annum after the expiration date.

Procedures for Tendering Outstanding Notes

  To tender in the exchange offer, holders must do the following:

  .  complete, sign and date the letter of transmittal, or a facsimile of it;

  . have the signatures guaranteed, if required by the letter of transmittal; and

  . mail or deliver the letter of transmittal, or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent.

  The exchange agent must receive these documents by 5:00 p.m., New York City time, on the expiration date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account via the ATOP system in accordance with DTC's transfer procedure. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or its facsimile, with any required signature guarantees and documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

  Tender of outstanding notes by a holder will constitute an agreement between the holder and Stater Bros. in accordance with the terms and subject to the conditions in this prospectus and in the letter of transmittal.

  Delivery of all documents must be made to the exchange agent at its address listed in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect tender for them.

  The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is up to each holder. However, holders also bear the risks of non-delivery. Instead of delivery by mail, Stater Bros. recommends use of an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery. No letter of transmittal should be sent to Stater Bros.

  Only a holder of outstanding notes may tender outstanding notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on Stater Bros.' books or any other person who has obtained a properly completed bond power from the registered holder or any person whose outstanding notes are held of record by DTC who desires to deliver the outstanding notes by book-entry transfer at DTC.

  Any beneficial holder whose outstanding notes are registered in the name of the holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the holder's behalf. If the beneficial holder wishes to tender on the holder's own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the outstanding notes tendered are:

  . tendered by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .  tendered for the account of an "eligible institution."

An eligible institution is:

  . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  . a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or

  . an "eligible institution" that is a participant in a recognized medallion signature guarantee program.

  If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes tendered must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes.

  If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person should indicate this when signing, and unless waived by Stater Bros., submit evidence satisfactory to Stater Bros. of that person's authority to so act with the letter of transmittal.

  Stater Bros. will determine, in its sole discretion, all questions as to the validity, form, and eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes. Stater Bros.' determination will be final and binding. Stater Bros. reserves the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes of which acceptance would, in the opinion of Stater Bros.' counsel, be unlawful. Stater Bros. also reserves the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Stater Bros.' interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time as Stater Bros. determines. Neither Stater Bros., the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes. Additionally, none of them will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until these irregularities have been cured or waived. Any outstanding notes received by the exchange agent that have defects or irregularities not cured or waived by Stater Bros. will be returned to holders without cost by the exchange agent, unless otherwise provided in the letter of transmittal as soon as practicable after the expiration date.

  In addition, Stater Bros. reserves the right in its sole discretion to:

  . purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

  . terminate the exchange offer according to the terms in "--Conditions to the Offer"; and

  . to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

  The terms of any of these purchases or offers may differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

  If holders wish to tender their outstanding notes and either their outstanding notes are not immediately available, or they cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if they cannot complete the procedure for book-entry transfer on a timely basis, they may effect a tender if:

  .  the tender is made through an eligible institution;

  . prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, unless the book-entry transfer procedures are to be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  . the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificates representing all tendered outstanding notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of outstanding notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

  If holders wish to tender their outstanding notes according to the guaranteed delivery procedures, they should make request to the exchange agent and a notice of guaranteed delivery will be sent to them.

Withdrawal of Tenders

  Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

  To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address given in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person having deposited the outstanding notes to be withdrawn;

  . identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

  . be signed by the depositor in the same manner as the original signature on the letter of transmittal by tendering the outstanding notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the outstanding notes to register the transfer of the outstanding notes into the name of the depositor withdrawing the tender; and

  . specify the name in which any outstanding notes are to be registered, if different from that of the depositor.

  All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by Stater Bros., and will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the outstanding notes previously withdrawn are validly re-tendered. Any outstanding notes that have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering Outstanding Notes" at any time prior to the expiration date.

Conditions to the Offer

  Regardless of any other term of the exchange offer, Stater Bros. is not required to accept for exchange or to exchange any outstanding notes that are not accepted for exchange according to the terms of the exchange offer. Additionally, Stater Bros. may terminate or amend the exchange offer as provided in this prospectus before accepting the outstanding notes if:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in Stater Bros.' judgment, might materially impair its ability to proceed with the exchange offer; or

  . any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in Stater Bros.' judgment, might materially impair its ability to proceed with the exchange offer.

  These conditions are for Stater Bros.' sole benefit. Stater Bros. may assert them in whole or in part at any time and from time to time, in its sole discretion. Stater Bros.' failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and the right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, Stater Bros. will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time of tender:

  . a stop order is threatened by the Commission or is in effect for the registration statement that this prospectus is a part of; or

  . a stop order is threatened or in effect regarding qualification of the indenture under the Trust Indenture Act of 1939, as amended.

  If Stater Bros. determines that it may terminate or amend the exchange offer, it may:

  . refuse to accept any outstanding notes and return any tendered outstanding notes to the holder;

  . extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes;

  . waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn; or

  . amend the exchange offer at any time prior to 5:00 p.m. New York City time on the expiration date.

  If the waiver or amendment constitutes a material change in the exchange offer, Stater Bros. will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes, and Stater Bros. will extend the exchange offer for a period of five to ten business days, if the exchange offer would otherwise expire during that period, depending on the significance of the waiver or amendment and the manner of disclosure to the registered holders of the outstanding notes.

  The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

  IBJ Whitehall Bank & Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

  By Mail, Overnight Courier or Hand Delivery:

  IBJ Whitehall Bank & Trust Company
  1 State Street
  New York, NY 10004
  Attention: Customer Service
  Telephone number: (212) 858-2103
  Facsimile transmission: (212) 858-2611

Fees and Expenses

  Stater Bros. will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by Stater Bros. officers and regular employees and Stater Bros.' affiliates in person, by telegraph or by telephone.

  Stater Bros. will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. Stater Bros. will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. Stater Bros. may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

  Stater Bros. will pay the fees and expenses incurred in connection with the exchange offer, for the following:

  .  the exchange agent;

  .  the trustee;

  .  accounting; and

  .  legal services.

  Stater Bros. will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The amount of these transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder if:

  . certificates representing exchange notes or outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

  . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer.

  If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

  The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in Stater Bros.' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Stater Bros. upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by Stater Bros. over the term of the exchange notes under generally accepted accounting principles.

                                CAPITALIZATION

  The following table sets forth the unaudited capitalization of Stater Bros. as of June 27, 1999 on an actual basis and on a pro forma basis after giving effect to the related transactions and the application of the proceeds from the offering of the outstanding notes as if they had occurred on June 27, 1999. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Stater Bros.' consolidated financial statements.


                                                            As of June 27, 1999
                                                            -------------------
                                                             Actual   Pro Forma
                                                            --------  ---------
                                                              (In thousands)
Cash and cash equivalents(1)............................... $ 55,427  $ 50,948
                                                            ========  ========
Long-term debt (including current maturities):
  Capital lease obligations(2)............................. $  4,688  $ 18,117
  New Credit Facility(3)...................................      --        --
  11% Senior Notes due 2001................................  165,000     5,148
  10 3/4% Senior Notes due 2006............................      --    450,000
  9% Senior Subordinated Notes due 2004....................  100,000       --
                                                            --------  --------
    Total long-term debt...................................  269,688   473,265
Stockholders' deficit(4)...................................  (24,821)  (41,908)
                                                            --------  --------
    Total capitalization................................... $244,867  $431,357
                                                            ========  ========

--------
(1) Pro forma cash and cash equivalents reflect year-to-date expenditures of $10.6 million for capital expenditures related to the acquisition. As a result, pro forma cash and cash equivalents reflect the use of $15.1 million for the related transactions less Stater Bros.' year-to-date expenditure of $10.6 million for capital expenditures related to the acquisition.

(2) Pro forma amount includes the assumption of $13.4 million of capitalized lease obligations related to the acquisition.

(3) On August 6, 1999, Stater Bros. Markets entered into a new unsecured bank credit facility with Bank of America. The new credit facility consists of a $50.0 million credit facility with an additional $25.0 million facility available for the issuance of commercial and standby letters of credit. The term of the new credit facility is three years. It is expected that borrowings under the new credit facility will be used for certain working capital and corporate purposes. At August 17, 1999, there were no revolving borrowings outstanding thereunder and the aggregate amount of all letters of credit issued thereunder was approximately $10.0 million. See "Description of Certain Indebtedness."

(4) Pro forma amount reflects the following extraordinary charges, net of taxes, associated with the related transactions: (i) a $6.0 million write-off of deferred financing fees associated with the 11% senior notes, the 9% senior subordinated notes and the existing bank credit facility and
    (ii) $11.1 million of estimated aggregate tender premiums associated with the tender offer.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The following tables provide pro forma financial data for Stater Bros. reflecting the completion of the Acquisition Transactions. The pro forma earnings and operating information for the 52 weeks ended September 27, 1998 gives effect to the Acquisition Transactions as if they had occurred September 30, 1997. The pro forma earnings and operating information for the 39 weeks ended June 27, 1999 gives effect to the Acquisition Transactions as if they had occurred as of September 28, 1998 and the pro forma balance sheet information as of June 27, 1999 gives effect to the Acquisition Transactions as if they had occurred on June 27, 1999. This pro forma information, while helpful in illustrating the financial characteristics of Stater Bros. after the completion of the Acquisition Transactions under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Stater Bros. would have been had the Acquisition Transactions actually occurred as of or on the dates stated above. For a discussion of factors that could impact the accuracy of the pro forma financial information, see "Risk Factors--Risk Related to the Acquisition." The information in the following tables is based on historical financial information of Stater Bros. The information for Albertson's Stores and Lucky Stores is derived from the historical financial information included in this prospectus. Investors should read the following tables in connection with this historical financial information and with the more detailed financial information Stater Bros. has provided in this document.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (As of June 27, 1999)

                                              Historical
                            -----------------------------------------------   Pro Forma     Stater Bros.
                            Stater Bros. Albertson's(a) Lucky(a)  Combined   Adjustments     Pro Forma
                            ------------ -------------- --------  ---------  -----------    ------------
                                                        (In thousands)
          ASSETS:
          -------
 Current assets
  Cash and cash
   equivalents...........    $  55,427      $     --    $     --  $  55,427   $  (4,479)(b)  $  50,948
  Receivables............       21,636            --          --     21,636      11,874 (c)     33,510
  Inventories............      113,048        36,236       7,900    157,184       8,306 (d)    165,490
  Prepaid expenses.......        6,588           747         239      7,574        (986)(e)      6,588
  Deferred income taxes..        4,589            --          --      4,589          --          4,589
  Properties held for
   sale..................        1,251            --          --      1,251          --          1,251
  Other current assets...           --         1,214         884      2,098      (2,098)(e)         --
                             ---------      --------    --------  ---------   ---------      ---------
  Total current assets...      202,539        38,197       9,023    249,759      12,617        262,376
 Investment in
  unconsolidated
  affiliate..............        9,396            --          --      9,396          --          9,396
 Property and equipment
  Land...................       17,287        23,186       2,598     43,071       2,643 (f)     45,714
  Buildings and
   improvements..........       99,378        56,156       7,235    162,769       5,546 (f)    168,315
  Store fixtures and
   equipment.............      126,723        53,706      27,771    208,200     (53,004)(f)    155,196
  Property subject to
   capital leases, net...       14,368         5,617       4,933     24,918       1,966 (f)     26,884
                             ---------      --------    --------  ---------   ---------      ---------
                               257,756       138,665      42,537    438,958     (42,849)       396,109
  Less accumulated
   depreciation and
   amortization..........     (116,901)      (59,229)    (18,663)  (194,793)     77,892 (g)   (116,901)
                             ---------      --------    --------  ---------   ---------      ---------
 Net property and
  equipment..............      140,855        79,436      23,874    244,165      35,043        279,208
 Deferred income taxes...        2,449            --          --      2,449          --          2,449
 Deferred debt issuance
  costs, net.............       10,185            --          --     10,185       6,215 (h)     16,400
 Lease guarantee escrow..       10,957            --          --     10,957          --         10,957
 Other assets............        5,871            --          --      5,871       1,069 (i)      6,940
                             ---------      --------    --------  ---------   ---------      ---------
 Total assets............    $ 382,252      $117,633    $ 32,897  $ 532,782   $  54,944      $ 587,726
                             =========      ========    ========  =========   =========      =========

      LIABILITIES AND
 STOCKHOLDERS' (DEFICIT):
 ------------------------
 Current liabilities
  Accounts payable.......    $  65,728      $     --    $     --  $  65,728   $  18,984 (j)  $  84,712
  Accrued payroll and
   related expenses......       27,804            --          --     27,804          --         27,804
  Other accrued
   liabilities...........       31,989         5,239         331     37,559      (5,570)(e)     31,989
                             ---------      --------    --------  ---------   ---------      ---------
  Total current
   liabilities...........      125,521         5,239         331    131,091      13,414        144,505
 Net purchase obligation.           --       104,673      26,858    131,531    (131,531)(k)         --
 Long-term debt,
  including current
  portion................      265,000            --          --    265,000     190,148 (l)    455,148
 Capital lease
  obligations, including
  current portion........        4,688         7,721       5,708     18,117          --         18,117
 Long-term portion of
  self-insurance and
  other reserves.........        8,284            --          --      8,284          --          8,284
 Other long-term
  liabilities............        3,580            --          --      3,580          --          3,580
 Stockholders' (deficit)
  Class A Common Stock...            1            --          --          1          --              1
  Additional paid-in
   capital...............       12,715            --          --     12,715          --         12,715
  Retained earnings
   (deficit).............      (37,537)           --          --    (37,537)    (17,087)(m)    (54,624)
                             ---------      --------    --------  ---------   ---------      ---------
  Total stockholders'
   (deficit).............      (24,821)           --          --    (24,821)    (17,087)       (41,908)
                             ---------      --------    --------  ---------   ---------      ---------
 Total liabilities and
  stockholders'
  (deficit)..............    $ 382,252      $117,633    $ 32,897  $ 532,782   $  54,944      $ 587,726
                             =========      ========    ========  =========   =========      =========


footnotes on following page

--------
(a) Reflects the financial position of Albertson's Stores and Lucky Stores as of April 29, 1999 and May 1, 1999, respectively.
(b) The net adjustments to cash and cash equivalents are anticipated to be as follows:

     Increases:
     Offering of outstanding notes.................................. $ 450,000
                                                                     ---------
       Total increases.............................................. $ 450,000
     Decreases:
     Repurchase of 11% Senior Notes and 9% Senior Subordinated
      Notes......................................................... $(259,852)
     Acquisition consideration(1)...................................  (133,613)
     Capital expenditures(2)........................................   (24,198)
     Tender premiums(3).............................................   (18,777)
     Estimated fees and expenses....................................   (16,400)
     Other, net(4)..................................................    (1,639)
                                                                     ---------
       Total decreases..............................................  (454,479)
                                                                     ---------
     Net adjustment to cash and cash equivalents.................... $  (4,479)
                                                                     =========

  --------
  (1) Reflects the purchase of property, plant and equipment ($94.9 million) and the estimated value of inventories at closing ($38.7 million).
  (2) Reflects capital expenditures related to the acquisition which are expected to be incurred after June 27, 1999.
  (3) As of July 30, 1999, Stater Bros. had received the consents and tenders from holders of approximately $159.9 million and holders of $100.0 million of the outstanding principal amount of the 11% senior notes and the 9% senior subordinated notes, respectively. The 11% senior notes and the 9% senior subordinated notes mature on March 1, 2001 and July 1, 2004, respectively. Stater Bros. may choose to defease any outstanding 11% senior notes that are not purchased pursuant to the tender offer, in accordance with the applicable indenture.
  (4) Reflects estimated post-closing adjustments related to the acquisition.

(c) Reflects the income tax receivable associated with the write-off of deferred financing fees and the tender premiums related to the tender offer.

(d) Reflects an estimated increase associated with certain warehouse inventories ($17.8 million) offset in part by the anticipated write-down of Albertson's and Lucky's private label and other inventories ($9.5 million).

(e) Reflects the elimination of certain net accrued real estate liabilities which are obligations of the previous owner of the acquired stores.

(f) Reflects purchase accounting adjustments associated with the acquisition.

(g) Reflects the elimination of the accumulated depreciation and amortization associated with the fixed assets of the acquired stores.

(h) Reflects the write-off of deferred financing fees ($10.2 million) and the addition of issuance costs associated with the related transactions ($16.4 million).

(i) Reflects the assumed value of liquor licenses acquired in the acquisition.

(j) Reflects an increase in trade payables associated with the acquisition of inventories.

(k) Reflects the elimination of the net book value of the assets acquired.

(l) Reflects the retirement of a substantial portion of the 11% senior notes and the retirement of the 9% senior subordinated notes ($259.9 million) and the addition of the exchange notes ($450.0 million).

(m) Reflects the write-off (net of taxes) of deferred financing fees ($6.0 million) and the tender premiums related to the tender offer ($11.1 million).

                           STATER BROS. HOLDINGS INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            AND OTHER OPERATING DATA
                       52 WEEKS ENDED SEPTEMBER 27, 1998
               (In thousands, except per share and share amounts)

                                            Historical
                          ------------------------------------------------   Pro Forma     Stater Bros.
                          Stater Bros. Albertson's(a) Lucky(a)   Combined   Adjustments     Pro Forma
                          ------------ -------------- --------  ----------  -----------    ------------
                                                       (In thousands)
Sales...................   $1,726,107     $519,684    $149,562  $2,395,353   $    --        $2,395,353
Cost of sales...........    1,323,522      381,448     110,340   1,815,310      2,729 (b)    1,818,039
                           ----------     --------    --------  ----------   --------       ----------
Gross profit............      402,585      138,236      39,222     580,043     (2,729)         577,314
Operating expenses:
  Selling, general and
   administrative
   expenses.............      353,075      112,936      29,746     495,757      4,401 (c)      500,158
  Depreciation and
   amortization.........       15,434        9,150       2,734      27,318      1,073 (d)       28,391
                           ----------     --------    --------  ----------   --------       ----------
Operating profit........       34,076       16,150       6,742      56,968     (8,203)          48,765
Interest income.........        3,059                                3,059       (647)(e)        2,412
Interest expense........      (30,206)        (886)       (523)    (31,615)   (21,326)(f)      (52,941)
Equity in earnings
 (loss) from
 unconsolidated
 affiliate..............       (2,941)          --          --      (2,941)        --           (2,941)
Other, net..............            2           --          --           2         --                2
                           ----------     --------    --------  ----------   --------       ----------
Earnings (loss) before
 income taxes...........        3,990     $ 15,264    $  6,219      25,473    (30,176)          (4,703)
                                          ========    ========
Income taxes (benefit)..        1,459                                1,459     (3,387)(g)       (1,928)
                           ----------                           ----------   --------       ----------
Net earnings............   $    2,531                           $   24,014   $(26,789)(h)   $   (2,775)
                           ==========                           ==========   ========       ==========
Earnings (loss) per
 common share...........   $    50.62                                                       $   (55.50)
                           ==========                                                       ==========
Average number of shares
 outstanding............       50,000                                                           50,000
                           ==========                                                       ==========
Other Operating Data:
EBITDA(i)...............   $   52,569     $ 25,300    $  9,476  $   87,345   $ (7,777)      $   79,568
Depreciation and
 amortization...........   $   15,434     $  9,150    $  2,734  $   27,318   $  1,073       $   28,391



[footnotes on page 34]

                           STATER BROS. HOLDINGS INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            AND OTHER OPERATING DATA
                          39 WEEKS ENDED JUNE 27, 1999
               (In thousands, except per share and share amounts)

                                              Historical
                            ------------------------------------------------   Pro Forma     Stater Bros.
                            Stater Bros. Albertson's(a) Lucky(a)   Combined   Adjustments      ProForma
                            ------------ -------------- --------  ----------  -----------    ------------
Sales.....................   $1,324,358     $389,189    $110,445  $1,823,992   $              $1,823,992
Cost of sales.............    1,011,542      281,424      80,593   1,373,559      2,047 (b)    1,375,606
                             ----------     --------    --------  ----------   --------       ----------
Gross profit..............      312,816      107,765      29,852     450,433     (2,047)         448,386
Operating expenses:
 Selling, general and
  administrative expenses.      265,907       83,423      22,217     371,547      3,301 (c)      374,848
Depreciation and
 amortization ............       11,813        6,821       2,087      20,721        805 (d)       21,526
                             ----------     --------    --------  ----------   --------       ----------
Operating profit..........       35,096       17,521       5,548      58,165     (6,153)          52,012
Interest income...........        2,388                                2,388       (485)(e)        1,903
Interest expense..........      (22,699)        (651)       (386)    (23,736)   (15,995)(f)      (39,731)
Equity in earnings (loss)
 from unconsolidated
 affiliate................          924          --          --          924        --               924
Other, net................         (319)         --          --         (319)       --              (319)
                             ----------     --------    --------  ----------   --------       ----------
Earnings (loss) before
 income taxes.............       15,390     $ 16,870    $  5,162      37,422    (22,633)          14,789
                                            ========    ========
Income taxes (benefit)....        6,156                                6,156        (93)(g)        6,063
                             ----------                           ----------   --------       ----------
Net earnings..............   $    9,234                           $   31,266   $(22,540)(h)   $    8,726
                             ==========                           ==========   ========       ==========
Earnings (loss) per common
 share....................     $ 184.68                                                          $174.52
                             ==========                                                       ==========
Average number of shares
 outstanding..............       50,000                                                           50,000
                             ==========                                                       ==========
Other Operating Data:
 EBITDA(i)................   $   49,297     $ 24,342    $  7,635  $   81,274   $ (5,833)      $   75,441
 Depreciation and
  amortization............   $   11,813     $  6,821    $  2,087  $   20,721   $    805       $   21,526

[footnotes on following page]

--------
(a) Reflects, for the 52 weeks ended September 27, 1998 for Stater Bros. Holdings Inc., 52 weeks ended January 28, 1999 for the Albertson's Stores and 52 weeks ended January 30, 1999 for the Lucky Stores.

    Reflects, for the 39 weeks ended June 27, 1999 for Stater Bros. Holdings Inc., 39 weeks ended April 29, 1999 for the Albertson's Stores and 39 weeks ended May 1, 1999 for the Lucky Stores.

(b) Reflects the estimated additional warehousing and distribution costs associated with processing the product requirements of the acquired stores through Stater Bros.' warehouse and distribution facilities.

(c) Reflects estimated additional selling, general and administrative expenses required to support the acquired stores.

(d) Reflects an increase in depreciation and amortization.

(e) Reflects a reduction in interest income resulting from the use of cash and cash equivalents in connection with the related transactions.

(f) Reflects additional interest expense and amortization of debt issue costs from debt incurred to finance the transaction.

(g) Reflects the adjustment necessary to state the pro forma income taxes at an assumed rate of 41%.

(h) Excludes extraordinary loss from early extinguishment of debt of $17.1 million, net of income tax benefit of $11.9 million.

(i) EBITDA, as calculated per the definition of "Consolidated Cash Flow" contained in the indenture governing the exchange notes offered hereby, represents the sum of net loss, extraordinary (charge), income taxes, interest expense, depreciation and amortization and non-cash expenses (income). Stater Bros.' non-cash expenses (income) are reflected in other income (expense)--net and equity in earnings from unconsolidated affiliate. Stater Bros. has included information concerning EBITDA as it is relevant for covenant analysis under the exchange notes and because it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows as an indicator of Stater Bros.' operating performance.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table shows selected consolidated financial data and other information. The annual data for 1994 and 1995 are derived from audited consolidated financial statements not included in this prospectus. The annual data for 1996, 1997 and 1998 are derived from the audited consolidated financial statements of Stater Bros. and the related notes which appear elsewhere in this document. The information for the 39-week periods is derived from unaudited consolidated financial statements contained elsewhere in this document. In the opinion of management, such unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this data. The results for the 39 weeks ended June 27, 1999 are not necessarily indicative of the results for a full year or for any future period. Investors should read the complete historical financial statements included elsewhere in this prospectus and should read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appears elsewhere in the prospectus.

              SELECTED HISTORICAL FINANCIAL AND STATISTICAL DATA
                                OF STATER BROS.

                                                                                                      Unaudited
                                                                                                ----------------------
                                                   Fiscal Years Ended                              39 Weeks Ended
                          --------------------------------------------------------------------- ----------------------
                          September 25, September 24, September 29, September 28, September 27,  June 28,    June 27,
                              1994          1995         1996(1)        1997          1998         1998        1999
                          ------------- ------------- ------------- ------------- ------------- ----------  ----------
                                 (In thousands, except for other operating and financial data and store data)
Statement of Earnings
 Data:
Sales...................   $1,539,717    $1,579,895    $1,705,332    $1,717,924    $1,726,107   $1,285,048  $1,324,358
Cost of goods sold......    1,199,794     1,227,355     1,315,726     1,326,410     1,323,522      987,172   1,011,542
                           ----------    ----------    ----------    ----------    ----------   ----------  ----------
Gross profit............      339,923       352,540       389,606       391,514       402,585      297,876     312,816
Operating expenses:
 Selling, general and
  administrative
  expenses..............      297,474       308,332       328,242       333,199       353,075      261,216     265,907
 Depreciation and
  amortization..........       11,656        11,756        12,583        13,265        15,434       11,345      11,813
 Consulting fees(2).....          830         1,500         1,525         1,458            --           --          --
                           ----------    ----------    ----------    ----------    ----------   ----------  ----------
Total operating
 expenses...............      309,960       321,588       342,350       347,922       368,509      272,561     277,720
                           ----------    ----------    ----------    ----------    ----------   ----------  ----------
Operating profit........       29,963        30,952        47,256        43,592        34,076       25,315      35,096
Interest income.........          384           952         1,929         3,034         3,059        2,371       2,388
Interest expense........      (15,501)      (20,076)      (20,258)      (21,563)      (30,206)     (22,641)    (22,699)
Equity in earnings
 (loss) from
 unconsolidated
 affiliate..............         (592)         (980)       (1,624)       (2,313)       (2,941)      (2,692)        924
Other income (expense)--
 net....................          391            97          (172)           76             2           42        (319)
                           ----------    ----------    ----------    ----------    ----------   ----------  ----------
Income before income
 taxes, extraordinary
 charge and cumulative
 effect of a change in
 accounting for income
 taxes..................       14,645        10,945        27,131        22,826         3,990        2,395      15,390
Income taxes............        5,856         4,218        11,120         9,359         1,459          982       6,156
                           ----------    ----------    ----------    ----------    ----------   ----------  ----------
Income before
 extraordinary charge
 and cumulative effect
 of a change in
 accounting for income
 taxes..................        8,789         6,727        16,011        13,467         2,531        1,413       9,234
Extraordinary
 (charge)(3)............       (8,036)           --            --            --            --           --          --
Cumulative effect of a
 change in accounting
 for income taxes(4)....          372            --            --            --            --           --          --
                           ----------    ----------    ----------    ----------    ----------   ----------  ----------
Net income..............        1,125         6,727        16,011        13,467         2,531        1,413       9,234
Preferred dividends.....          327            --         4,111         6,166            --           --          --
                           ----------    ----------    ----------    ----------    ----------   ----------  ----------
Income available to
 common stockholders....   $      798    $    6,727    $   11,900    $    7,301    $    2,531   $    1,413  $    9,234
                           ==========    ==========    ==========    ==========    ==========   ==========  ==========
Earnings per common
 share before
 extraordinary charge
 and cumulative effect
 of a change in
 accounting for income
 taxes..................   $    84.62    $    67.27    $   165.28    $   146.02    $    50.62   $    28.26  $   184.68
Earnings per common
 share..................   $     7.98    $    67.27    $   165.28    $   146.02    $    50.62   $    28.26  $   184.68

                                                                                                    Unaudited
                                                                                                -------------------
                                                   Fiscal Years Ended                            39 Weeks Ended
                          --------------------------------------------------------------------- -------------------
                          September 25, September 24, September 29, September 28, September 27, June 28,   June 27,
                              1994          1995         1996(1)        1997          1998        1998       1999
                          ------------- ------------- ------------- ------------- ------------- --------   --------
                               (In thousands, except for other operating and financial data and store data)
Balance Sheet Data (end
 of period):
Cash and cash
 equivalents............    $ 21,289      $ 26,308      $ 45,279      $ 59,086      $ 57,281    $48,000    $55,427
Working capital.........      41,422        45,014        63,473        92,013        90,725     87,039     75,647
Total assets............     306,489       314,082       338,294       358,477       364,318    361,615    382,252
Total debt..............     175,342       174,186       173,099       271,917       270,660    270,976    269,688
Total stockholders'
 equity (deficit).......       6,851        13,578       (43,887)      (36,586)      (34,055)   (35,173)   (24,821)
Other Operating and
 Financial Data:
Sales increases
 (decreases):
 Total stores...........         0.9%          2.6%          7.9%          0.7%          0.5%      (0.6)%      3.1%
 Like stores (comparable
  52 weeks).............        (0.7)%         1.2%          6.3%          2.6%         (1.0)%     (1.8)%      2.5%
EBITDA (000s)(5)........    $ 42,003      $ 43,660      $ 61,768      $ 59,891      $ 52,569    $39,031    $49,297
Capital expenditures
 (000s).................      19,409        13,178        22,415        20,268        26,278     20,287     34,382
Gross profit as a
 percentage of sales....       22.08%        22.31%        22.85%        22.79%        23.32%     23.18%     23.62%
Selling, general and
 administrative expenses
 as a percentage of
 sales..................       19.32%        19.52%        19.25%        19.40%        20.46%     20.33%     20.08%
EBITDA as a percentage
 of sales...............        2.73%         2.76%         3.62%         3.49%         3.05%      3.04%      3.72%
Ratio of earnings to
 fixed charges(6).......       1.47x         1.36x         1.53x         1.23x         1.03x         --      1.42x
Store Data:
Number of stores (at end
 of period).............         111           110           110           110           112        112        112
Average sales per store
 (000s).................    $ 13,997      $ 14,298      $ 15,503      $ 15,617      $ 15,551    $11,474    $11,825
Average store size:
 Total square feet......      28,617        28,717        28,809        28,809        29,061     29,061     29,177
 Selling square feet....      20,708        20,773        20,845        20,845        20,991     20,991     21,047
Total square feet (at
 end of period) (000s)..       3,177         3,159         3,169         3,169         3,255      3,255      3,268
Total selling square
 feet (at end of period)
 (000s).................       2,299         2,285         2,293         2,293         2,351      2,351      2,357
Sales per average total
 square foot............    $    492      $    499      $    538      $    542      $    537    $   395    $   405
Sales per average
 selling square foot....    $    680      $    689      $    744      $    749      $    743    $   547    $   562

-------
(1) The year ending September 29, 1996 was a 53-week year, whereas fiscal 1994, 1995, 1997 and 1998 were 52-week years.

(2) During 1994, 1995, 1996 and 1997, consulting fees were paid pursuant to consulting agreements with La Cadena Investments and Craig Corporation. These consulting agreements were terminated on July 31, 1997.

(3) The extraordinary charge for 1994 represents an after-tax charge for the early retirement of debt.

(4) Stater Bros. adopted SFAS No. 109 ("Accounting For Income Taxes") effective at the beginning of the fiscal year ended September 25, 1994 as a cumulative effect of a change in accounting principles.

(5) EBITDA, as calculated per the definition of "Consolidated Cash Flow" contained in the indenture governing the exchange notes offered hereby, represents the sum of net income, cumulative effect of a change in accounting for income taxes, extraordinary (charge), income taxes, interest expense, depreciation and amortization and non-cash expenses (income). For each of the periods presented above, Stater Bros.' non-cash expenses (income) were reflected in other income (expense)--net and equity in earnings (loss) from unconsolidated affiliate. Stater Bros. has included information concerning EBITDA as it is relevant for covenant analysis under the exchange notes and because it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows as an indicator of Stater Bros.' operating performance.

(6) For purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary charges, amortization of previously capitalized interest and undistributed earnings or loss from less than 50% owned subsidiaries and includes fixed charges. Fixed charges consist of interest expense whether expensed or capitalized, amortization of deferred debt expense, preferred stock dividends adjusted to represent pre-tax earnings requirements and such portion of rental expenses as deemed by management to be representative of the interest factor in the particular case. Earnings were insufficient to cover fixed charges for the 39 weeks ended June 28, 1998 by approximately $1.1 million.

              SELECTED HISTORICAL FINANCIAL AND STATISTICAL DATA
                            OF THE ACQUIRED STORES

  The following tables show selected historical financial and statistical data for the stores to be acquired from Albertson's. This information is derived from the audited financial statements for stores to be acquired from Albertson's and the related notes which appear elsewhere in this prospectus. The data set forth below for the 13-week periods are derived from unaudited financial statements which are included elsewhere in this prospectus. In the opinion of management, such unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of this data. The results for the 13-week periods are not necessarily indicative of the results for a full year or for any future period. The other operating data information contained below are unaudited and are derived from their respective financial data. Investors should read the complete historical financial statements included elsewhere in this prospectus.

                                                                   Unaudited
                                                              --------------------
                                  Fiscal Years Ended             13 Weeks Ended
                          ----------------------------------- --------------------
                          January 30, January 29, January 28,  April 30,  April 29,
Albertson's Stores           1997        1998        1999       1998        1999
------------------        ----------- ----------- ----------- ---------  ---------
                                    (In thousands, except store data)
Statement of Store Level
 Earnings:
Sales....................  $474,928    $507,088    $519,684   $129,845   $130,612
Cost of sales(1).........   354,723     375,988     381,448     96,326     94,093
                           --------    --------    --------   --------   --------
Gross profit.............   120,205     131,100     138,236     33,519     36,519
Store operating
 expenses(2).............   105,685     115,832     122,972     29,902     30,292
                           --------    --------    --------   --------   --------
Store level earnings.....  $ 14,520    $ 15,268    $ 15,264   $  3,617   $  6,227
                           ========    ========    ========   ========   ========
Other Operating Data:
EBITDA(3)................  $ 23,005    $ 24,769    $ 25,300   $  6,092   $  8,660
Interest expense.........       966         929         886        226        214
Depreciation and
 amortization............     7,519       8,572       9,150      2,249      2,219

Store Data:
Number of stores (at end
 of period)..............        32          33          33         33         33

                                                                  Unaudited
                                                              -----------------
                                  Fiscal Years Ended            13 Weeks Ended
                          ----------------------------------- --------------------
                          February 1, January 31, January 30,   May 2,    May 1,
Lucky Stores                 1997        1998        1999       1998       1999
------------              ----------- ----------- ----------- ---------  ---------
                                    (In thousands, except store data)
Statement of Store Level
 Earnings:
Sales....................  $150,714    $144,510    $149,562   $ 37,904   $ 36,579
Cost of sales(1).........   111,313     108,073     110,340     28,668     26,964
                           --------    --------    --------   --------   --------
Gross profit.............    39,401      36,437      39,222      9,236      9,615
Store operating
 expenses(2).............    30,347      31,413      33,003      7,791      8,037
                           --------    --------    --------   --------   --------
Store level earnings.....  $  9,054     $ 5,024    $  6,219   $  1,445   $  1,578
                           ========    ========    ========   ========   ========
Other Operating Data:
EBITDA(3)................  $ 12,123    $  7,953    $  9,476   $  2,215   $  2,388
Interest Expense.........       563         545         523        132        127
Depreciation and
 amortization............     2,506       2,384       2,734        638        683

Store Data:
Number of stores (at end
 of period)..............         9          10          10         10         10

--------
(1) Includes an allocation for warehouse and transportation expenses.
(2) Includes depreciation and amortization and interest expense related to capital lease obligations.
(3) EBITDA represents the sum of store level earnings, interest expense and depreciation and amortization. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows as an indicator of operating performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

  The following table sets forth certain income statement components expressed as a percent of sales for the 53-week fiscal year ended September 29, 1996, the 52-week fiscal years ended September 27, 1998 and September 28, 1997 and the thirty-nine weeks ended June 28, 1998 and June 27, 1999.

                                      Fiscal Year Ended        39 Weeks Ended
                                ----------------------------- -----------------
                                Sept. 29, Sept. 28, Sept. 27, June 28, June 27,
                                  1996      1997      1998      1998     1999
                                --------- --------- --------- -------- --------
Sales..........................  100.00%   100.00%   100.00%   100.00%  100.00%
Gross profit...................   22.85     22.79     23.32     23.18    23.62
Operating expenses:
  Selling, general and
   administrative expense......   19.25     19.40     20.46     20.33    20.08
  Depreciation and
   amortization................     .74       .77       .89       .88      .89
  Consulting fees..............     .09       .08        --        --       --
Operating profit...............    2.77      2.54      1.97      1.97     2.65
Interest income................     .11       .18       .18       .19      .18
Interest (expense).............   (1.19)    (1.26)    (1.75)    (1.76)   (1.72)
Equity in (loss) from
 unconsolidated affiliate......    (.10)     (.13)     (.17)     (.21)     .07
Other income (expense)--net....      --        --        --        --     (.02)
Earning before income taxes....    1.59%     1.33%      .23%      .19%    1.16%

39 Weeks Ended June 28, 1998 and June 27, 1999

  Sales. Total sales for the thirty-nine weeks year to date ended June 27, 1999 increased 3.06% and amounted to $1,324.4 million, compared to $1,285.1 million for the same period in 1998. Like store sales increased 2.51% for the year to date period. The increase in sales in the thirty-nine week year to date period was due to favorable customer response to Stater Bros.' marketing plan, which emphasizes Stater Bros.' high quality and expanded product selections in the produce and other perishable departments and the opening of a new replacement supermarket, which opened in December 1998. Stater Bros. operated 112 supermarkets at June 27, 1999 and June 28, 1998.

  Gross Profit Margin. Gross profit margin for the thirty-nine week year to date period increased to $312.8 million or 23.62% of sales in 1999, compared to $297.9 million or 23.18% of sales in the prior year. Gross profit margin for the thirty-nine week year to date period was favorably impacted by the 1999 marketing plan which features the perishable departments which typically have higher gross margins as a percent of sales, and by lower costs in the warehousing and transportation departments. Additionally, 1999 gross profit margin was reduced by approximately $8.2 million for the thirty-nine weeks year to date from a temporary increase in the cost of products purchased by Stater Bros. from Santee Dairies, compared to $1.2 million for the 1998 thirty-nine weeks year to date.

  Operating Expenses. Operating expenses include selling, general and administrative expenses and depreciation and amortization expenses. For the thirty-nine week year to date period, selling, general and administrative expenses amounted to $265.9 million or 20.08% of sales, compared to $261.2 million or 20.33% of sales for the like period of the prior year. The reduction in selling, general and administrative expenses in 1999 when compared to 1998 was due to cost savings, primarily in labor and advertising expenses which were partially offset by costs and expenses incurred to operate at the higher sales level and contractual wage rate increases in collective bargaining agreements.

  Depreciation and amortization expenses amounted to $11.8 million for the year to date period ended June 27, 1999. Depreciation and amortization expense amounted to $11.4 million for the corresponding year to date period of the prior year. Depreciation and amortization included amortization of approximately $250,000 per quarter from a prepaid five-year covenant not to compete between Stater Bros. and Craig Corporation which became effective in March 1994 and terminated in March 1999.

  Operating Profit. Operating profits for the thirty-nine weeks year to date ended June 27, 1999 amounted to $35.1 million or 2.65% of sales, compared to $25.3 million or 1.97% of sales for the like period in 1998.

  Interest Expense. Interest expense for the year to date periods of 1999 and 1998 amounted to $22.7 million and $22.6 million, respectively. Interest expense in the year to date periods includes amortization of $2.1 million in 1999 and 1998 from fees and expenses incurred to acquire debt.

  Santee Dairies, LLC. Stater Bros.' equity in earnings from Santee Dairies, its unconsolidated affiliate, amounted to $924,000 for the thirty-nine week year to date period in 1999, compared to a loss of $2.7 million for the thirty-nine week year to date period in 1998. The 1999 earnings of Santee Dairies were favorably impacted by temporary increases in the cost of products Santee Dairies charged to its two owners, Hughes Family Markets and Stater Bros. Markets, which amounted to approximately $11.4 million (pre-tax) for the thirty-nine week year to date period. In March 1998, Santee Dairies vacated its Los Angeles, California facility and moved into a newly constructed facility in City of Industry, California. Santee Dairies has incurred expenses associated with commissioning the new facility and transferring and integrating the production of dairy products into the new facility. From June 1998 through January 1999, Stater Bros. accepted and paid approximately $1.0 million per month as a result of a temporary increase in the cost of products it purchased from Santee Dairies. Beginning in February 1999, the temporary increase in the cost of products purchased from Santee Dairies by Stater Bros. decreased to approximately $800,000 per month. The temporary increase in the cost of products purchased from Santee Dairies is included in Stater Bros. cost of goods sold and amounted to approximately $8.2 million for the 1999 year to date period compared to $1.2 million for the year to date period of fiscal 1998. Stater Bros. believes that the temporary increase in the cost of products purchased from Santee Dairies by Stater Bros. will eventually be eliminated, but no assurances can be given that the temporary price increase will be eliminated. Stater Bros. continues to explore alternatives available to it regarding its investment in Santee Dairies. For further information concerning Stater Bros. arrangements with Santee Dairies, see "Business-- Santee Dairies, LLC"

  Income Before Income Taxes. Income before income taxes amounted to $15.4 million and $2.4 million for the year to date periods of 1999 and 1998, respectively.

  Net Income. Net income for the year to date periods for 1999 and 1998, amounted to $9.2 million and $1.4 million, respectively.

Fiscal Years Ended September 27, 1998, September 28, 1997 and September 29,
1996

  Sales. Total sales amounted to $1.726 billion in the 52-week 1998 fiscal year compared to $1.718 billion in the 52-week 1997 fiscal year and $1.705 billion in the 53-week 1996 fiscal years. Like-store sales for comparable 52-week periods decreased 1.0% in 1998 compared to increases of 2.6% in fiscal 1997 and 6.3% in fiscal 1996. The increase in like-store sales in fiscal 1997 and 1996 was due to many factors, including slight improvements in the Southern California economy and favorable customer response to Stater Bros.' merchandising expansion and upgrading program. This included expanding product offerings in the deli, bakery, frozen foods and dairy departments and continuing with the introduction of fresh cut flowers and prepackaged vegetables into most of Stater Bros.' supermarkets. Additionally, like store sales were impacted by the departure of a competitor from the market place.

  During the second quarter of fiscal 1996, Smith's Food & Drug ("Smith's"), announced the termination of its Southern California operations and began closing all of its supermarkets located in Southern California. Approximately fifteen Smith's supermarkets competed with Stater Bros. As of September 29, 1996, nine Smith's supermarkets remained closed and as of September 28, 1997, five Smith's supermarkets remained closed. Sales for fiscal 1997 and 1998 were adversely affected as competitors periodically acquired and reopened the vacated

Smith's supermarkets. Management believes it has been successful in attracting and retaining many of the previous Smith's customers to its supermarkets.

  Gross Profit Margin. Stater Bros.' gross profit margin increased to 23.32% of sales in fiscal 1998 compared to 22.79% of sales in 1997 and 22.85% of sales in 1996. The increase in gross profit, as a percentage of sales in fiscal year 1998 was due to the introduction of higher gross margin products achieved through Stater Bros.' merchandising expansion and upgrading programs. The decrease in gross profit as a percentage of sales in 1997 when compared to 1996, was due to aggressive competitive pricing in selected areas of Southern California in the third and fourth quarters of fiscal 1997. Stater Bros. adjusts its pricing strategy as necessary to retain its "every day low price" marketing position.

  Operating Expenses. In fiscal 1998, selling, general and administrative expenses amounted to 20.46% of sales compared to 19.40% of sales in 1997 and 19.25% of sales in 1996. Selling, general and administrative expenses for fiscal 1998 included expenses incurred to operate two additional supermarkets and non-recurring advertising expenses of approximately $2.1 million incurred in the second and third quarters to re-affirm Stater Bros.' strategy of "every day low price" leadership in its primary marketing areas. Additionally, commencing in April 1998, Stater Bros. was required to resume employer contributions of approximately $750,000 per month to a previously over-funded collective bargaining pension trust. Such employer contributions had been suspended since 1994. In fiscal 1997, selling, general and administrative expenses increased as a percentage of sales due to contractual increases in collective bargaining employees rates of pay and increases in fixed expenses such as rent expense, utilities, depreciation and supermarket supplies.

  Depreciation and amortization expenses include amortization of $1.0 million in fiscal 1998, 1997 and 1996, from a $5.0 million prepaid five-year covenant not to compete included in a consulting agreement between Stater Bros. and a former stockholder.

  Operating Profit. Operating profit amounted to $34.1 million or 1.97% of sales in 1998 compared to $43.6 million or 2.54% of sales in 1997 and $47.3 million or 2.77% of sales in 1996.

  Interest Expense. Interest expense increased in fiscal 1998 due to the issuance, in July 1997, of $100.0 million of the 9% senior subordinated notes. Interest expense included amortization of fees and expenses incurred to acquire debt of $2.8 million in 1998, $1.5 million in 1997 and $1.2 million in 1996.

  Santee Dairies, LLC. The increase in Stater Bros.' equity in loss from unconsolidated affiliate in fiscal years 1998, 1997 and 1996 relates to Stater Bros.' investment at September 27, 1998 of $8.5 million in Santee Dairies, LLC. Santee Dairies, a wholly-owned subsidiary of Santee Dairies LLC, moved from its previous facility in Los Angeles to a newly constructed facility in the City of Industry in March 1998. Santee Dairies' decision to move reduced the economic lives of certain assets associated with its former facility, thereby increasing depreciation in 1996, 1997 and 1998. The decision to move also resulted in increased rent expense during a two year lease extension that was required while the new facility was constructed. During fiscal 1998, Stater Bros.' equity in loss from unconsolidated affiliate included its share of Santee Dairies' costs and expenses incurred to relocate to the new facility and costs incurred to start up and commission the new plant. Since June 1998, Stater Bros. has incurred increased prices for fluid milk and other products purchased pursuant to a requirements contract with Santee Dairies, as the result of delays and higher-than-anticipated start-up and operating costs of the new Santee Dairies facility.

  Income Before Income Taxes. Income before income taxes amounted to $4.0 million, $22.8 million and $27.1 million for the 1998, 1997 and 1996 fiscal years, respectively.

  Net Income. Net income amounted to $2.5 million in 1998, $13.5 million in 1997 and $16.0 million in 1996.

Liquidity and Capital Resources

  Working Capital Requirements. Stater Bros. historically has funded its daily cash flow requirements through funds generated from operations and from borrowings from short-term revolving credit facilities. Stater Bros.' existing credit agreement as amended, expires in June 2000, and consists of a revolving credit facility for working capital of $15.0 million, all of which was available at June 27, 1999, and a standby letter of credit facility with a maximum availability of $25.0 million, of which $14.2 million was available at June 27, 1999. The standby letter of credit facility is maintained pursuant to Stater Bros.' workers' compensation and general liability self-insurance requirements.

  Stater Bros. did not have short-term borrowings outstanding at June 27, 1999 or at fiscal years end 1998, 1997 and 1996, and Stater Bros. did not incur short-term borrowings during the 1999 interim period or during fiscal 1998, 1997 and 1996.

  On August 6, 1999, Stater Bros. Markets entered into a new unsecured bank credit facility with Bank of America. The new credit facility consists of a $50.0 million revolving unsecured credit facility with an additional $25.0 million facility available for the issuance of commercial and standby letters of credit. The term of the new credit facility is three years. It is expected that borrowings under the new credit facility will be used for certain working capital and corporate purposes. At August 17, 1999 there were no revolving borrowings outstanding thereunder and the aggregate amount of all letters of credit issued thereunder was approximately $10.0 million. See "Description of Certain Indebtedness."

  Working capital amounted to $90.7 million at September 27, 1998, $92.0 million at September 28, 1997, $63.5 million at September 29, 1996 and $75.7 million at June 27, 1999. Stater Bros.' current ratio was 1.78:1, 1.81:1 and 1.50:1 for fiscal year end 1998, 1997 and 1996, respectively, and 1.60:1 as of June 27, 1999. Fluctuations in working capital and current ratios are not unusual in the industry.

  Cash Flows from Operating Activities. Net cash provided by operating activities amounted to $26.4 million in fiscal 1998, $9.7 million in fiscal 1997, $27.9 million in fiscal 1996. The net cash provided by operating activities for the 1999 interim period amounted to $30.6 million and consisted of increased earnings and an increase in accounts receivables, prepaid expenses, other assets, accounts payable and accrued liabilities, net of a decrease in inventories. Net cash provided by operating activities for the 1998 interim period, amounted to $11.0 million and consisted of increases in accounts payable, inventories, other assets and prepaid expenses. The change in net cash provided by operating activities between 1998, 1997 and 1996 is primarily due to fluctuations in inventories and related accounts payable. In September 1996, Stater Bros. increased its inventory and related accounts payable in anticipation of the implementation of Stater Bros.' 60th Anniversary Marketing Program in the first quarter of fiscal 1997 and the subsequent decrease in accounts payable in the first quarter of 1997. Fiscal 1998 reflects a return to a more traditional year end balance of accounts payable. Fluctuations in net cash provided by operating activities are not unusual in the industry.

  Financing Activities. Net cash used by financing activities amounted to $972,000 and $941,000 for the 1999 interim period and the 1998 interim period, respectively, and consisted of reductions in capital lease obligations. Net cash used in financing activities during fiscal 1998 amounted to $1.3 million and consisted of reductions in capitalized lease obligations. Net cash provided by financing activities in fiscal 1997 amounted to $12.8 million and resulted from the issuance of $100.0 million of 9% senior subordinated notes, redemption of the Series B preferred stock for $69.4 million, costs and expenses to issue debt of $10.5 million, payment of dividends on the Series B preferred stock of $6.2 million and reduction to amounts due on capitalized lease obligations of $1.2 million. Net cash used in financing activities in fiscal year 1996 amounted to $5.2 million and consisted of reductions in capital lease obligations and payments of deferred dividends.

  Investing Activities and Capital Expenditures. Net cash used in investing activities for the 1998, 1997 and 1996 fiscal years, amounted to $27.0 million, $8.6 million and $3.8 million, respectively. Net cash used by investing activities for the 1999 interim period amounted to $31.5 million, compared to net cash used by investing activities of $21.1 million for the 1998 interim period. The difference in net cash used by investing activities between comparable periods is due to Stater Bros.' capital expenditures during such periods, net of proceeds from asset dispositions. Capital expenditures amounted to $26.3 million in 1998, $20.3 million in 1997 and $22.4 million in 1996. Capital expenditures amounted to $34.4 million for the 1999 interim period compared to $20.3 million for the 1998 interim period. The increase in capital expenditures in fiscal 1999 was due primarily to the purchase of store point of sale scan systems and related equipment and warehouse material handling equipment purchased in anticipation of the acquisition of 43 stores from Albertson's, which amounted to $10.6 million. Additionally, capitalized expenditures to achieve Year 2000 compliance amounted to $3.0 million. During the second quarter of fiscal 1999, Stater Bros. was reimbursed by the landlord for costs incurred to construct the new Loma Linda replacement supermarket, which opened in December 1998. Capital expenditures for the thirty-nine weeks ended June 27, 1999, were incurred to open a new 37,400 square foot replacement supermarket in Loma Linda, California. Additionally, Stater Bros. completed five major remodels and six minor remodels and installed 31 new point of sale scan systems. The difference in net cash used in investing activities between fiscal 1998, 1997 and 1996 was due to Stater Bros.' capital expenditures during such periods, net of proceeds from asset dispositions.

  Capital expenditures for fiscal 1998 included costs to complete construction and to open two supermarkets, to begin construction on a third supermarket (which opened in December 1998) and to complete five minor and six major remodels. Additionally, during fiscal 1998, Stater Bros. installed 15 new point of sale scan systems in its supermarkets. Capital expenditures for 1998 were funded through cash flow from operations.

  Capital expenditures for 1997 amounted to $20.3 million and included costs incurred to complete thirteen minor remodels and one major remodel, acquire one supermarket site and to remodel a perishable products warehouse. Two supermarkets were under construction during fiscal 1997. Capital expenditures for fiscal 1997 were funded from the proceeds of an October 1996 sale and leaseback transaction and from a portion of the net proceeds from the July 1997 issuance of the 9% senior subordinated notes.

  In October 1996 (fiscal 1997), Stater Bros. completed a sale and leaseback transaction with an unrelated third party for four of Stater Bros.' supermarkets. The net proceeds from the sale of the four supermarkets amounted to approximately $16.0 million, which approximated fair market value. Stater Bros. entered into leases for the four supermarkets with initial terms of 20 years and with options available to Stater Bros. which extend the lease terms up to an additional 20 years. The gains from the sale of the supermarkets were approximately $2.5 million and will be deferred and amortized into income over the initial terms of the leases. As a result of the additional rent expenses, net of reductions in depreciation expense, due on the four supermarkets, operating expenses increased by approximately $1.2 million in fiscal 1997.

  Capital expenditures for 1996 amounted to $22.4 million and included costs incurred to construct a replacement supermarket, to complete eight major remodels and eight minor remodels and capital expenditures incurred to acquire store equipment to support the 1996 merchandising expansion and upgrade program. Capital expenditures in 1996 were financed primarily by proceeds from the January 1996 sale and leaseback of five supermarkets.

  In January 1996 (fiscal 1996), Stater Bros. completed a sale and leaseback transaction with an unrelated third party for five of Stater Bros.' supermarkets. Gross proceeds from the sale of the five supermarkets amounted to approximately $18.5 million. Stater Bros. entered into leases for the five supermarkets with initial terms of 20 years and with options available to Stater Bros. which extend the lease terms up to an additional 20 years. The gains from the sale of the supermarkets are deferred and will be amortized into income over the initial term of the leases. As a result of the additional rent expenses, net of reductions in depreciation expense, paid on the five supermarkets, operating expenses increased by approximately $900,000 in fiscal 1996 and by $259,000 in fiscal 1997.

  Management believes that, in addition to the purchase price related to the acquisition (including related capital expenditures), cash capital expenditures for fiscal 1999 will be approximately $28.0 million. Management believes that operating cash flow will be sufficient to meet Stater Bros.' currently identified operating needs and scheduled capital expenditures.

  Conversion and Redemption of Series B Preferred Stock. In March 1994, Stater Bros. acquired, for $14.7 million, an option available to Stater Bros. to convert 50,000 shares of Stater Bros. common stock held by Craig Corporation into 693,650 shares of 10.5% Series B preferred stock on or before March 8, 1996. Effective March 8, 1996, Stater Bros. exercised its option. The Series B preferred stock which resulted was redeemed by Stater Bros. in August 1997 for $69.4 million plus accrued and unpaid dividends.

Recent Accounting Standards

  The Financial Accounting Standards Board has issued Statements of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share"; No. 130, "Reporting on Comprehensive Income"; and No. 131, "Disclosures about Segments of an Enterprise and Related Information", all of which were adopted by Stater Bros. in its fiscal year ending on September 27, 1998 (fiscal 1998). The adoption of SFAS No. 128, No. 130 and No. 131 did not have a material effect on its financial position or its results of operations in fiscal 1998.

Effect of Inflation and Competition

  Stater Bros.' performance is affected by inflation. In recent years the impact of inflation on the operations of Stater Bros. has been moderate. As inflation has increased expenses, Stater Bros. has recovered, to the extent permitted by competition, the increase in expenses by increasing prices over time. However, the economic environment in Southern California continues to challenge Stater Bros. to become more cost efficient as its ability to recover increases in expenses through price increases is diminished. The future results of operations of Stater Bros. will depend upon the ability of Stater Bros. to adapt to the current economic environment as well as to the current competitive conditions.

  Stater Bros. conducts business in an industry segment, the operation of retail food supermarkets, which offers for sale to the public most merchandise typically found in supermarkets. The supermarket industry is highly competitive and is characterized by low profit margins. Stater Bros.' primary competitors include Lucky, Vons, Albertson's, Ralph's and a number of independent supermarket operators. Competitive factors typically include the price, quality and selection of products offered for sale, customer service and the convenience and location of retail facilities. Stater Bros. monitors competitive activity and senior management regularly reviews Stater Bros.' marketing and business strategy and periodically adjusts them to adapt to changes in Stater Bros.' primary trading area.

Year 2000 Compliance

  The efficient operations of Stater Bros. are dependent, in part, upon its computer software programs, systems, and processes, which are used in several key areas, including, but not limited to, supermarket operations, warehousing and distribution, merchandising and purchasing, inventory management, and accounting and financial reporting. In 1997, Stater Bros. established a Year 2000 compliance committee and developed a Year 2000 compliance plan. Stater Bros.' Year 2000 compliance plan addresses Stater Bros.' information systems, communications with vendors, financial institutions and others, and provides for contingency planning. Stater Bros. is in the process of updating its information systems for Year 2000 compliance requirements and has engaged independent consultants since mid-1998 to assist in achieving Year 2000 compliance with its information systems by September 1999. Additionally, Stater Bros. has also been in communication with some of its vendors, financial institutions and others whose computer software, programs and information systems may interface with those of Stater Bros. to assess the status of their compliance with Year 2000 requirements. Failure of companies that Stater Bros. conducts business with to comply with the Year 2000 requirements could have an adverse effect on Stater Bros.' operations.

  Based on the information currently available, Stater Bros. believes it will meet the Year 2000 compliance requirements through a combination of information systems modifications and through the acquisition of new equipment and technology that are Year 2000 compliant. Stater Bros.' Year 2000 compliance committee is developing a contingency plan for its information systems and is developing contingency plans in the event vendors, financial institutions and others that Stater Bros. conducts business with do not comply with the Year 2000 requirements. Stater Bros. believes that costs required to replace or modify information systems, including scheduled replacements of in-store point of sale equipment, will approximate $8.4 million, of which $6.9 million will be capitalized and $1.5 million will be expensed. Through June 27, 1999, Stater Bros. has incurred capitalized expenditures of $6.2 million and operating expenses of $982,000. Stater Bros. believes that it will successfully achieve compliance with the Year 2000 requirements by September 1999, however, no assurances can be given that Stater Bros.' information systems and its vendors, financial institutions and others will be successful in achieving Year 2000 compliance.

  Stater Bros.' ability to timely implement its Year 2000 compliance plan may be adversely affected by a variety of factors, some of which are beyond Stater Bros.' control, including the potential of unforeseen implementation problems, delays in the delivery of products, and disruption of store operations resulting from a loss of power or communication links between stores, distribution centers and headquarters. Based on currently available information, Stater Bros. is unable to determine whether such interruptions are likely to have a material adverse effect on Stater Bros.' results of operations, liquidity or financial condition.

Costs to Integrate Newly Acquired Stores

  During the fiscal quarter ending September 26, 1999, Stater Bros. expects to incur up to $5.0 million of costs associated with the acquisition and related integration activities.

                                   BUSINESS

General

  Stater Bros., the largest independently-owned supermarket chain in Southern California, was founded in 1936 when the first Stater Bros. market opened in Yucaipa, California, located in the Inland Empire. Historically, Stater Bros.' supermarkets have been concentrated in the Inland Empire counties of San Bernardino (46 stores) and Riverside (35 stores), one of the fastest growing areas of the United States. Stater Bros.' 112 existing supermarkets are currently located as follows:

  .  Inland Empire: 81;

  .  Eastern Los Angeles and Kern Counties: 15; and

  .  Orange County: 16.

  Stater Bros. is recognized as a low price leader and its supermarkets offer a high level of customer service, a broad selection of brand-name merchandise, and quality meats and produce. All of Stater Bros.' supermarkets have full-service meat departments and a broad selection of produce. In addition, many of the supermarkets have full service delicatessens and service bakery departments. Stater Bros., with sales in excess of $1.76 billion for the twelve months ended June 27, 1999, is the largest supermarket chain in its primary market area.

  La Cadena Investments is the sole holder of Stater Bros.' common stock. La Cadena is a California general partnership whose partners include Jack H. Brown, Chairman of the Board, President and Chief Executive Officer of Stater Bros. and one other present and one other former member of senior management. Jack H. Brown has a majority interest in La Cadena and is the managing general partner with the power to vote the shares of Stater Bros. held by La Cadena.

The Acquisition

  On May 7, 1999, Stater Bros. entered into an agreement with Albertson's to purchase 43 supermarkets and one future store site in Stater Bros.' existing and contiguous market areas. The stores were formerly operated by Albertson's or Lucky Stores and are being divested in connection with the merger of Albertson's and the parent of Lucky Stores. The purchase price is estimated to be $147 million for land, buildings and equipment plus the value of inventories on hand at closing, estimated to be $39 million. Acquisition of the stores will take place sequentially over a thirty-day period which is expected to commence on or about August 9, 1999. The acquired stores will be operated under the Stater Bros. name as fully integrated units within the Stater Bros. system. It is expected that each acquired store will be reopened under the Stater Bros. name within two days of acquisition.

  The acquired supermarkets are located as follows:

     .  Riverside County......................................................   5
     .  Orange County.........................................................  14
     .  Los Angeles County....................................................  14
     .  San Diego County......................................................  10
                                                                               ---
                                                                                43
                                                                               ===

Benefits of the Acquisition

  Management believes that the acquisition will provide a number of key benefits, including the following:

  . Increase Leading Market Share in the Inland Empire. Stater Bros. currently is the largest supermarket chain in both San Bernardino and Riverside counties. The acquisition will increase Stater Bros.' presence in these counties from 81 to 86 supermarkets and, more importantly, will provide Stater Bros. with a strong presence (three supermarkets) in the Palm Springs area, where Stater Bros. does not have any existing supermarkets.

  . Enhance Presence in Existing and Contiguous Market Areas. Stater Bros. will enhance significantly its market presence in Orange County and the eastern and Palmdale areas of Los Angeles County, where it presently operates. Stater Bros. will increase its presence from 16 to 30 supermarkets in Orange County, a region where Stater Bros. has experienced its strongest sales volume increases for the most recent two fiscal years. Stater Bros. will also increase its presence in eastern Los Angeles County from 13 to 27 supermarkets including establishing a presence in the Palmdale area with three stores. In addition, Stater Bros. will enter northern San Diego County with 10 supermarkets and one future store site. Management believes that northern San Diego County is an attractive market based on its strong demographic trends and proximity to Stater Bros.' headquarters and warehouse/distribution facilities.

  . Leverage Stater Bros.' Market Presence. As discussed above, Stater Bros. currently operates in market areas which are overlapping or contiguous to all of the 43 supermarkets being acquired. Since Stater Bros. has been advertising within these areas for many years, management believes Stater Bros.' prospective customers are familiar with the Stater Bros. name and understand Stater Bros.' market position as the low price leader. In connection with the acquisition, Stater Bros. plans to direct the advertising expenses of the acquired stores towards a "direct-mail" strategy. As such, management believes that Stater Bros. can leverage its advertising expenses to achieve greater awareness among potential customers within its operating territories.

  . Increase Purchasing Leverage. Management expects that Stater Bros.' merchandise purchases will increase by approximately 34% following the acquisition. As a result, management believes that Stater Bros. should be able to negotiate more favorable terms with its vendors.

  . Improve Warehousing and Distribution Efficiencies. Stater Bros. currently leases approximately 1.3 million square feet of warehouse and distribution space located in Colton, California, which is central to, and can efficiently supply, Stater Bros.' existing 112 supermarkets. Management believes that its existing warehouse and distribution facilities will be adequate for its currently identified needs, including supplying the 43 supermarkets to be acquired in the acquisition. During the first quarter of calendar 1999, Stater Bros. implemented productivity-related initiatives in its warehouse and distribution operations. Stater Bros. is currently realizing cost savings from these initiatives and expects to realize additional economies by distributing the added product requirements for the acquired stores.

Market Areas

  Southern California. Stater Bros.' primary operating territory includes San Bernardino and Riverside counties. Following the acquisition, Stater Bros. will also maintain significant store counts in Orange and Los Angeles counties. As shown in the table below, a sizable population base resides within Stater Bros.' operating territory. Additionally, the table shows that there has been a relatively strong level of recent net migration into Stater Bros.' primary market area. Specifically, the San Bernardino/Riverside Metropolitan Statistical Area or MSA ranked sixth in 1998 among 256 domestic MSAs in terms of net migration. Modest home prices represent one of the factors promoting growth in the Inland Empire. This strong growth is also evidenced by the significant percentage increase in the number of households within the San Bernardino/ Riverside MSA over the last ten years. Only the Las Vegas, Nevada MSA ranks higher in terms of this metric.

                                                                        10-yr Growth
                           Stater                             Median   Rate in Number
Metropolitan Statistical    Bros.      1998      1998 Net   Home Price of Households
Area(1)                   Stores(2) Population Migration(3)    1Q99     (1986-1996)
------------------------  --------- ---------- ------------ ---------- --------------
San
 Bernardino/Riverside...      86    3,114,100     36,100     $108,500       45.9%
 National Rank..........                   11          6          114          2
Orange County...........      30    2,721,700     27,000     $249,500       16.5%
 National Rank..........                   15         11            6         92
Los Angeles/Long Beach..      27    9,213,500     (9,600)    $186,800        5.2%
 National Rank..........                    1        248           20        195
San Diego County........      10    2,780,600     30,300     $216,700       19.7%
 National Rank..........                   14          9           12         60

--------
(1) Represents a core area containing a large population nucleus, together with adjacent communities having a high degree of economic and social integration with that core. There are 256 MSAs recognized in the United States, excluding 3 in Puerto Rico.

(2) Pro Forma for the acquisition. Excludes two stores located in Kern County.


(3) The difference between the influx of new people, including both international and domestic migration, and the outflow of current residents.

Sources: United States Census Bureau and National Association of Realtors.

  Inland Empire. Pro forma for the acquisition, over 55% of Stater Bros.' stores will be located in the Inland Empire region of Southern California. The Inland Empire is comprised primarily of San Bernardino and Riverside Counties. Since 1980, this region has been one of the fastest growing areas in the United States. Specifically, from 1980 to 1998, the Inland Empire's population more than doubled to approximately 3.1 million.

  Several factors have contributed to the Inland Empire's significant growth, including affordable housing, availability of land, affordable industrial and commercial office space, and the region's favorable geographic location and quality of life. According to the National Association of Realtors, the median home price in the first quarter of 1999 for the San Bernardino/Riverside MSA was approximately $108,500, compared to $186,800, $216,700 and $249,500 for the Los Angeles/Long Beach, San Diego County and Orange County MSAs, respectively. Additionally, low commercial and industrial lease rates, compared to those of the adjacent coastal counties, coupled with the region's standing as a logistics hub and freight gateway, have prompted many firms to expand or relocate their operations to the Inland Empire.

  According to the California Department of Finance, the Inland Empire should continue to be one of the fastest growing regions in the United States, increasing its population to 4.6 million by 2010, representing a compound annual growth rate of approximately 3.4%.

Business Strategy

  Stater Bros. offers its customers a high level of customer service and broad selections of grocery, meat, produce, liquor and general merchandise. All of Stater Bros.' supermarkets have full-service meat departments and a broad selection of produce. In addition, many of the supermarkets have service delicatessens and service bakery departments.

  Stater Bros. believes that 62 years of continuous service in the Inland Empire, its commitment to everyday low prices and the involvement of members of its management in community activities have contributed significantly to Stater Bros.' leading market position. Management has developed an operating strategy which it believes will foster continued growth in revenues and EBITDA and help maintain market share in its market area. Specifically, the strategy includes the following:

  Everyday Low Prices. Stater Bros. uses the "everyday low price" format, combined with an aggressive advertising program, as an integral part of its strategy to provide the best overall supermarket value in its market area. Stater Bros. supplements its everyday low price format with temporary price reductions on selected food and non-food merchandise. Stater Bros.' information systems and distribution network give management the flexibility to respond to market conditions by rapidly adjusting its prices.

  Quality and Breadth of Selection. A key factor in Stater Bros.' business strategy is to provide its customers with a variety of quality brand-name merchandise as well as alternative selections of high quality private label and generic brands of merchandise. Stater Bros. carries an average of 35,000 items in each of its supermarkets and places particular emphasis on the freshness and quality of its meat and produce, which management believes contributes significantly to attracting customers to its supermarkets. Stater Bros. is able to maintain consistently fresh and high quality meat and produce because this merchandise is received and distributed through its central distribution facilities where the quality and freshness of the merchandise are carefully controlled. Each supermarket features a full-service meat department, where custom-cut meats, as well as prepackaged self-service selections of meat, are available. Stater Bros.' close proximity to the Southern California produce growers and its strong relationships with produce distributors help to ensure a reliable supply of high quality produce. Additionally, Stater Bros. has a product quality assurance inspector who regularly tests and samples product delivered to the distribution center.

  Customer Service. Stater Bros. considers customer service and customer confidence to be critical to the success of its business strategy. This strategy, to provide courteous and efficient customer service through specific programs and training, is a focus of the executive officers and is implemented at all levels of employees. Stater Bros. maintains an intensive checker training school to train prospective checkers and to provide a refresher program for existing checkers. Store efficiencies are increased by employing technological advances, such as computerized scanning check-out equipment in each location and on-line communications between Stater Bros.' supermarkets and the mainframe computer which is located in the main office. All of Stater Bros.' supermarkets provide customers with purchase carry-out service and have express check-out lanes for purchases of ten items or less.

  Centralized Warehousing and Distribution Operations. Management believes that its centralized warehousing and distribution operations give Stater Bros. a competitive advantage. Upon completion of the acquisition, Stater Bros.' centralized distribution facilities will be located an average distance of
40.5 miles from its supermarkets, a nine-mile increase from the pre-acquisition average. Most stores can be reached without using the most congested portions of the Southern California freeway system. With a distribution facility located in the Inland Empire, management believes that Stater Bros. has a shorter average haul, in time and distance, than any of its major competitors.

Store Profile and Locations

  Stater Bros.' existing supermarkets have well-established locations and low overhead expenses, including fixed rent payments in most cases. Stater Bros. believes that its supermarkets are well-maintained and generally require capital expenditures only for customary maintenance. An average Stater Bros. supermarket is approximately 30,000 square feet, while newly constructed Stater Bros. supermarkets range from approximately 35,300 to 43,500 square feet. The average size of the stores being acquired in the Acquisition, 42,579 square feet, is similar in size to the newer Stater Bros. supermarkets. Stater Bros.' supermarkets typically utilize approximately 72% of total square feet for retail selling space. Stater Bros. operates its supermarkets with minimal back-room storage space because of the close proximity of its distribution facility to its store locations. Generally, Stater Bros. supermarkets are similarly designed and stocked, allowing customers to find items easily in most locations.

  Substantially all of Stater Bros.' 112 supermarkets, and the 43 stores being acquired in the acquisition, are located in neighborhood shopping centers in well-populated residential areas. Stater Bros. endeavors to locate its supermarkets in growing areas that will be convenient to potential customers and will accommodate future supermarket expansion.

  Management continually reviews the acquisition of sites for new supermarkets. In an effort to determine sales potential, new supermarket sites are carefully researched and analyzed by management for population shifts, zoning changes, traffic patterns, nearby new construction and competitive locations. Stater Bros. works with developers to attain Stater Bros.' criteria for potential supermarket sites, and to insure adequate parking and a complementary co-tenant mix.

Store Expansion and Remodeling

  Stater Bros. has historically focused its expansion in the Inland Empire and, more recently, Orange and Los Angeles counties and adjacent market areas. Such expansion has been accomplished through improving and remodeling existing stores and constructing new supermarkets.

  Stater Bros. monitors sales and profitability of its operations on a store-by-store basis and enlarges, remodels or replaces stores in light of their performance and management's assessment of their future potential. Since the beginning of fiscal 1996, approximately 50% of Stater Bros.' supermarkets have been either newly constructed or remodeled. Minor remodels cost between $100,000 and $250,000 and typically include new fixtures, a change in decor, and the addition of one or more specialty service departments such as a delicatessen or bakery. Major remodels cost in excess of $250,000, typically involve more extensive refurbishment of the store's interior and often increase the retail selling space per store. Expansions entail enlargement of the store building and typically include breaking through an exterior wall. The primary objectives of remodelings and expansions are to improve the attractiveness of supermarkets, to increase sales of higher margin product categories and, where feasible, to increase selling area. Stater Bros. conducts all of its new construction and remodeling through its wholly-owned subsidiary, Stater Bros. Development, Inc., which serves as the general contractor for all of Stater Bros.' construction projects.

  In fiscal fourth quarter 1999, Stater Bros. intends to complete one major remodel and two minor remodels in its existing stores. Stater Bros. also plans to complete either minor or major remodels in all of the stores purchased in the acquisition. Stater Bros. estimates that the remodeling of acquired stores will cost approximately $23 million (including new scan systems and MIS related equipment installed at each store). These expenditures will be funded with a portion of the proceeds from the offering of the outstanding notes. In addition, upon successful integration (including the remodeling program) of the stores purchased in the acquisition, Stater Bros. plans to open approximately two to five new stores per year, based upon a number of factors, including customer demand, market conditions, profitability, costs of opening and availability of financing for such new stores.

  The following table sets forth certain statistical information with respect to Stater Bros.' supermarket expansion and remodeling for the periods indicated.

                                       Fiscal Year Ended        39 Weeks Ended
                                 ----------------------------- -----------------
                                 Sept. 29, Sept. 28, Sept. 27, June 28, June 27,
                                   1996      1997      1998      1998     1999
                                 --------- --------- --------- -------- --------
   Number of supermarkets:
     Opened.....................      1        --         2        2        1
     Replaced...................     (1)       --        --       --       (1)
     Closed.....................     --        --        --       --       --
     Total at end of year.......    110       110       112      112      112
     Minor Remodel..............      8        13         5        3        6
     Major Remodel..............      8         1         6        5        5

Warehouse and Distribution Facilities

  Stater Bros.' main complex warehouse and distribution facilities and administrative offices are located in Colton, California, and as of June 27, 1999 encompassed approximately 1,268,000 square feet. The facilities include warehouses for:

  .  grocery, produce and deli products;

  .  health and beauty aids;

  .  meats and frozen products; and

  .  bakery merchandise.

  Approximately 84% of the products offered for sale in Stater Bros.' supermarkets are processed through Stater Bros.' warehouse and distribution facilities.

  During the first calendar quarter of 1999, Stater Bros. began an expansion and a reorganization study of its warehouse and distribution facilities. This expansion, which was completed in the second calendar quarter of 1999, included the addition of approximately 250,000 square feet of newly leased warehouse facilities located approximately four miles from the main complex. Management believes its existing warehouse and distribution facilities will be adequate for its currently identified needs, including supplying the stores to be acquired from Albertson's.

  Stater Bros.' warehouse and distribution facilities are centrally located and are an average distance of 31.5 miles from its supermarkets. Upon completion of the acquisition, the average distance will increase to
40.5 miles. Most supermarkets can be reached without using the most congested portions of the Southern California freeway system.

  Stater Bros.' transportation fleet consists of modern, well-maintained vehicles. As of June 27, 1999, Stater Bros. operated approximately 113 tractors and 302 trailers, approximately 5% of which were leased by Stater Bros. Stater Bros. also operates a repair terminal at the Colton distribution facility. Upon completion of the acquisition, Stater Bros. will increase its fleet by approximately 25 tractors and 80 trailers, the majority of which will be leased.

Operations

  Stater Bros.' supermarkets are well maintained, provide off-street parking and generally are open from 7:00 a.m. until 10:00 p.m. or 11:00 p.m., seven days a week, including all holidays with the exception of Christmas Day. Because Stater Bros. operates all of its supermarkets under a single format, management believes it is able to achieve certain operating economies.

  Store Management. Each supermarket is managed by a store manager and an assistant manager, each of whom receives a base salary and may receive a bonus based on the individual supermarket's overall performance and management of labor costs within the supermarket. Additionally, beginning with fiscal year 1998, the store manager and assistant manager could receive an additional bonus based on their store's sales increase when compared to a specific target sales increase. The store manager and assistant manager are supported by their store management staff who have the training and skills necessary to provide proper customer service, operate the store and manage personnel in each department. The store manager is also supported by individual department managers for grocery, meat, produce, and where applicable, bakeries and delicatessens. Store managers report to one of six district managers, each of whom is responsible for an average of 18 supermarkets. District managers report to one of three regional vice presidents.

  Purchasing and Marketing. Stater Bros. uses an aggressive everyday low price format supported by an aggressive advertising campaign including radio, TV, newspaper and direct mail programs. Stater Bros.' strategy is to provide its customers with the best overall supermarket value in its primary market areas. Stater Bros. supplements its everyday low price structure with chain-wide temporary price reductions on selected food and non-food merchandise.

  A key factor in Stater Bros.' business strategy is to provide its customers with a variety of quality brand-name merchandise as well as alternative selections of high-quality private label and generic brands. Stater Bros. believes that it is able to satisfy customers' desire for variety in selection by stocking most of its supermarkets with approximately 35,000 items. Stater Bros. places particular emphasis on the freshness and quality of its meat and produce and maintains high standards for these perishables by processing and distributing the merchandise through its perishable warehouses and distribution facilities.

  Advertising and Promotion. Stater Bros. promotes sales through aggressive advertising in local and regional newspapers, on television and radio, and through direct mail programs and printed circulars. The geographic location of Stater Bros.' supermarkets allows it to reach its target consumers through a variety of media and Stater Bros. aggressively advertises its everyday low prices through local and regional newspapers, direct mail and printed circulars as well as advertisements on radio and television. Stater Bros. believes it is the largest supermarket chain print advertiser in local newspapers and circulars in the Inland Empire. Stater Bros. advertising features high-demand and name brand products at competitive prices and avoids the use of promotional activities such as games, gimmicks or double coupons. Stater Bros. actively promotes its everyday low prices strategy in its advertising and operations, and virtually all buying discounts, promotion and slotting allowances it receives are passed on to its customers through lower prices.

  Customer Service. Stater Bros. considers customer service and customer confidence to be critical to the success of its business strategy. This strategy, to provide courteous and efficient customer service through specific programs and training, is a focus of the executive officers and is implemented at all levels of employees. Stater Bros. maintains an intensive checker training school to train prospective checkers and to provide a refresher program for existing checkers. Store efficiencies are increased by employing technological advances, such as computerized scanning check-out equipment in each location and on-line communications between Stater Bros.' supermarkets and the mainframe computer which is located in the main office. All of Stater Bros.' supermarkets provide customers with purchase carry-out service and have express check-out lanes for purchases of 10 items or less.

  Management Information Systems. Stater Bros.' management information systems and point-of-sale scanning technology reduce the labor costs attributable to product pricing and customer check-out, and provide management with information that facilitates purchasing, receiving and management of inventory and accounts payable. Stater Bros. has point-of-sale scanning checkout technology in all of its stores. All stores use electronic systems for employee time and attendance records, inventory orderings, and labor scheduling, which assist store management in developing a more efficient and customer-sensitive work schedule.

  During fiscal 1998, Stater Bros. installed in fifteen stores a new generation of electronic scan systems, and has installed an additional 28 such systems during fiscal 1999. These new systems are more customer oriented, operate more efficiently and reduce the time required to check out customers.

  During fiscal 1995, Stater Bros. completed the installation of the Stater Express(R) system in all of Stater Bros.' supermarkets. Stater Express(R) is a combined supermarket technology platform that includes enhanced systems for check verification and acceptance and provides alternative payment choices, such as debit and credit cards. Stater Express(R) also provides each supermarket with the technology required to print in-store advertising signs and connects each supermarket to Stater Bros.' host computer for data transfers between the supermarkets and Stater Bros.' main office. Stater Bros. has obtained a federal service mark for the name "Stater Express."

Santee Dairies, LLC

  Stater Bros. and Hughes Family Markets currently each own a 50% interest in Santee Dairies, LLC, and have jointly owned the Santee Dairies operation since 1986. Recently, through a series of transactions, Kroger Company became the indirect owner of Hughes, which it operates as Ralph's supermarkets. Santee Dairies operates one of the largest dairy plants in California and provides fluid milk products to Stater Bros., Ralph's, and other customers in Southern California. Santee Dairies processes, packages and distributes whole milk, low-fat and non-fat milk, as well as orange juice, fruit drinks and certain other cultured milk products under the Knudsen, Foremost and certain store brand names. Santee Dairies is the exclusive licensee of the Knudsen trademark from Kraft Foods, Inc. for fluid milk, juices and certain other cultured milk products in the Southern California market. In addition, Santee Dairies is the exclusive licensee for Foremost Farms USA, Cooperative of the Foremost trademark for fluid milk in Southern California. Santee Dairies also distributes Hershey chocolate milk under license. In calendar 1998, Santee Dairies processed approximately 66 million gallons of fluid products, including 49 million gallons of fluid milk. Total revenues in Santee Dairies' 53-week fiscal year ended January 2, 1999 were $170.7 million, of which approximately $75.7 million were sales to Stater Bros. and Ralph's. Santee Dairies also sells to unaffiliated supermarkets, independent food distributors, military bases and food service providers in Southern California.

  In 1998 Santee Dairies moved to a new dairy plant in City of Industry, California. The new dairy increased Santee Dairies' capacity to process milk to approximately 250,000 to 350,000 gallons per day, with the ability to expand capacity to approximately 500,000 gallons per day. Plans for the new dairy contemplated that, when operating at full capacity, the new dairy would lower Santee Dairies' costs of producing fluid milk and other products. However, the new dairy has not, to date, achieved the planned operating efficiencies and Santee Dairies' costs of production have been higher than anticipated.

  Stater Bros. and Santee Dairies are parties to a ten-year fluid milk purchase agreement entered into in August 1997. It requires that Stater Bros. purchase its requirements of fluid milk and certain other products, subject to a minimum volume each year equal to approximately 80% of the volume purchased during Stater Bros.' 1996 fiscal year. Prices under the agreement are calculated to cover Santee Dairies' direct and indirect costs of production, including financing costs. However, recoverable costs by Santee Dairies may not include under any circumstances amounts owing solely by reason of the acceleration of principal payments under any loan agreement to which Santee Dairies is a party. During 1998, the prices paid by Stater Bros. pursuant to the fluid milk agreement were adversely affected by delays in completion of the new dairy, cost overruns and lower production volumes than anticipated. Beginning in June 1998, Stater Bros. accepted and paid incremental prices of approximately $1.0 million per month to Santee Dairies as the result of its increased cost structure. In February 1999, incremental prices paid to Santee Dairies by Stater Bros. decreased to approximately $800,000 per month. Stater Bros. believes that further reductions will be achieved in the incremental prices paid for products purchased from Santee Dairies, but no assurances can be given that such incremental prices will be completely eliminated.

  Stater Bros. accounts for its investment in Santee Dairies using the equity method of accounting.

Properties

  Stater Bros. leases its warehouses, distribution facilities and main office which are located in Colton, California, and management believes that its central warehouses and distribution facilities are well maintained and are adequate to serve the currently identified expansion plans of Stater Bros., including stores acquired in the acquisition.

  The following schedule presents Stater Bros.' warehouse and distribution facilities by product classification and the size of each facility as of the dates indicated.

                                                               As of     As of
                                                             Dec. 27,  June 27,
                                                               1998      1999
                                                             --------- ---------
     Facility                                                    Square Feet
     --------                                                -------------------
     Grocery................................................   416,000   416,000
     Grocery--Offsite.......................................   237,000   414,000
     Produce/deli...........................................   118,000   118,000
     Meat...................................................   116,000   116,000
     Frozen--Offsite........................................        --    74,000
     Health and beauty aids.................................    35,000    35,000
     Bakery.................................................    21,000    21,000
     Support and administrative offices.....................    74,000    74,000
                                                             --------- ---------
       Total................................................ 1,017,000 1,268,000
                                                             ========= =========

  As of June 27, 1999, Stater Bros. owned 24 of its supermarkets and leased the remaining 88 supermarkets. Management believes that its supermarkets are well maintained and adequately meet the expectations of its customers.

  The following schedule presents Stater Bros.' stores by size, county, and the number of stores that are either leased or owned as of June 27, 1999.

                        No. of Stores              Total Square Feet
                      ------------------ --------------------------------------
                                         Under  24,001- 29,001- 34,001- 39,001-
   County             Total Owned Leased 24,000 29,000  34,000  39,000  45,000
   ------             ----- ----- ------ ------ ------- ------- ------- -------
   San Bernardino....   46     9    37     --      18      10      14       4
   Riverside.........   35     7    28     --      15      14       5       1
   Orange............   16     7     9      1      13      --       1       1
   Los Angeles.......   13     1    12     --      11       1       1      --
   Kern..............    2    --     2     --      --       1       1      --
                       ---   ---   ---    ---     ---     ---     ---     ---
     Total...........  112    24    88      1      57      26      22       6
                       ===   ===   ===    ===     ===     ===     ===     ===

  The average size of the stores to be acquired from Albertson's is approximately 42,500 square feet. The following table presents the stores that will be acquired by size, county and the number of stores that are either leased or owned as of June 27, 1999.

                              No. of Stores                  Total Square Feet
                            ------------------ ---------------------------------------------
                                               Under  29,001- 34,001- 39,001- 45,001- Above
   County                   Total Owned Leased 29,000 34,000  39,000  45,000  50,000  50,001
   ------                   ----- ----- ------ ------ ------- ------- ------- ------- ------
   Riverside...............    5     3     2     --      --      --       2       1      2
   Orange..................   14     4    10      3       1       2       8      --     --
   Los Angeles.............   14     4    10     --      --       2       6       4      2
   San Diego...............   10     4     6      1       1       1       3       2      2
                             ---   ---   ---    ---     ---     ---     ---     ---    ---
     Total.................   43    15    28      4       2       5      19       7      6
                             ===   ===   ===    ===     ===     ===     ===     ===    ===

  The following table presents combined store data by size, county and number of stores for Stater Bros. and the stores to be acquired that are either leased or owned as of June 27, 1999.

                              No. of Stores                  Total Square Feet
                            ------------------ ---------------------------------------------
                                               Under  29,001- 34,001- 39,001- 45,001- Above
   County                   Total Owned Leased 29,000 34,000  39,000  45,000  50,000  50,001
   ------                   ----- ----- ------ ------ ------- ------- ------- ------- ------
   San Bernardino..........   46     9    37     18      10      14       4      --     --
   Riverside...............   40    10    30     15      14       5       3       1      2
   Orange..................   30    11    19     17       1       3       9      --     --
   Los Angeles.............   27     5    22     11       1       3       6       4      2
   Kern....................    2    --     2     --       1       1      --      --     --
   San Diego...............   10     4     6      1       1       1       3       2      2
                             ---   ---   ---    ---     ---     ---     ---     ---    ---
     Total.................  155    39   116     62      28      27      25       7      6
                             ===   ===   ===    ===     ===     ===     ===     ===    ===

Employees

  Stater Bros. has approximately 8,700 employees, approximately 600 of whom are management and administrative employees and approximately 8,100 of whom are hourly employees. Approximately 69% of Stater Bros.' employees work part-time. Substantially all of Stater Bros.' hourly employees are members of either the United Food & Commercial Workers or International Brotherhood of Teamsters labor unions and are represented by several different collective bargaining agreements. Stater Bros.' collective bargaining agreements with the United Food & Commercial Workers, which covers the largest number of employees, were renewed in June 1999 and expire in October 2003. The International Brotherhood of Teamsters agreement was renewed in September 1998 and expires in September 2002.

  As a result of the acquisition, Stater Bros. expects that it will add approximately 3,000 employees, approximately 100 of whom will be management and administration and approximately 2,900 of whom will be hourly employees. In the acquisition, Stater Bros. will assume collective bargaining agreements with the same unions mentioned above, covering employees at the acquired stores.

  Stater Bros. values its employees and believes its relationship with them is good and that employee loyalty and enthusiasm are key elements of its operating performance.

Competition

  Stater Bros. operates in a highly competitive industry characterized by narrow profit margins. Competitive factors include:

  .  price;

  .  customer service;

  .  quality and variety of products; and

  .  store location and condition.

  Stater Bros. believes that its competitive strengths include its:

  .  specialty services;

  .  high product quality;

  .  everyday low prices;

  .  one-stop shopping convenience;

  .  breadth of product selection;

  .  attention to customer service;

  .  convenient store locations;

  .  central warehouse and distribution facilities' proximity to its stores;
     and

  .  long history of community involvement.

  Given the wide assortment of products it offers, Stater Bros. competes with various types of retailers, including local, regional and national supermarket retailers, convenience stores, retail drug stores, national general merchandisers and discount retailers, membership clubs and warehouse stores. Stater Bros.' primary competitors include Lucky, Vons, Albertson's, Ralph's and a number of independent supermarket operators.

Environmental

  During fiscal 1998, Stater Bros. removed all of its underground gasoline fuel storage tanks and remediated the surrounding soils, where necessary. The costs incurred in 1998 to remove the underground gasoline storage tanks and to remediate the surrounding soils amounted to approximately $84,000. During fiscal 1997, Stater Bros. removed all of its underground diesel fuel storage tanks and related diesel refueling equipment from its Colton, California distribution facility. The costs incurred during fiscal 1997 to remove the underground diesel fuel storage tanks and to remediate the surrounding soils, amounted to approximately $330,000. Stater Bros. refuels its transportation equipment at several off-site locations which are owned and operated by an unrelated third party.

  Environmental remediation costs incurred over the past five years have been approximately $684,000, in the aggregate, including remediation costs of approximately $174,000 in 1998, $330,000 in 1997, and $80,000, in 1996.
Management believes that any such future remediation costs will not have an adverse material effect on the financial condition or results of operations of Stater Bros.

Year 2000 Compliance

  The efficient operations of Stater Bros. are dependent, in part, upon its computer software programs, systems and processes. Stater Bros.' information systems are used in several key areas of Stater Bros., including, but not limited to, supermarket operations, warehousing and distribution, merchandising and purchasing, inventory management, and accounting and financial reporting. In 1997, Stater Bros. established a Year 2000 compliance committee and developed a Year 2000 compliance plan. Stater Bros.' Year 2000 compliance plan addresses Stater Bros.' information systems, communications with vendors, financial institutions and others, and provides for contingency planning. Stater Bros. is in the process of updating its information systems for Year 2000 compliance requirements and has engaged independent consultants since mid-1998 to assist in achieving Year 2000 compliance with its information systems by September 1999. Additionally, Stater Bros. has also been in communication with some of its vendors, financial institutions and others whose computer software, programs and information systems may interface with those of Stater Bros. to assess the status of their compliance with Year 2000 requirements. Failure of companies that Stater Bros. conducts business with to comply with the Year 2000 requirements could have an adverse effect on Stater Bros.' operations.

  Based on the information currently available, Stater Bros. believes it will meet the Year 2000 compliance requirements through a combination of information systems modifications and through the acquisition of new equipment and technology that are Year 2000 compliant. Stater Bros.' Year 2000 compliance committee is developing a contingency plan for its information systems and is developing contingency plans in the event vendors, financial institutions and others that Stater Bros. conducts business with do not comply with the Year 2000 requirements. Stater Bros. believes that costs required to replace or modify information systems, including scheduled replacements of in-store point of sale equipment, will approximate $8.4 million, of which $6.9 million will be capitalized and $1.5 million will be expensed. Through June 27, 1999, Stater Bros. has incurred capitalized expenditures of $6.2 million and operating expenses of $982,000. Stater Bros. believes that it will successfully achieve compliance with the Year 2000 requirements by September 1999, however, no assurances can be given that Stater Bros.' information systems and its vendors, financial institutions and others will be successful in achieving Year 2000 compliance.

  Stater Bros.' ability to timely implement its Year 2000 compliance plan may be adversely affected by a variety of factors, some of which are beyond Stater Bros.' control, including the potential of unforeseen implementation problems, delays in the delivery of products, and disruption of store operations resulting from a loss of power or communication links between stores, distribution centers and headquarters. Based on currently available information, Stater Bros. is unable to determine whether such interruptions are likely to have a material adverse effect on Stater Bros.' results of operations, liquidity or financial condition.

Legal Proceedings

  In the ordinary course of its business, Stater Bros. is party to various legal actions which it believes are incidental to the operation of its business. Stater Bros. records an appropriate provision when the occurrence of loss is probable and can be reasonably estimated. Stater Bros. believes that the outcome of such legal proceedings to which Stater Bros. is currently a party will not have a material adverse effect upon its results of operations or its consolidated financial condition.

  In April 1998, certain environmental groups and the California State Attorney General filed two separate lawsuits against Stater Bros. Markets and lawsuits against other supermarket chains in California. Both cases filed against Stater Bros. Markets involve claims alleging that the aggregate release of diesel fuel emissions caused by the ingress and egress of diesel engine vehicles at its distribution facility in Colton, California violate California law. The lawsuits filed against the other California supermarket chains involved similar allegations. Both cases involving Stater Bros. Markets are currently in the discovery stage. Management anticipates that the resolution of these cases will not involve adverse financial consequences to Stater Bros.

  On June 19, 1997, Stater Bros. Markets was named as a defendant in the case of Ufondu, et al. vs. Stater Bros. Markets filed in the Superior Court of the State of California for the County of San Bernardino. The complaint filed by twelve employees seeks unspecified damages alleging racial discrimination in Stater Bros.' employment practices. Stater Bros. believes the complaint is without merit and intends to vigorously defend the case. There can be no assurances, however, as to the outcome of this case.

Government Regulation

  Stater Bros. is subject to regulation by a variety of governmental authorities, including federal, state and local agencies. Regulations cover trade practices, building standards, labor, health, safety and environmental matters. The distribution and sale of alcoholic beverages, tobacco products, milk and other agricultural products are also subject to regulation.

                                  MANAGEMENT

  The following table sets forth certain information with respect to the current executive officers and directors of Stater Bros., their ages and principal occupations for at least the past five years. Directors of Stater Bros. each serve for a term of one year, or until their successors are elected. The officers serve at the discretion of the Board of Directors of Stater Bros.

          Name           Age                           Position
          ----           ---                           --------
Jack H. Brown...........  60 Chairman of the Board, President and Chief Executive Officer
Donald I. Baker.........  58 Executive Vice President
H. Harrison Lightfoot...  61 Group Senior Vice President--Development
A. Gayle Paden..........  62 Group Senior Vice President--Human Resources
Dennis N. Beal..........  48 Senior Vice President--Finance and Chief Financial Officer
Bruce D. Varner.........  62 Director and Secretary
Thomas W. Field, Jr.....  64 Vice Chairman of the Board of Directors

Background of Directors and Executive Officers

  Jack H. Brown. Jack H. Brown has been President and Chief Executive Officer of Stater Bros. since June 1981 and Chairman of the Board since 1986. From September 1978 to June 1981, Mr. Brown served as President of Pantry Food Markets, Inc. and American Community Stores Corporation, Inc., both wholly-owned subsidiaries of Cullum Companies, Inc., a publicly held corporation. From 1972 to 1978, Mr. Brown served as Corporate Vice President of Marsh Supermarkets, Inc., a publicly held corporation. Mr. Brown has been employed in various capacities in the supermarket industry for 47 years. Mr. Brown has a majority interest and is the managing general partner of La Cadena Investments.

  Donald I. Baker. Donald I. Baker has been Executive Vice President of Stater Bros. since October 1998. Mr. Baker joined Stater Bros. in November 1983 as Vice President--Warehouse and Transportation and was Group Senior Vice President--Administration from July 1996 to October 1998. From July 1992 to July 1996, Mr. Baker was Group Senior Vice President--Human Resources and Distribution. From August 1986 to July 1992, Mr. Baker was Senior Vice President--Human Resources and Distribution. Mr. Baker has approximately 39 years of experience in the supermarket industry. Prior to joining Stater Bros., Mr. Baker was employed by American Community Stores Corporation, Inc., a subsidiary of Cullum Companies, Inc., a publicly held corporation, from 1972 to 1983 in various capacities including Vice President of Retail Operations, and was also employed by Kroger Company from 1966 to 1972.

  H. Harrison Lightfoot. H. Harrison Lightfoot has been Group Senior Vice President--Development since May 1998 and was Group Senior Vice President-- Retail Operations of Stater Bros. from June 1986 to May 1998. Mr. Lightfoot has served Stater Bros. for 45 years in various capacities, including store manager, buyer, general supervisor and Vice President. Mr. Lightfoot is a general partner of La Cadena Investments.

  A. Gayle Paden. A. Gayle Paden has been Group Senior Vice President--Human Resources since May 1998 and was Group Senior Vice President--Distribution from July 1996 to May 1998. Mr. Paden joined Stater Bros. in 1986 as Group Senior Vice President--Administration and served in that capacity until July 1996. Mr. Paden was previously with Lucky Stores for 35 years where he served in various capacities, the most recent of which was President of the Southern California Food Division.

  Dennis N. Beal. Dennis N. Beal has been Senior Vice President--Finance and Chief Financial Officer since May 1998 and was Vice President of Finance and Chief Financial Officer of Stater Bros. from September 1992 to May 1998. Mr. Beal was Vice President and Controller of American Stores Company from 1989 to 1992 and Vice President and Controller of subsidiaries of American Stores Company from 1987 to 1989 and served in various financial positions since 1981. Mr. Beal, a certified public accountant, was also a partner in the accounting firm of Bushman, Daines, Rasmussen & Wisan and served in various capacities with the firm from 1974 to 1981.

  Bruce D. Varner. Bruce D. Varner has been a director of Stater Bros. Markets since September 1985 and director of Stater Bros. since May 1989. Since February 1997, Mr. Varner has been a partner in the law firm of Varner, Saleson & Dobler LLP. From 1967 to February 1997, Mr. Varner was a partner in the law firm of Gresham, Varner, Savage, Nolan & Tilden. Mr. Varner specializes in business and corporate matters. Mr. Varner and the law firm of Varner, Saleson & Dobler LLP have performed legal services in the past for Stater Bros. and Stater Bros. expects such services to continue in the future.

  Thomas W. Field, Jr. Thomas W. Field, Jr. has been Vice Chairman of the Board of Directors of Stater Bros. since May 1998 and a Director of Stater Bros. since 1994. He has been President of Field and Associates since 1989. From 1988 to 1989, Mr. Field was Chairman of the Board, President and Chief Executive Officer of McKesson Corporation and was its President since 1984, and President and Chief Executive Officer from 1986 to 1988. Mr. Field was President of American Stores Company from 1981 to 1984 and was President of Alpha Beta Company from 1976 to 1984. Mr. Field was a Director of American Stores Company from 1979 to 1984. Mr. Field is a nationally recognized and highly regarded supermarket executive. Mr. Field has held various positions in the supermarket industry for over 40 years and serves as a Director for several companies including Campbell Soup Company and Maxicare.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of June 27, 1999, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by Stater Bros. to beneficially own more than 5% of such stock; (b) each director of Stater Bros.; (c) each of the named executive officers; and (d) all directors and executive officers of Stater Bros. as a group:

                                                                  Percentage of
                                               Shares of Class A     Class A
                                                  Common Stock    Common Stock
     Name and Address of Beneficial Owner      Beneficially Owned  Outstanding
     ------------------------------------      ------------------ -------------
La Cadena Investments(1)......................       50,000            100%
Jack H. Brown(1)(2)...........................       50,000            100
H. Harrison Lightfoot(1)(2)...................       50,000            100
Richard C. Moseley(1)(2)......................       50,000            100
A. Gayle Paden(2).............................           --             --
Donald J. Baker(2)............................           --             --
Dennis N. Beal(2).............................           --             --
Bruce D. Varner(2)............................           --             --
Thomas W. Field, Jr.(2).......................           --             --
All directors and executive officers as a
 group (7 persons)(1)(3)......................       50,000            100

--------
(1) The 50,000 outstanding shares of Stater Bros.' Class A common stock are owned by La Cadena Investments and may be deemed to be beneficially owned by the partners of La Cadena Investments. The general partners of La Cadena Investments are Jack H. Brown, Richard C. Moseley and H. Harrison Lightfoot. Mr. Brown has the majority interest and is the managing general partner of La Cadena Investments and has the power to vote the shares of Stater Bros. owned by La Cadena Investments on all matters. Certain La Cadena Investments issues, such as the disposition of such shares of Stater Bros., may require approval of 60% of the voting power of La Cadena Investments. Accordingly, Messrs. Brown, Moseley and Lightfoot may be deemed to have shared voting power or shared investment power with respect to the shares owned by La Cadena Investments, and such individuals therefore may be deemed to be the beneficial owners thereof. The address of La Cadena Investments is 3750 University Avenue, Suite 610, Riverside, California 92501.

(2) The address of Messrs. Brown, Lightfoot, Moseley, Paden, Baker, Beal, Varner and Field is c/o Stater Bros. at 21700 Barton Road, Colton, California 92324.

(3) Does not include Mr. Moseley.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Bruce D. Varner and the law firm of Varner, Saleson & Dobler LLP, of which Mr. Varner is a partner, have performed legal services in the past for Stater Bros. The total cost of such legal services incurred by Stater Bros. during fiscal 1998 was approximately $1.6 million. Stater Bros. believes that the terms and costs of such legal services provided by Mr. Varner and the law firm of Varner, Saleson & Dobler LLP were at least as fair to Stater Bros. as could have been obtained from unaffiliated law firms. Stater Bros. expects such services to continue in the future.

  Stater Bros. has agreed to pay La Cadena Investments a fee for advisory services rendered in connection with the related transactions equal to 1% of the aggregate principal amount of the outstanding notes.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following is a summary of important terms of Stater Bros.' material indebtedness:

New Credit Facility

  Stater Bros.' principal operating subsidiary, Stater Bros. Markets, signed a new credit facility with Bank of America on August 6, 1999. The new credit facility provides for (i) a $50.0 million three-year revolving loan facility and (ii) a $25.0 million three-year letter of credit facility. Borrowings under the revolving loan facility are expected to be used for certain working capital and corporate purposes. Letters of credit under the letter of credit facility are expected to be used to support the purchase of inventory, obligations incurred in connection with the construction of stores, and workmen's compensation insurance obligations. The availability of the loans and letters of credit are subject to certain sublimits and other borrowing restrictions.

  Indebtedness of Stater Bros. Markets under the new credit facility is guaranteed by Stater Bros. Development, Inc., a subsidiary of Stater Bros., and any subsidiaries that Stater Bros. Markets or Stater Bros. Development, Inc. acquires or forms after the date of the new credit facility.

  Loans under the new credit facility bear interest at a rate based upon either (i) the "Base Rate" (defined as the higher of (a) the rate of interest publicly announced by Bank of America as its "reference rate" and (b) the federal funds effective rate from time to time plus 0.50%), plus 1.00%, or
(ii) the "Offshore Rate" (defined as the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by Stater Bros. Markets) are offered to Bank of America in the interbank eurodollar market), plus 2.25%.

  The revolving loan facility will cease to be available and will be payable in full on August 6, 2002. Letters of credit under the new credit facility can be issued until August 6, 2002, and all letters of credit must expire not later than August 6, 2003. The loans under the revolving loan facility must be repaid for a period of ten consecutive days semi-annually.

  Loans under the revolving loan facility may be repaid and reborrowed. The loans under the revolving loan facility may be prepaid at any time without penalty, subject to certain minimums and payment of any breakage and redeployment costs in the case of loans based on the offshore rate. The commitments under the new credit facility may be reduced by Stater Bros. Markets. Stater Bros. Markets will be required to pay a commitment fee equal to 0.25% per annum on the actual daily unused portion of the revolving loan facility and the letter of credit facility, payable quarterly in arrears. For purposes of that fee, commercial letters of credit will not constitute usage of the letter of credit facility. Stater Bros. Markets will also be required to pay a commission on all outstanding standby letters of credit issued under the letter of credit facility equal to 1.25% per annum on the face amount of such letters of credit, and will be required to pay standard fees charged by Bank of America with respect to the issuance, negotiation, and amendment of commercial letters of credit issued under the letter of credit facility.

  Availability of the loans and letters of credit under the new credit facility is subject to a monthly borrowing base test based on inventory. The new credit facility requires Stater Bros. Markets to meet certain financial tests, including minimum net worth and minimum EBITDA tests. The new credit facility contains covenants which, among other things, will limit indebtedness, liens, guarantee obligations, mergers, consolidations, liquidations and dissolutions, asset sales, leases, investments, loans and advances, transactions with affiliates, sale-leasebacks, other matters customarily restricted in such agreements and modifications to the holding company status of Stater Bros.

  The new credit facility also contains covenants that apply to Stater Bros. Holdings Inc., and Stater Bros. Holdings Inc. is a party to the new credit facility for purposes of these covenants. These covenants, among other things, limit dividends and other payments in respect of Stater Bros. Holdings Inc.'s capital stock, prepayments and redemptions of the exchange notes and other debt, and limit indebtedness, investments, loans and advances by Stater Bros. Holdings Inc. The new credit facility requires Stater Bros. Holdings Inc. and Stater Bros. Markets to comply with certain covenants intended to ensure that their legal identities remain separate.

  The new credit facility contains customary events of default, including payment defaults; material inaccuracies in representations and warranties; covenant defaults; cross-defaults to certain other indebtedness; certain bankruptcy events; certain ERISA events; judgment; defaults; invalidity of any guaranty; failure of Jack H. Brown to be Chairman of the Board and Chief Executive Officer of Stater Bros. Markets; and change of control.

  The new credit facility replaced Stater Bros.' previous credit facility with Bank of America. The previous credit facility provided Stater Bros. Markets with a revolving facility of $15.0 million and a letter of credit facility of $25.0 million. As of June 27, 1999, $15.0 million was available to Stater Bros. Markets under the previous revolving facility and $14.2 million was available under the previous letter of credit facility. At August 17, 1999 there were no revolving borrowings outstanding under the new credit facility and the aggregate amount of all letters of credit issued thereunder was approximately $10.0 million.

11% Senior Notes

  In March 1994, Stater Bros. issued $165.0 million principal amount of its 11% senior notes. At August 6, 1999, approximately $5 million of the principal amount of such senior notes remained outstanding. The 11% senior notes are governed by the terms of an indenture, as amended, and are unsecured senior obligations of Stater Bros. The 11% senior notes mature on March 1, 2001 and interest thereon is payable semi-annually in arrears on March 1 and September 1 of each year. The 11% senior notes rank equally with all of Stater Bros.' existing and future unsubordinated, unsecured indebtedness.

  In connection with Stater Bros.' repurchase of 11% senior notes, Stater Bros. amended the indenture pursuant to which the 11% senior notes were issued to eliminate substantially all financial and restrictive covenants. See "Summary--The Related Transactions."

                       DESCRIPTION OF THE EXCHANGE NOTES

  In this description, the term "Stater Bros." refers only to Stater Bros. Holdings Inc. and not to any of its subsidiaries. Definitions of certain other terms used in this description are found under the subheading "--Certain Definitions." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

  Stater Bros. will issue the exchange notes under an indenture dated August 6, 1999 between itself and IBJ Whitehall Bank & Trust Company, as trustee (the "Indenture"). The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

  The terms of the exchange notes are nearly identical to the outstanding notes in all material respects, including interest rate and maturity, except that the exchange notes will not be subject to:

  .  the restrictions on transfer; and

  .  the registration agreement covenants regarding registration.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. The Indenture, and not this description, defines investors' rights as holders of the exchange notes.

Brief Description of the Exchange Notes

 The Exchange Notes

  The exchange notes:

  .  are general unsecured obligations of Stater Bros.;

  . are pari passu in right of payment with existing and future unsecured senior Indebtedness of Stater Bros.; and

  . are senior in right of payment to any future subordinated Indebtedness of Stater Bros.

  The operations of Stater Bros. are conducted through its subsidiaries and, therefore, Stater Bros. depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the exchange notes. The exchange notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Stater Bros.' subsidiaries. The ability of Stater Bros., as the owner of equity interests in its subsidiaries, to receive assets upon the liquidation or reorganization of any of its subsidiaries (and the consequent right of the holders of the exchange notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors. As of June 27, 1999, Stater Bros.' subsidiaries would have had approximately $18.1 million of Indebtedness and $144.5 million of trade payables and other current liabilities outstanding assuming the Transactions were completed on June 27, 1999. See "Risk Factors--Risks Related to the Exchange Notes--Stater Bros.' Holding Company Structure Restricts the Funds and Assets Available for the Payment of Principal and Interest on the Exchange Notes."

Principal, Maturity and Interest

  The Indenture provides for the issuance by Stater Bros. of notes with an initial aggregate principal amount of $450 million and a maximum aggregate principal amount of $550 million. Stater Bros. may issue additional notes under the Indenture from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The exchange notes and any additional notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Stater Bros. will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on August 15, 2006.

  Interest on the exchange notes will accrue at the rate of 10 3/4% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2000. Stater Bros. will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

  Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

  If a Holder has given wire transfer instructions to Stater Bros., Stater Bros. will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's exchange notes in accordance with those instructions. All other payments on exchange notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Stater Bros. elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Exchange Notes

  The Trustee will initially act as Paying Agent and Registrar. Stater Bros. may change the Paying Agent or Registrar without prior notice to the Holders, and Stater Bros. or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

  A Holder may transfer or exchange exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Stater Bros. may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Stater Bros. is not required to transfer or exchange any exchange note selected for redemption. Also, Stater Bros. is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed. The registered Holder of a exchange note will be treated as the owner of it for all purposes.

Optional Redemption

  At any time prior to August 15, 2002, Stater Bros. may on any one or more occasions redeem up to 35% of the aggregate principal amount of exchange notes issued under the Indenture at a redemption price of 110.750% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more sales of Capital Stock of Stater Bros., resulting for each such sale in net cash proceeds to Stater Bros. in excess of $25.0 million, provided that:

    (1) at least 65% of the aggregate principal amount of exchange notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding exchange notes held by Stater Bros. and its Subsidiaries); and

    (2) the redemption must occur within 45 days of the date of the closing of such offering.

  Except pursuant to the preceding paragraph, the exchange notes will not be redeemable at Stater Bros.' option prior to August 15, 2003.

  After August 15, 2003, Stater Bros. may redeem all or a part of the exchange notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

     Year                                                            Percentage
     ----                                                            ----------
     2003...........................................................  105.3750%
     2004...........................................................  102.6875%
     2005 and thereafter............................................  100.0000%

Mandatory Redemption

  Stater Bros. is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Repurchase at the Option of Holders

 Change of Control

  If a Change of Control occurs, each Holder of exchange notes will have the right to require Stater Bros. to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's exchange notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Stater Bros. will offer a payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). Within thirty (30) days following any Change of Control, Stater Bros. will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Stater Bros. will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Stater Bros. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

  On the Change of Control Payment Date, Stater Bros. will, to the extent lawful:

    (1) accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the Trustee the exchange notes so accepted together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by Stater Bros.

  The Paying Agent will promptly mail to each Holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new exchange note will be in a principal amount of $1,000 or an integral multiple thereof.

  Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Stater Bros. will either (i) cause each of its Restricted Subsidiaries to obtain the requisite consents, if any, under any agreements governing outstanding Indebtedness of such Restricted Subsidiary to permit the repurchase of exchange notes required by such "Change in Control" covenant or
(ii) if any of such requisite consents cannot be obtained, cause the applicable Restricted Subsidiary or Restricted Subsidiaries to repay the Indebtedness pursuant to which such consent is required.

  Stater Bros. will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The provisions described above that require Stater Bros. to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the exchange notes to require that Stater Bros. repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

  Stater Bros. will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Stater Bros. and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Stater Bros. and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of exchange notes to require Stater Bros. to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Stater Bros. and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than a Qualified Santee LLC Interest Sale) unless:

    (1) Stater Bros. (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) such fair market value is evidenced by (i) for any Asset Sale resulting in Net Proceeds less than or equal to $1.0 million, an Officers' Certificate delivered to the Trustee or (ii) for any Asset Sale resulting in Net Proceeds in excess of $1.0 million, a resolution of Stater Bros.' Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

    (3) at least 75% of the consideration therefor received by Stater Bros. or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

      (a) any liabilities (as shown on Stater Bros.' or such Restricted Subsidiary's most recent balance sheet) of Stater Bros. or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Stater Bros. or such Restricted Subsidiary from further liability; and

      (b) any securities, notes or other obligations received by Stater Bros. or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Stater Bros. or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

  provided, that any non-cash consideration that becomes Net Proceeds will thereafter be subject to the provisions of the next paragraph.

  Upon the date of consummation of any Asset Sale by Stater Bros. or any Restricted Subsidiary which, taken individually or together with all such Asset Sales since the date of the Indenture, results in the receipt of Net Proceeds in excess of $10.0 million, such Net Proceeds and all Net Proceeds from all such Asset Sales consummated concurrently therewith or consummated thereafter (such first consummation date and each such date thereafter a "Consummation Date") will be applied by Stater Bros. or such Restricted Subsidiary within 12 months of the relevant Consummation Date (or, in the event of a Qualified Santee LLC Interest Sale, within 24 months of the relevant Consummation Date) at its election to either:

    (1) investments in assets or businesses in the same line of business as Stater Bros. or such Restricted Subsidiary;

    (2) the permanent repayment of (and permanent reduction of commitments, if any, under) any Indebtedness (a) that is secured by or incurred to construct such assets or (b) of a Restricted Subsidiary;

    (3) a combination of payment and investment permitted by the foregoing clauses (1) and (2); or

    (4) pending the final application of any such Net Proceeds, the temporary reduction of revolving credit borrowings or other investment of such Net Proceeds in any manner that is not prohibited by the Indenture.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1), (2) or (3) of the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Stater Bros. will be required under the Indenture to make an Asset Sale Offer to all Holders of exchange notes and all holders of other Indebtedness that is pari passu with the exchange notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of exchange notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Stater Bros. or such Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of exchange notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the exchange notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of exchange notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

  Stater Bros. will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Stater Bros. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

  The agreements governing certain Indebtedness of Stater Bros. Markets limit the ability of Stater Bros. to purchase the exchange notes in the event of a Change of Control or an Asset Sale, and also provide that certain change of control or asset sale events with respect to Stater Bros. Markets would constitute a default under these agreements. Any future credit agreements or other agreements relating to Indebtedness to which Stater Bros. Markets becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the ability of Stater Bros. to purchase the exchange notes is restricted, Stater Bros. Markets could seek the consent of its lenders to the purchase of exchange notes or could attempt to repay the borrowings that contain such restriction. If Stater Bros. Markets did not obtain such a consent or repay such borrowings, Stater Bros. might not be able to purchase the exchange notes. In such case, Stater Bros.' failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture. In addition, the exercise by the Holders of exchange notes of their right to require Stater Bros. to repurchase the exchange notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Stater Bros. Finally, Stater Bros.' ability to pay cash to the Holders of exchange notes upon a repurchase may be limited by Stater Bros.' then existing financial resources. See "Risk Factors--States Bros. May Be Unable to Raise the Funds Necessary to Finance a Change of Control Offer Required by the Indenture."

Selection and Notice

  If less than all of the exchange notes are to be redeemed at any time, the Trustee will select exchange notes for redemption as follows:

    (1) if the exchange notes are listed, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

    (2) if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

  No exchange notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address. Notices of redemption may not be conditional.

  If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, ceases to accrue on exchange notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

  Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of Stater Bros.' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving Stater Bros. or any of its Restricted Subsidiaries) or to the direct or indirect holders of Stater Bros.' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Stater Bros. or payable to Stater Bros. or a Restricted Subsidiary of Stater Bros.);

    (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Stater Bros.) any Equity Interests of Stater Bros. or any direct or indirect parent or Affiliate of Stater Bros.;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the exchange notes, except a payment of interest or principal at the Stated Maturity thereof; or

    (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless such Restricted Payment occurs on or after September 27, 1999 and, at the time of and after giving effect to such Restricted Payment:

    (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

    (2) Stater Bros. would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Stater Bros. and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

      (a) 50% of the Consolidated Net Income of Stater Bros. for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Stater Bros.' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

      (b) 100% of the aggregate net cash proceeds received by Stater Bros. since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Stater Bros. (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Stater Bros. that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Stater Bros. or to Santee or Santee LLC); plus

      (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

      (d) an amount equal to the fair market value of the Equity Interests of each Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary pursuant to the terms of the Indenture; provided, that such amount shall not in any case exceed the amount of Restricted Investments previously made by Stater Bros. or any Restricted
    Subsidiary in such Person; plus

      (e) $5.0 million.

  The preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (2) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Stater Bros. or of any Equity Interests of Stater Bros. in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Stater Bros.) of, Equity Interests of Stater Bros. (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

    (3) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Stater Bros. with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (4) the payment of any dividend by a Restricted Subsidiary of Stater Bros. to the holders of its Equity Interests on a pro rata basis;

    (5) the payment to La Cadena Investments of an amount equal to 1% of the aggregate principal amount of the exchange notes sold pursuant to this offering for advisory services rendered in connection therewith;

    (6) the payment of any costs and expenses (including any related premium) in connection with (a) the offering of the exchange notes and the tender offer and consent solicitation for Stater Bros.' 11% senior notes due 2001 and 9% senior subordinated notes due 2004 and (b) the acquisition of certain supermarkets and one store site pursuant to the Asset Purchase Agreement, including all costs and expenses incidental to the foregoing;

    (7) the payment to La Cadena Investments or any La Cadena Successor of an amount equal to the lesser of the amount of (i) the sum of (X) any Qualified La Cadena Investment, plus (Y) an amount equal to a commercially reasonable rate of interest on such Qualified La Cadena Investment to the extent that the net proceeds received by Stater Bros. Markets from the sale or disposition of that portion of Stater Bros. Markets' interest in Santee LLC which was acquired with the proceeds from such Qualified La Cadena Investment exceeds the original amount of the Qualified La Cadena Investment; and (ii) net proceeds

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  received by Stater Bros. Markets from the sale or disposition of that portion of Stater Bros. Markets' interest in Santee LLC which was acquired with the proceeds from such Qualified La Cadena Investment;

    (8) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the date of the Indenture not to exceed $5 million;

    (9) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Stater Bros. held by any key employee of Stater Bros. or its Restricted Subsidiaries (other than any key employee that is a partner of or otherwise holds any Equity Interest in La Cadena Investments or any La Cadena Successor) upon any such person's death, disability or termination of employment and pursuant to any management equity subscription agreement, stock option agreement or other incentive compensation plan or agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000, which aggregate amount shall increase by $500,000 on each anniversary of the date of the Indenture;

    (10) payment of dividends on the Markets Preferred Stock as outstanding and in effect on the date of the Indenture not to exceed five thousand dollars ($5,000) per year; and

    (11) any redemption or repurchase of the Markets Preferred Stock outstanding on the date of the Indenture, provided that the aggregate cash payments made with respect to such redemption or repurchase shall not exceed fifty thousand dollars ($50,000).

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Stater Bros. or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by a majority of Stater Bros.' directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment (other than Restricted Payments permitted pursuant to clauses (1), (4), (5), (6), (10) and
(11) of the preceding paragraph), Stater Bros. shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Stater Bros. will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, Stater Bros. may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Stater Bros.' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by Stater Bros. or its Restricted Subsidiaries of Indebtedness in an aggregate principal amount not to exceed $50 million at any time outstanding under any Credit Facilities or any replacement facility thereof;

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    (2) the incurrence by Stater Bros. and its Restricted Subsidiaries of the
  Existing Indebtedness;

    (3) the incurrence by Stater Bros. of Indebtedness represented by the outstanding notes issued on the date of the Indenture and the exchange notes to be issued hereby;

    (4) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Acquired Debt represented by Capital Lease Obligations with respect to assets acquired pursuant to the acquisition in an amount not to exceed $15 million in the aggregate, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4);

    (5) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations or of Permitted Construction Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $25.0 million at any time outstanding;

    (6) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or
  (3) of this paragraph;

    (7) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Stater Bros. and any of its Wholly-Owned Subsidiaries (other than an Unrestricted Subsidiary); provided, however, that:

      (a) if Stater Bros. is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the exchange notes; and

      (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Stater Bros. or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Stater Bros. or a Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Stater Bros. or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
    (7);

    (8) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

    (9) the guarantee by Stater Bros. of Indebtedness of Stater Bros. or a Restricted Subsidiary of Stater Bros. that was permitted to be incurred by another provision of this covenant;

    (10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Stater Bros. as accrued;

    (11) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of Indebtedness to secure workers' compensation and other insurance coverages, not to exceed the minimum amount required by Stater Bros.' or any of its Restricted Subsidiaries' insurance carriers or applicable regulatory agencies (which may be Indebtedness under Credit Facilities in addition to that permitted under clause (1));

    (12) the incurrence by Stater Bros. of Indebtedness to La Cadena Investments or any La Cadena Successor incurred by Stater Bros. in connection with a Qualified La Cadena Investment; provided, however, that the repayment of principal with respect to, and the payment of interest with respect to, any such Qualified La Cadena Investment constituting Indebtedness will be subject to the covenant set forth in "Limitation on Restricted Payments and Investments";

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    (13) the incurrence by Stater Bros. or any of its Restricted Subsidiaries
  of Indebtedness represented by letters of credit entered into as security for the obligations of Stater Bros. or any of its Restricted Subsidiaries pursuant to any or all of the Petrolane Leases;

    (14) the incurrence of Indebtedness arising from agreements of Stater Bros. or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Stater Bros. or any Restricted Subsidiary pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of Stater Bros. or any Restricted Subsidiary, other than guarantees or similar credit support by Stater Bros. or such Restricted Subsidiary of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness described in this clause shall not exceed the net proceeds actually received in connection with any such disposition; and

    (15) the incurrence by Stater Bros. or any of its Restricted Subsidiaries of other Indebtedness not to exceed $25 million (which may be Indebtedness under Credit Facilities in addition to that permitted by clause (1)).

  Stater Bros. will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Stater Bros. unless such Indebtedness is also contractually subordinated in right of payment to the exchange notes on substantially identical terms; provided, however, that no Indebtedness of Stater Bros. shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Stater Bros. solely by virtue of being unsecured.

  For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Stater Bros. will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

  Indebtedness under the Revolving Credit Facility outstanding on the date on which exchange notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

 Liens

  Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind:

    (1) on the ability of any Restricted Subsidiary to:

      (a) pay dividends or make any other distributions on its Capital Stock to Stater Bros. or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Stater Bros. or any of its Restricted Subsidiaries;

      (b) make loans or advances to Stater Bros. or any of its Restricted Subsidiaries; or

      (c) transfer any of their respective properties or assets to Stater Bros. or any of its Restricted Subsidiaries;

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    (2) On the ability of Stater Bros. or any of its Restricted Subsidiaries
  to receive or retain any such:

      (a) dividends, payments or distributions,

      (b) loans or advances, or

      (c) transfer of property (any such restriction being referred to herein as a "Payment Restriction").

  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) agreements in effect as of the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof (provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture) or any provisions of any articles of incorporation or certificate of incorporation with respect to Stater Bros. or any Restricted Subsidiary (including without limitation the rights, preferences and privileges of any class or series of preferred stock included therein) in effect as of the date of the Indenture;

    (2) the Indenture and the exchange notes;

    (3) applicable law;

    (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Stater Bros. or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

    (5) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business;

    (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (2)(c) of the preceding paragraph;

    (7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (8) the Revolving Credit Facility;

    (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien; and

    (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

  Stater Bros. may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Stater Bros. is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Stater Bros. and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

    (1) either: (a) Stater Bros. would be the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Stater Bros.) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made would be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

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    (2) the Person formed by or surviving any such consolidation or merger
  (if other than Stater Bros.) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Stater Bros. under the exchange notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

    (3) immediately after giving effect to such transaction (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default or Event of Default would exist or be continuing; and

    (4) Stater Bros. or the Person formed by or surviving any such consolidation or merger (if other than Stater Bros.), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

      (a) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Stater Bros. immediately preceding the transaction; and

      (b) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (5) Stater Bros. or such Person will have delivered to the Trustee (a) an officers' certificate of Stater Bros. and an opinion of counsel (which counsel may not be in-house counsel of Stater Bros.), each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (b) a certificate from Stater Bros.' independent certified public accountants stating that Stater Bros. has made the calculations required by clause (4) above in accordance with the terms of the Indenture.

  In addition, Stater Bros. may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Stater Bros. and any of its Restricted Subsidiaries.

 Designation of Restricted and Unrestricted Subsidiaries

  The board of directors of Stater Bros. may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of any Wholly-Owned Subsidiary of Stater Bros. other than a Wholly-Owned Subsidiary of such Subsidiary; provided, that Stater Bros. provides the Trustee with an Officers' Certificate accompanied by a resolution of Stater Bros.' board of directors stating that (x) such designation complies with the covenant described above under "--Restricted Payments" and (y) such designation will not otherwise result in any Default or Event of Default. The board of directors of Stater Bros. may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Stater Bros. is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the Trustee by promptly providing the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

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 Transactions with Affiliates

  Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

    (1) such Affiliate Transaction is on terms that are consistent with industry practice and no less favorable to Stater Bros. or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Stater Bros. or such Restricted Subsidiary with an unrelated Person; and

    (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, Stater Bros. delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors.

  The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) transactions, to the extent not otherwise prohibited under the Indenture, between or among Stater Bros. and/or its Wholly-Owned Subsidiaries;

    (2) transactions contemplated by the Santee Documents, as amended, modified, renewed, refunded or replaced from time to time; provided, that such transactions are not otherwise prohibited by the Indenture;

    (3) payment of reasonable directors fees to directors of Stater Bros.;

    (4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Stater Bros.;

    (5) payment to La Cadena Investments of an amount equal to 1% of the aggregate principal amount of the exchange notes sold pursuant to this offering for advisory services rendered in connection therewith; and

    (6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

 Limitation on Issuances and Sales of Equity Interests in Wholly-Owned
   Subsidiaries (other than an Unrestricted Subsidiary)

  Stater Bros. will not, and will not permit any of its Wholly-Owned Subsidiaries (other than an Unrestricted Subsidiary) to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros. to any Person (other than Stater Bros. or a Wholly-Owned Subsidiary of Stater Bros.), unless:

    (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

    (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  In addition, Stater Bros. will not permit any Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros. to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Stater Bros. or a Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros.

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 Limitations on Issuances of Guarantees of Indebtedness

  Stater Bros. will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Stater Bros. with a principal amount in excess of an aggregate of $10.0 million unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the exchange notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness.

 Payments for Consent

  Stater Bros. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the exchange notes unless such consideration is offered to be paid and is paid to all Holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  Whether or not required by the Commission, so long as any exchange notes are outstanding, Stater Bros. will furnish to the Holders of exchange notes, within the time periods specified in the Commission's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Stater Bros. were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Stater Bros.' certified independent accountants; and

    (2) all current reports that would be required to be filed with the Commission on Form 8-K if Stater Bros. were required to file such reports.

  In addition, following the consummation of this exchange offer, whether or not required by the Commission, Stater Bros. will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

  Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the exchange notes;

    (2) default in payment when due of the principal of, or premium, if any, on the exchange notes;

    (3) failure by Stater Bros. or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," or "--Certain Covenants--Merger, Consolidation or Sale of Assets";

    (4) failure by Stater Bros. or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture or the exchange notes (other than a default set forth in clauses
  (1), (2) or (3) above);

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Stater Bros. or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Stater Bros. or any of its Restricted

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  Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

      (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

      (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

    (6) failure by Stater Bros. or any of its Restricted Subsidiaries to pay final judgments to the extent not covered by insurance underwritten by third parties aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

    (7) certain events of bankruptcy or insolvency with respect to Stater Bros. or any of its Restricted Subsidiaries.

  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Stater Bros. or any Restricted Subsidiary, all outstanding exchange notes will become due and payable immediately and automatically without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately.

  Holders of the exchange notes may not enforce the Indenture or the exchange notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding exchange notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the exchange notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

  The Holders of a majority in aggregate principal amount of the exchange notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the exchange notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages, if any, on, or the principal of, the exchange notes.

  In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Stater Bros. with the intention of avoiding payment of the premium that Stater Bros. would have had to pay if Stater Bros. then had elected to redeem the exchange notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes. If an Event of Default occurs prior to August 15, 2003, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Stater Bros. with the intention of avoiding the prohibition on redemption of the exchange notes prior to August 15, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes.

  Stater Bros. is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Stater Bros. is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of Stater Bros. or any Subsidiary, as such, shall have any liability for any obligations of Stater Bros. under the exchange notes or the Indenture, or for any claim

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based on, in respect of, or by reason of, such obligations or their creation.
Each Holder of exchange notes by accepting a exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

  Stater Bros. may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding exchange notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such exchange notes when such payments are due from the trust referred to below;

    (2) Stater Bros.' obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the Trustee, and Stater Bros.' obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the Indenture.

  In addition, Stater Bros. may, at its option and at any time, elect to have the obligations of Stater Bros. released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the exchange notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) Stater Bros. must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and Stater Bros. must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, Stater Bros. shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) Stater Bros. has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, Stater Bros. shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default has occurred and is continuing either:
  (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or
  (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

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    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Stater Bros. or any of its Subsidiaries is a party or by which Stater Bros. or any of its Subsidiaries is bound;

    (6) Stater Bros. must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of Stater Bros. between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of Stater Bros. under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) Stater Bros. must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Stater Bros. with the intent of preferring the Holders of exchange notes over the other creditors of Stater Bros. with the intent of defeating, hindering, delaying or defrauding creditors of Stater Bros. or others; and

    (8) Stater Bros. must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Indenture or the exchange notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing default or compliance with any provision of the Indenture or the exchange notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding exchange notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting Holder):

    (1) reduce the principal amount of exchange notes whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

    (3) reduce the rate of or change the time for payment of interest on any exchange note;

    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the exchange notes (except a rescission of acceleration of the exchange notes by the Holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any exchange note payable in money other than that stated in the exchange notes;

    (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of exchange notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the exchange notes;

    (7) waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

    (8) make any change in the preceding amendment and waiver provisions.

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  Notwithstanding the foregoing, without the consent of any Holder of exchange notes, Stater Bros. and the Trustee may amend or supplement the Indenture or the exchange notes:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

    (3) to provide for the assumption of Stater Bros.' obligations to Holders of exchange notes in the case of a merger or consolidation or sale of all or substantially all of Stater Bros.' assets;

    (4) to make any change that would provide any additional rights or benefits to the Holders of exchange notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

    (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

provided, however, that in the case of a change pursuant to clause (1) or (4) above, Stater Bros. has delivered to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any Holder.

Satisfaction and Discharge

  The Indenture will be discharged and will cease to be of further effect as to all exchange notes issued thereunder, when:

    (1) either:

      (a) all exchange notes that have been authenticated (except lost, stolen or destroyed exchange notes that have been replaced or paid and exchange notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Stater Bros.) have been delivered to the Trustee for cancellation; or

      (b) all exchange notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Stater Bros. has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the exchange notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default has occurred and is continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Stater Bros. is a party or by which Stater Bros. is bound;

    (3) Stater Bros. has paid or caused to be paid all sums payable by it under the Indenture; and

    (4) Stater Bros. has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the exchange notes at maturity or the redemption date, as the case may be.

In addition, Stater Bros. must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

  If the Trustee becomes a creditor of Stater Bros., the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as described in the Trust Indenture Act of 1939, as amended, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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

  The Holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder of exchange notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, costs, liability or expense that might be incurred by it in connection with such request or direction.

Governing Law

  The Indenture will provide that it and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Additional Information

  Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Stater Bros. Holdings Inc., 21700 Barton Road, P.O. Box 150, Colton, California 92324,
Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

  The outstanding notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes") and in offshore transactions in reliance on Regulation S ("Regulation S Notes") and were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  Rule 144A Notes are represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Regulation S Notes are represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the Rule 144A Global Notes, the "Outstanding Global Notes"). The Outstanding Global Notes are on deposit with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering of the outstanding notes and the issuance of the outstanding notes (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "-- Exchanges between Regulation S Notes and Rule 144A Notes."

  Except as set forth below, the Outstanding Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Outstanding Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Outstanding Global Notes will not be entitled to receive physical delivery of notes in certificated form.

  Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) are subject to certain restrictions on transfer and bear a restrictive legend. Regulation S Notes also bear a similar restrictive legend. In addition, transfers of beneficial interests in the Outstanding Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

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Exchange Notes

  Exchange notes issued in exchange for outstanding notes originally offered and sold (1) to QIBs in reliance on Rule 144A under the Securities Act or (2) in reliance on Regulation S under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Exchange Global Note" and together with the Rule 144A Global Note and the Regulation S Global Note, the "'Global Notes"), which will be registered in the name of DTC, or its nominee, on behalf of persons who receive exchange notes represented thereby for credit to the respective accounts of such persons, or to such other accounts as they may direct at DTC.

  Exchange notes issued in exchange for outstanding notes will be issued, upon request, in fully registered form, but otherwise such holders will only be entitled to registration of their respective exchange notes in book-entry form under the Exchange Global Note.

Depository Procedures

  The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Stater Bros. takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

  DTC has advised Stater Bros. that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised Stater Bros. that, pursuant to procedures established by it:

    (1) upon deposit of the Global Notes, DTC would credit the accounts of Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

    (2) ownership of these interests in the Global Notes would be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

  Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Cedel. Euroclear and Cedel will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical

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

delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Except as described below, owners of interests in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

  Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Stater Bros. and the Trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Stater Bros., the Trustee nor any agent of Stater Bros. or the Trustee has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect
  Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

  DTC has advised Stater Bros. that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Stater Bros. Neither Stater Bros. nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and Stater Bros. and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Cedel will be effected in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

  DTC has advised Stater Bros. that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the

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Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Stater Bros. nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

  A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

    (1) DTC (a) notifies Stater Bros. that it is unwilling or unable to continue as depositary for the Global Notes and Stater Bros. fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2) Stater Bros., at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3) there has occurred and is continuing a Default or Event of Default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

  Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

  Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

    (1) such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

    (2) the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the notes are being transferred to a Person:

      (a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

      (b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

      (c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

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

  Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Cedel.

  Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

  Stater Bros. will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Stater Bros. will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. Stater Bros. expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

  Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised Stater Bros. that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into, became a Subsidiary of, or substantially all of its business and assets were acquired by, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other

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

  Person merging with or into, becoming a Subsidiary of, or substantially all of its business and assets being acquired by, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 5% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. For purposes of this definition but solely with respect to clause (2) of the first paragraph of the covenant described under the caption "--Certain Covenants--Restricted Payments," Santee LLC shall not be deemed to be an Affiliate of Stater Bros.

  "Asset Sale" means:

    (1) the sale, lease, conveyance or other disposition of any assets or rights (including but not limited to sale and leaseback transactions), other than any such sale or other disposition in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Stater Bros. and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests by any of Stater Bros.' Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

    Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

    (2) a transfer of assets between or among Stater Bros. and its Wholly-Owned Subsidiaries (other than an Unrestricted Subsidiary);

    (3) an issuance of Equity Interests by a Restricted Subsidiary to Stater Bros. or to another Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros.;

    (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

    (5) any sale by Stater Bros. Markets of its interest in Santee LLC pursuant to the terms of the limited liability company agreement governing Santee LLC;

    (6) the sale or other disposition of cash or Cash Equivalents; and

    (7) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.


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

  "Board of Directors" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

    (4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

    (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

  "Change of Control" means the occurrence of any of the following:

    (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Stater Bros. and its Restricted Subsidiaries taken as a whole to any "person" or "group" of persons (as such terms are used in Section 13(d)(3) of the Exchange Act) other than either La Cadena Investments or any La Cadena Successor;

    (2) the adoption of a plan relating to the liquidation or dissolution of Stater Bros.;

    (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than either La Cadena

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

  Investments or any La Cadena Successor, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Stater Bros., measured by voting power rather than number of shares;

    (4) the first day on which a majority of the members of the Board of Directors of Stater Bros. are not Continuing Directors;

    (5) Stater Bros. consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Stater Bros., in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Stater Bros. or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where all or a portion of the Voting Stock of Stater Bros. outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

    (6) at any time prior to the date that a La Cadena Successor is the Beneficial Owner of more than 50% of the Voting Stock of Stater Bros., Jack
  H. Brown shall cease to (A) be a general partner or managing member of La Cadena Investments, (B) have the power to vote the majority of the Capital Stock of La Cadena Investments, (C) be the Beneficial Owner of at least 35% of the Equity Interests in La Cadena Investments, or (D) be the Beneficial Owner of a higher percentage of the Equity Interests in La Cadena Investments than any other "person" or "group" of persons (as such terms are used in Section 13(d)(3) of the Exchange Act).

  "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

    (1) an amount equal to any extraordinary loss plus the amount of any net loss realized by such Person or any of its Consolidated Subsidiaries in connection with (a) an Asset Sale, or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus

    (2) provision for taxes based on income or profits of such Person and its Consolidated Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

    (3) consolidated interest expense of such Person and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Consolidated Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Consolidated Subsidiary of Stater Bros. shall be

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

added to Consolidated Net Income to compute Consolidated Cash Flow of Stater Bros. only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Stater Bros. by such Consolidated Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Consolidated Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (1) the Net Income (but not loss) of Santee LLC and any Person that is not a Consolidated Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

    (2) the Net Income of any Consolidated Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary or its stockholders;

    (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

    (4) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

    (1) the consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries as of such date; plus

    (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less

      (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a Consolidated Subsidiary of such Person;

      (b) the book value of all intangible assets (as determined in accordance with GAAP) of such Person and its Consolidated Subsidiaries;

      (c) any amounts attributable to the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of such Person or any of its Subsidiaries;

      (d) all investments in Persons that are not Consolidated
    Subsidiaries; and

      (e) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

  "Consolidated Subsidiary" of any Person means a subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated subsidiary; provided, however, that the Unrestricted Subsidiaries of Stater Bros. will not be included as Consolidated Subsidiaries of Stater Bros. for purposes of the Indenture, regardless of whether such Unrestricted Subsidiaries are or, in accordance with GAAP, should be accounted for as consolidated subsidiaries; provided, further, that any Person

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

that is not a Subsidiary (as such term is defined herein) of a Person will not be included as a Consolidated Subsidiary of such Person, regardless of whether such Person is, or in accordance with GAAP, should be accounted for as a consolidated subsidiary.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Stater Bros. who:

    (1) was a member of such Board of Directors on the date of the Indenture;
  or

    (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facilities" means one or more debt facilities (including, without limitation, the Revolving Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special-purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part (whether by revolving or other long-term Indebtedness) from time to time.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the exchange notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Stater Bros. to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Stater Bros. may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Indebtedness" means up to $6.0 million in aggregate principal amount of Indebtedness of Stater Bros. and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

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

  In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

  "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

    (1) the consolidated interest expense of such Person and its Consolidated Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and excluding (A) the amortization of any debt issuance costs and (B) the effect of all payments made or received pursuant to Hedging Obligations; plus

    (2) the consolidated interest of such Person and its Consolidated Subsidiaries that was capitalized during such period; plus

    (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Consolidated Subsidiaries or secured by a Lien on assets of such Person or one of its Consolidated Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

    (4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Consolidated Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Stater Bros. (other than Disqualified Stock) or to Stater Bros. or a Consolidated Subsidiary of Stater Bros.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

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  "Holders" means the holders of the exchange notes.

  "Indebtedness" means, with respect to any specified Person and without duplication, any liability of such Person, whether or not contingent:

    (1) for borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) in respect of banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

    (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

  The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For the avoidance of doubt, the Santee Financing and the Santee Documents, as amended, modified, renewed, refunded or replaced from time to time (provided, that the terms of such documents as so amended, modified, renewed, refunded or replaced are at least as favorable to the Holders of exchange notes as those contained in the Santee Documents as in effect on the date of the Indenture) will be deemed not to constitute, nor to have given rise to, the incurrence of any Indebtedness of Stater Bros. or any of its Subsidiaries; provided, however, that if Santee LLC or Santee becomes a Restricted Subsidiary, and at such time, the Santee Financing would otherwise qualify as "Indebtedness" of Santee under this definition, the Santee Financing shall not fail to so qualify solely because of the provisions of this sentence.

  "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Stater Bros. or any Restricted Subsidiary of Stater Bros. sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Stater Bros. such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Stater Bros., then Stater Bros. shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of pursuant to such sale or disposition in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." If Stater Bros. or any Restricted Subsidiary of Stater Bros. designates a Restricted Subsidiary to be an Unrestricted Subsidiary pursuant to the provisions of the Indenture, then Stater Bros. shall be deemed to have made an Investment on the date of such designation equal to the fair market value of the Equity Interests of such Subsidiary in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted

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Payments." The acquisition by Stater Bros. or any Restricted Subsidiary of
Stater Bros. of a Person that holds an Investment in any third Person shall be deemed to be an Investment by Stater Bros. or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants--Restricted Payments."

  "La Cadena Investments" means La Cadena Investments, a California general partnership.

  "La Cadena Successor" means a partnership or limited liability company (other than La Cadena Investments) with respect to which (a) Jack H. Brown is a general partner or managing member, (b) Jack H. Brown has the power to vote the majority of the Capital Stock, (c) Jack H. Brown is the Beneficial Owner of at least 35% of the Equity Interests therein and (d) Jack H. Brown is the Beneficial Owner of a higher percentage of the Equity Interests therein than any other "person" or "group" of persons (as such terms are used in Section 13(d)(3) of the Exchange Act).

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

  "Markets Preferred Stock" means the $11.00 Cumulative Preferred Stock issued by Stater Bros. Markets.

  "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

    (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

    (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by Stater Bros. or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Revolving Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Construction Indebtedness" means Indebtedness of Stater Bros. or any Restricted Subsidiary representing the deferred purchase price, or the net proceeds of which are used solely to finance the purchase price, cost of construction, lease, or major remodeling or major refurbishment of any new or existing supermarket (including any fixtures therein) operated or to be operated by Stater Bros. or Stater Bros. Markets. For purposes hereof, "major remodeling" or "major refurbishment" of a supermarket will mean a remodeling or refurbishment of a supermarket in a single transaction or a series of related transactions involving aggregate expenditures equal to or greater than $250,000 per project site.

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  "Permitted Investments" means:

    (1) any Investment in Stater Bros. or in a Restricted Subsidiary (including any Person who becomes a Subsidiary as a result of any Investment, other than an Unrestricted Subsidiary), provided that any Indebtedness evidencing such Investment in a Restricted Subsidiary is not subordinated to any Indebtedness or other obligation of such Restricted Subsidiary;

    (2) the making of Investments in Stater Bros. by any Subsidiary (provided that any Indebtedness evidencing such Investment is subordinated and junior to the exchange notes);

    (3) any Investment in Cash Equivalents;

    (4) any Investment by Stater Bros. or any Restricted Subsidiary in a Person, if as a result of such Investment:

      (a) such Person becomes a Wholly-Owned Subsidiary (other than an Unrestricted Subsidiary) of Stater Bros.; or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Stater Bros. or a Restricted Subsidiary;

    (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

    (6) any acquisition of assets or any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Stater Bros.;

    (7) the making of Investments in Santee LLC of up to $25.0 million;

    (8) the making of Investments in Santee LLC for the purpose of purchasing additional limited liability company interests in Santee LLC with the proceeds of a Qualified La Cadena Investment;

    (9) the extensions of trade credit and advances to customers and suppliers to the extent in the ordinary course of business and made in accordance with customary industry practice; and

    (10) Hedging Obligations.

  "Permitted Liens" means:

    (1) Liens of Stater Bros. and any Restricted Subsidiary securing Indebtedness and other Obligations (a) under the Revolving Credit Facility and (b) under other Credit Facilities that, in each case, were permitted by the terms of the Indenture to be incurred;

    (2) Liens in favor of Stater Bros. or any Restricted Subsidiary;

    (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Stater Bros. or any Restricted Subsidiary of Stater Bros.; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Stater Bros. or the Restricted Subsidiary;

    (4) Liens on property existing at the time of acquisition thereof by Stater Bros. or any Restricted Subsidiary of Stater Bros., provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such acquired property;

    (5) Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (6) Liens to secure Indebtedness (including Capital Lease Obligations and Permitted Construction Indebtedness) permitted by clauses (2), (4), (5),
  (8), (11), (13), (14) and (15) of the second paragraph of the

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  covenant entitled "--Certain Covenants--Incurrence of Indebtedness and
  Issuance of Preferred Stock" covering only the assets acquired with or improved with the proceeds of such Indebtedness;

    (7) Liens securing the exchange notes;

    (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (9) Liens incurred in the ordinary course of business of Stater Bros. or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding;

    (10) Liens existing on the date of the Indenture and renewals, extensions and replacements thereof, provided that such renewals, extensions or replacements will not apply to any property or assets not previously subject to such Liens or increase the principal amount of obligations secured thereby;

    (11) Liens on deposits made in the ordinary course of business;

    (12) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Stater Bros. or any Restricted Subsidiary on deposit with or in possession of such banks;

    (13) Liens in respect of Permitted Refinancing Indebtedness; provided that the terms of such liens in respect of such Permitted Refinancing Indebtedness are not less favorable to the Holders of the exchange notes than the terms of the Liens securing the indebtedness being refinanced and do not extend to any assets not securing such indebtedness;

    (14) carriers', warehousemen's, mechanics' materialmen's, repairmen's or other like Liens arising in the ordinary course of business and not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

    (15) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

    (16) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business of Stater Bros. or its Subsidiaries, as the case may be, and any exceptions to title set forth in any title policies;

    (17) any attachment or judgment Lien so long as the execution or other enforcement thereof is effectively stayed, the claims secured thereby are being contested in good faith by appropriate proceedings, adequate reserves have been established with respect to such claims in accordance with GAAP and no Default or Event of Default would result thereby; and

    (18) any Liens relating solely to property leased by Stater Bros. or any Subsidiary and arising solely out of the lease for such property.

  "Permitted Refinancing Indebtedness" means any Indebtedness of Stater Bros. or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Stater Bros. or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);


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    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the exchange notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the exchange notes on terms at least as favorable to the holders of the exchange notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by Stater Bros. or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

  "Petrolane Leases" means that certain Amended and Restated Sublease Agreement between ARM Leasing Corp., as Lessor and Stater Bros. Markets, as Lessee dated as of June 1, 1963, that certain Amended and Restated Sublease Agreement between Clipse Leasing Corp., as Lessor and Stater Bros. Markets, as Lessee dated as of May 2, 1983, that certain Sublease Agreement between ARM Leasing Corp., as Lessor and Stater Bros. Markets, as Lessee dated as of December 1, 1983, and that certain Amended and Restated Sublease Agreement between Wren Leasing Corp., as Lessor and Stater Bros. Markets, as Lessee dated as of June 1, 1983, in each case as amended, modified, renewed, refunded or replaced from time to time; provided, that the terms of such documents as so amended, modified, renewed, refunded or replaced are at least as favorable to the Holders of exchange notes as those contained in the Petrolane Leases as in effect on the date of the Indenture.

  "Qualified La Cadena Investment" means an Investment made in Stater Bros. by La Cadena Investments or any La Cadena Successor for the purpose of providing funds to either Stater Bros. or Stater Bros. Markets, as the case may be, to purchase additional limited liability company interests in Santee LLC; provided, however, that if such an Investment is made in the form of Indebtedness, then such Indebtedness will be (a) unsecured Indebtedness, and
(b) subordinated Indebtedness.

  "Qualified Santee LLC Interest Sale" means a sale by Stater Bros. Markets of all or any portion of its interest in Santee LLC.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any Subsidiary of Stater Bros. that is not an Unrestricted Subsidiary.

  "Revolving Credit Facility" means the credit facility governed by that certain Credit Agreement, dated August 6, 1999, by and among Stater Bros. Markets, Stater Bros., the lenders from time to time parties thereto, and Bank of America, N.A. as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any such amendment, restatement, modification, renewal, refunding, replacement, or refinancing facility that alters the maturity thereof.

  "Santee" means Santee Dairies, Inc., a California corporation, a wholly-owned Subsidiary of Santee LLC.

  "Santee Documents" means that certain Product Purchase Agreement between Stater Bros. Markets and Santee, that certain Owner Consent between Stater Bros. Markets and the trustee pursuant to the trust agreement executed as part of the Santee Financing, that certain Limited Liability Company Agreement between Stater Bros. Markets, Hughes Markets, Inc., and Santee LLC, that certain Letter Agreement between Stater Bros. and each of the Santee Noteholders and all documents effecting and ancillary to the Santee Financing.


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  "Santee Financing" means the issuance of Santee of up to $80,000,000 in principal amount of notes pursuant to that certain Note Purchase Agreement dated as of July 30, 1997, as amended through and including the date of the Indenture, and all transactions incident and ancillary thereto.

  "Santee LLC" means Santee Dairies, LLC, a Delaware limited liability company.

  "Santee Noteholders" means the holders of notes with respect to the Santee Financing.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any specified Person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

  "Unrestricted Subsidiary" means (a) if and at such time as such Persons become Subsidiaries, Santee LLC and Santee (provided, however, that the board of directors of Stater Bros. may at such time, if any, as such Persons become Subsidiaries designate either or both of them as Restricted Subsidiaries by board resolution in accordance with the terms of the Indenture), (b) any Subsidiary of Stater Bros. that is designated by the board of directors of Stater Bros. as an Unrestricted Subsidiary pursuant to a board resolution in accordance with the terms of the Indenture, and (c) any Subsidiary of an Unrestricted Subsidiary.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

  "Wholly-Owned Subsidiary" of any specified Person means any subsidiary of such Person all the outstanding shares of Capital Stock (other than directors' qualifying shares, if applicable) of which are owned directly by such Person or another Wholly Owned Subsidiary of such Person, and with respect to Stater Bros., shall include Stater Bros. Markets so long as Stater Bros. or any Wholly Owned Subsidiary of Stater Bros. owns all of the outstanding shares of Capital Stock of Stater Bros. Markets other than the Markets Preferred Stock.

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                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
            FOR UNITED STATES HOLDERS AND NON-UNITED STATES HOLDERS

  The following is a general discussion of United States federal tax consequences associated with the exchange of the outstanding notes for the exchange notes and of the ownership and disposition of the exchange notes by an initial beneficial owner of the exchange notes. These consequences depend on whether the beneficial owner is or is not a "United States person." For purposes of this discussion, a "United States person" means (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (d) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 19, 1996, and treated as a domestic trust on such date.

  This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed herein. The tax treatment of the holders of the exchange notes may vary depending upon their particular situations. In addition, certain other holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not included in this discussion. Stater Bros. will not seek a ruling from the Internal Revenue Service ("IRS") with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. Investors should consult their own tax advisor concerning the consequences of the acquisition, ownership, and disposition of the exchange notes, including the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects on investors of changes in United States federal or other tax laws.

The Exchange Offer

  The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be treated as a disposition for United States federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any exchange notes received by investors should be treated as a continuation of their investment in the outstanding notes. As a result, there should be no United States federal income tax consequences to investors resulting from the exchange offer. In addition, investors will have the same adjusted basis and holding period in the exchange notes as they had in the outstanding notes immediately prior to the exchange.

United States Holders

 Stated Interest

  Interest on an exchange note will be includable by a United States person holding an exchange note (a "United States Holder") as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes.

 Sale, Exchange or Redemption of the Exchange Notes

  Upon the disposition of an exchange note by sale, exchange or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the United States Holder's tax basis in the exchange note. A United States Holder's tax basis in an exchange note generally will equal the cost of the exchange note (other than any cost attributable to accrued interest as of the date the United States Holder acquired the exchange note).

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  Assuming that the exchange note is held as a capital asset, such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the United States Holder has held such exchange note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

 Backup Withholding and Information Reporting

  Under the Code, a United States Holder of an exchange note may be subject, under certain circumstances, to information reporting and/or to backup withholding at a 31% rate with respect to interest payments with respect to such a note or the gross proceeds from dispositions of such a note. This withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against such holder's United States federal income tax liability (and may entitle such holder to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. Holders of exchange notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

Non-United States Holders

 Interest

  Generally, interest income of a non-United States person holding an exchange note (a "Non-United States Holder") that is not effectively connected with a United States trade or business will be subject to a United States federal income tax and withholding tax at a 30% rate. However, such interest may be exempt from, or subject to a lower rate of, income tax withholding tax pursuant to an income tax treaty between the United States and the country of residence of the Non-United States Holder. A Non-United States Holder claiming the benefit of such a treaty must provide Stater Bros. or its paying agent with a properly executed IRS Form 1001 (or a suitable substitute or successor form or such other form as the IRS may prescribe). Moreover, interest paid on the exchange notes by Stater Bros. or its paying agent to a Non-United States Holder will qualify for the so-called "portfolio-interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that:

  . the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Stater Bros. that is entitled to vote;

  .  the Non-United States Holder is not

    . a controlled foreign corporation related to Stater Bros. actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code, or

    . a bank which acquired the exchange notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;


  . the interest paid to the Non-United States Holder is not considered contingent interest under Section 871(h)(4) of the Code and the regulations thereunder; and

  . the beneficial owner satisfies the requirements set forth in Section 871(h) and 881(c) of the Code and the Treasury regulations issued thereunder relating to registered securities.

    . Currently, this requirement will be satisfied in either of the following circumstances:

      . First, this requirement will be satisfied if the Non-United States Holder provides to Stater Bros. or its paying agent a Form W-8 (or a suitable substitute or successor form, such as a

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         Form W-8BEN), that is signed under penalties of perjury, includes the holder's name and address, and contains a certification that the holder is not a United States person.

      . Second, the requirement will be satisfied if (a) the Non-United States Holder provides a Form W-8 (or a suitable substitute or successor form, such as a Form W-8BEN), signed under the penalties of perjury, to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution who holds customers' securities in the ordinary course of its trade or business and holds the exchange notes on behalf of a beneficial owner, and (b) the qualified intermediary certifies to Stater Bros. or its paying agent, under the penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes Stater Bros. or its paying agent with a copy thereof.

    . Recently finalized Treasury regulations that are applicable to interest paid after December 31, 2000, provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying agents. For instance, under one such option, a withholding agent would be allowed to rely on an IRS Form W-8IMY (or suitable substitute or successor form) furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary.

  Except to the extent that an applicable treaty otherwise provides, interest received by a Non-United States Holder that is effectively connected with a United States trade or business conducted by such holder will be taxed at the graduated rates applicable to United States persons. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate. Even though such effectively connected interest will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form 4224 (or suitable substitute or successor form, such as a W-8ECI or such other form as the IRS may prescribe) to Stater Bros. or its agent.

 Gain on Disposition

  A Non-United States Holder will generally not be subject to United States federal income tax on gain realized on a sale, redemption or other disposition of the exchange notes unless:

  . the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, or

  . in the case of a Non-United States Holder who is a nonresident alien individual and holds the exchange note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

  If a Non-United States Holder falls under the first clause in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States persons and, if the Non-United States Holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the effectively connected income will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form 4224 (or a suitable substitute or successor form, such as a Form W-8ECI) to Stater Bros. or its agent. If an individual Non-United States Holder falls under the second clause in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the amount by which the gain derived from the sale from sources within the United States were to exceed such holder's capital losses allocable to sources within the United States for the taxable year of the sale.

 Backup Withholding and Information Reporting

  Stater Bros. must report annually to the IRS and to each Non-United States Holder the amount of any interest paid on the exchange notes that is subject to withholding or that is exempt from withholding pursuant to a tax treaty. We must also report interest that is exempt from tax under the "portfolio interest exception." Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides.

  Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments on the exchange notes by Stater Bros. to a Non-United States Holder if the holder certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that neither Stater Bros. nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

  Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of the exchange notes by a Non-United States Holder are as follows:

  . If the proceeds are paid to or through the United States office of a broker, they generally will be subject to information reporting and backup withholding at a rate of 31%. However, no such reporting and withholding is required if: (a) the holder either certifies as to its status as a Non-United States Holder under penalties of perjury on an IRS Form W-8 or suitable substitute or successor form (as described above) or otherwise establishes an exemption, and (b) the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

  . If the proceeds are paid to or through a non-United States office of a broker that is not a United States person or a "United States related person," as defined below, they will not be subject to backup withholding or information reporting.

  . If the proceeds are paid to or through a Non-United States office of a broker that is either a United States person or a "United States related person", they generally will be subject to information reporting. However, no such reporting is required if (a) the holder certifies as to its status as a Non-United States Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-United States Holder's foreign status, and (b) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments made through foreign offices of a United States person or United States related person.

For purposes of this paragraph, a "United States related person" is:

  . a "controlled foreign corporation" for United States federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business; or

  . for payments made after December 31, 2000, a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a United States trade or business.

  Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a refund or a credit against such Non-United States Holder's United States federal income tax liability provided that the requisite procedures are followed.

  The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, these regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-United States Holder to provide certifications on behalf of the holder, which may include entering into an agreement with IRS to audit certain documentation with respect to such certifications. These regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Investors should consult their own tax advisors to determine the effects of the application of these regulations to their particular circumstances.

  The federal tax discussion set forth above as to both United States Holders and Non-United States Holders is included for general information only and may not be applicable depending upon a Holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the exchange notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

  Stater Bros. will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  Stater Bros. will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Stater Bros. has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify original holders of the outstanding notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the exchange notes offered hereby will be passed upon for Stater Bros. by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters for Stater Bros. will be passed upon by Varner, Saleson & Dobler LLP, Riverside, California. Bruce D. Varner, a partner at Varner, Saleson & Dobler LLP, is a director of Stater Bros.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited Stater Bros.' consolidated financial statements at September 29, 1996, September 28, 1997 and September 27, 1998, and for the 53 weeks ended September 29, 1996 and for each of the 52 weeks ended September 28, 1997 and September 27, 1998, as set forth in their report. Stater Bros. has included its financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  The Albertson's Stores statements of net assets as of January 28, 1999 and January 29, 1998 and store level earnings for the three 52 weeks ended January 28, 1999 included in this prospectus and included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the preparation of the statements in order to present the net assets relating to certain stores to be acquired of Albertson's Stores by Stater Bros. pursuant to the Asset Purchase Agreement and the related statements of store level earnings related to such net assets, and were not intended to be a complete presentation of Albertson's, Inc.'s financial position and results of operations) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  Ernst & Young LLP, independent auditors, have audited the statements of net assets of Lucky Stores at January 31, 1998 and January 30, 1999, and the statements of store level earnings for each of the three 52 week periods ended January 30, 1999, as set forth in their report. Stater Bros. has included the financial statements of the Lucky Stores in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                         Number
                                                                         ------
Stater Bros. Holdings Inc.
Report of Independent Auditors..........................................   F-2
Audited Financial Statements:
  Consolidated Balance Sheets at September 29, 1996, September 28, 1997
   and September 27, 1998...............................................   F-3
  Fiscal years ended September 29, 1996, September 28, 1997 and
   September 27, 1998:
  Consolidated Statements of Income.....................................   F-4
  Consolidated Statements of Cash Flows.................................   F-5
  Consolidated Statements of Stockholders' Equity (Deficit).............   F-6
  Notes to Consolidated Financial Statements............................   F-7
Unaudited Financial Statements:
  Consolidated Balance Sheets at September 27, 1998 and June 27, 1999...  F-19
  Consolidated Statements of Income for the 39 Weeks Ended June 28, 1998
   and June 27, 1999....................................................  F-20
  Consolidated Statements of Cash Flows for the 39 Weeks Ended June 28,
   1998 and June 27, 1999 ..............................................  F-21
  Notes to Consolidated Financial Statements ...........................  F-22
Albertson's Stores
Independent Auditors' Report............................................  F-25
Financial Statements:
  Audited Statements of Net Assets at January 28, 1999 and January 29,
   1998 and Unaudited Statements of Net Assets at April 29, 1999 and
   April 30, 1998.......................................................  F-26
  Audited Statements of Store Level Earnings for the 52 weeks ended
   January 28, 1999, January 29, 1998 and January 30, 1997 and Unaudited
   Statements of Store Level Earnings for the 13 weeks ended April 29,
   1999 and April 30, 1998..............................................  F-27
  Notes to Statements of Net Assets and Statements of Store Level
   Earnings.............................................................  F-28
Lucky Stores
Report of Independent Auditors..........................................  F-31
Financial Statements:
  Audited Statements of Store Level Earnings for the 52 weeks ended
   January 30, 1999, January 31, 1998 and February 1, 1997 and Unaudited
   Statements of Store Level Earnings for the 13 weeks ended May 1, 1999 and May 2, 1998......................................................  F-32
  Audited Statements of Net Assets at January 30, 1999 and January 31,
   1998 and Unaudited Statements of Net Assets at May 1, 1999 and May 2,
   1998.................................................................  F-33
  Notes to Financial Statements.........................................  F-34

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Stater Bros. Holdings Inc.

  We have audited the accompanying consolidated balance sheets of Stater Bros. Holdings Inc. and subsidiaries as of September 29, 1996, September 28, 1997 and September 27, 1998, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for the 53-week period then ended for 1996 and for each of the 52-week periods then ended for 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stater Bros. Holdings Inc. and subsidiaries as of September 29, 1996, September 28, 1997 and September 27, 1998, and the consolidated results of their operations and their cash flows for the 53-week period then ended for 1996 and for each of the 52-week periods then ended for 1997 and 1998 in conformity with generally accepted accounting principles.

                                                            Ernst & Young LLP

Riverside, California
December 1, 1998

                           STATER BROS. HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                   Sept. 29  Sept. 28  Sept. 27
                                                     1996      1997      1998
                                                   --------  --------  --------
                     ASSETS
                     ------

Current Assets
  Cash and cash equivalents......................  $ 45,279  $ 59,086  $ 57,281
  Receivables....................................    19,009    21,481    20,451
  Inventories....................................   117,372   115,513   116,274
  Prepaid expenses...............................     3,357     4,667     5,176
  Deferred income taxes..........................     4,710     2,978     4,588
  Properties held for sale.......................     1,787     1,342     3,969
                                                   --------  --------  --------
Total current assets.............................   191,514   205,067   207,739
Investment in unconsolidated affiliate...........     7,626    10,313     8,472
Property and equipment
  Land...........................................    18,688    16,443    15,924
  Buildings and improvements.....................    89,856    87,605    94,794
  Store fixtures and equipment...................    78,570    86,644   100,781
  Property subject to capital leases.............    14,368    14,368    14,368
                                                   --------  --------  --------
                                                    201,482   205,060   225,867
  Less accumulated depreciation and amortization.    87,267    96,203   107,513
                                                   --------  --------  --------
                                                    114,215   108,857   118,354
Deferred income taxes............................     5,295     4,699     2,449
Deferred debt issuance costs, net................     5,221    14,273    12,294
Lease guarantee escrow...........................     6,701     8,069     9,629
Other assets.....................................     7,722     7,199     5,381
                                                   --------  --------  --------
Total assets.....................................  $338,294  $358,477  $364,318
                                                   ========  ========  ========

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 ----------------------------------------------

Current Liabilities
  Accounts payable...............................  $ 79,271  $ 66,834  $ 65,553
  Accrued payroll and related expenses...........    23,981    23,851    25,363
  Other accrued liabilities......................    23,607    21,113    24,788
  Current portion of capital lease obligations...     1,182     1,256     1,310
                                                   --------  --------  --------
Total current liabilities........................   128,041   113,054   117,014
Long-term debt, less current portion.............   165,000   265,000   265,000
Capital lease obligations, less current portion..     6,917     5,661     4,350
Long-term portion of self-insurance and other
 reserves........................................    10,332     7,409     8,284
Other long-term liabilities......................     2,526     3,939     3,725
10.5% Cumulative Series B Preferred Stock:
 (stated value $100 per share)
  Authorized shares--693,650
  Issued and outstanding shares--693,650 in 1996,
   and 0 in 1997 and 1998........................    69,365       --        --
Stockholders' equity (deficit)
  Common Stock, $.01 par value:
   Authorized shares--100,000
   Issued and outstanding shares--0 in 1996, 1997
    and 1998.....................................       --        --        --
  Class A Common Stock, $.01 par value:
   Authorized shares--100,000
   Issued and outstanding shares--50,000 in 1996,
    1997 and 1998................................         1         1         1
  Additional paid-in capital.....................    12,715    12,715    12,715
  Retained earnings (deficit)....................   (41,953)  (49,302)  (46,771)
  Less option to acquire stock...................   (14,650)       --        --
                                                   --------  --------  --------
  Total stockholders' equity (deficit)...........   (43,887)  (36,586)  (34,055)
                                                   --------  --------  --------
Total liabilities and stockholders' equity
 (deficit).......................................  $338,294  $358,477  $364,318
                                                   ========  ========  ========

          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.

                       CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share and share amounts)

                                                   Fiscal Year Ended
                                            ----------------------------------
                                             53 Weeks    52 Weeks    52 Weeks
                                            ----------  ----------  ----------
                                            Sept. 29,   Sept. 28,   Sept. 27,
                                               1996        1997        1998
                                            ----------  ----------  ----------
Sales...................................... $1,705,332  $1,717,924  $1,726,107
Cost of goods sold.........................  1,315,726   1,326,410   1,323,522
                                            ----------  ----------  ----------
Gross profit...............................    389,606     391,514     402,585
Operating expenses:
  Selling, general and administrative
   expenses................................    328,242     333,199     353,075
  Depreciation and amortization............     12,583      13,265      15,434
  Consulting fees..........................      1,525       1,458         --
                                            ----------  ----------  ----------
Total operating expenses...................    342,350     347,922     368,509
                                            ----------  ----------  ----------
Operating profit...........................     47,256      43,592      34,076
Interest income............................      1,929       3,034       3,059
Interest expense...........................    (20,258)    (21,563)    (30,206)
Equity in (loss) from unconsolidated
 affiliate.................................     (1,624)     (2,313)     (2,941)
Other income (expense) -- net..............       (172)         76           2
                                            ----------  ----------  ----------
Income before income taxes.................     27,131      22,826       3,990
Income taxes...............................     11,120       9,359       1,459
                                            ----------  ----------  ----------
Net income.................................     16,011      13,467       2,531
  Less preferred dividends.................      4,111       6,166         --
                                            ----------  ----------  ----------
Net income available to common
 shareholders.............................. $   11,900  $    7,301  $    2,531
                                            ==========  ==========  ==========
Earnings per common share.................. $   165.28  $   146.02  $    50.62
                                            ==========  ==========  ==========
Average common shares outstanding..........     72,000      50,000      50,000
                                            ==========  ==========  ==========
Common shares outstanding at end of year...     50,000      50,000      50,000
                                            ==========  ==========  ==========


          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                 Fiscal Year Ended
                                    --------------------------------------------
                                       53 Weeks       52 Weeks       52 Weeks
                                    -------------- -------------- --------------
                                    Sept. 29, 1996 Sept. 28, 1997 Sept. 27, 1998
                                    -------------- -------------- --------------
Operating activities:
Net income........................     $ 16,011       $ 13,467       $  2,531
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
  Depreciation and amortization...       12,583         13,265         15,434
  Deferred income taxes...........       (2,238)         2,328            640
  Loss (gain) on disposals of
   assets.........................          172            (75)            (2)
  Net undistributed loss in
   unconsolidated affiliate.......        1,624          2,313          2,941
  Changes in operating assets and
   liabilities:
  (Increase) decrease in
   receivables....................       (3,132)        (2,472)         1,030
  (Increase) decrease in
   inventories....................      (10,226)         1,859           (761)
  (Increase) decrease in prepaid
   expenses.......................          234         (1,310)          (509)
  (Increase) decrease in other
   assets.........................        1,738           (629)           557
  Increase (decrease) in accounts
   payable........................       11,667        (12,437)        (1,281)
  Increase (decrease) in accrued
   liabilities and long-term
   portion of self-insurance
   reserves.......................         (514)        (6,649)         5,848
                                       --------       --------       --------
Net cash provided by operating
 activities.......................       27,919          9,660         26,428
                                       --------       --------       --------
Financing activities:
Proceeds from long-term debt......          --         100,000            --
Debt issuance cost................          --         (10,513)           --
Redemption of preferred stock.....          --         (69,365)           --
Common stock exchanged for
 preferred stock..................      (69,365)           --             --
Preferred stock issued and
 exchanged for common stock.......       69,365            --             --
Principal payments on long-term
 debt and capital lease
 obligations......................       (1,087)        (1,182)        (1,257)
Dividends paid on preferred stock.       (4,111)        (6,166)           --
                                       --------       --------       --------
Net cash provided by (used in)
 financing activities.............       (5,198)        12,774         (1,257)
                                       --------       --------       --------
Investing activities:
Investments in unconsolidated
 affiliate........................          --          (5,000)        (1,100)
Purchase of property and
 equipment........................      (22,415)       (20,268)       (26,278)
Proceeds from sale of property and
 equipment and properties held
 for sale.........................       18,665         16,641            402
                                       --------       --------       --------
Net cash (used in) investing
 activities.......................       (3,750)        (8,627)       (26,976)
                                       --------       --------       --------
Net increase (decrease) in cash
 and cash equivalents.............       18,971         13,807         (1,805)
Cash and cash equivalents at
 beginning of year................       26,308         45,279         59,086
                                       --------       --------       --------
Cash and cash equivalents at end
 of year..........................     $ 45,279       $ 59,086       $ 57,281
                                       ========       ========       ========
Interest paid.....................     $ 21,360       $ 18,859       $ 27,133
Income taxes paid.................     $  9,725       $  6,500       $  1,000

          See accompanying notes to consolidated financial statements.

                           STATER BROS. HOLDINGS INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                                          Class
                                            A    Additional Retained  Option to
                                   Common Common  Paid-in   Earnings   Acquire
                                   Stock  Stock   Capital   (Deficit)   Stock
                                   ------ ------ ---------- --------  ---------
Balances at September 24, 1995....  $  1   $ 1    $12,715   $ 15,511  $(14,650)
  Conversion of Common Stock for
   Series B Preferred Stock.......    (1)   --         --    (69,364)      --
  Net income for 53 weeks ended
   September 29, 1996.............    --    --         --     16,011       --
  Preferred stock dividends paid..    --    --         --     (4,111)      --
                                    ----   ---    -------   --------  --------
Balances at September 29, 1996....    --     1     12,715    (41,953)  (14,650)
  Net income for 52 weeks ended
   September 28, 1997.............    --    --         --     13,467       --
  Preferred stock dividends paid..    --    --         --     (6,166)      --
  Exercise Option to Acquire
   Stock..........................    --    --         --    (14,650)   14,650
                                    ----   ---    -------   --------  --------
Balances at September 28, 1997....    --     1     12,715    (49,302)      --
  Net income for 52 weeks ended
   September 27, 1998.............    --    --         --      2,531       --
                                    ----   ---    -------   --------  --------
Balances at September 27, 1998....  $ --   $ 1    $12,715   $(46,771) $    --
                                    ====   ===    =======   ========  ========


          See accompanying notes to consolidated financial statements.

                          STATER BROS. HOLDINGS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 27, 1998

Note 1 -- The Company and Its Significant Accounting Policies

 Description of Business

  Stater Bros. Holdings Inc. (the "Company") is engaged primarily in the operation of retail supermarkets. As of September 27, 1998, the Company operated 112 retail food supermarkets under the name "Stater Bros." The Company's supermarkets are located principally in the "Inland Empire" area of Southern California--San Bernardino, Riverside and the eastern portions of Los Angeles, Orange and Kern counties. The Company and its predecessor companies have operated retail grocery stores under the "Stater Bros." name in the Inland Empire since 1936.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Stater Bros. Markets ("Markets") and Stater Bros. Development, Inc. All significant inter-company transactions have been eliminated in consolidation.

 Fiscal Year

  The Company's fiscal year ends on the last Sunday in September. The fiscal years ended September 28, 1997 and September 27, 1998 were 52-week years and the fiscal year ended September 29, 1996 was a 53-week year.

 Cash and Cash Equivalents

  Cash and cash equivalents are reflected at cost, which approximates their fair value, and consist primarily of overnight repurchase agreements, certificates of deposit and money market funds with maturities of less than three months when purchased.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 Receivables

  Receivables represents amounts expected to be received during the next operating cycle of the Company. The carrying amount reported in the balance sheet for receivables approximates their fair value.

 Properties Held for Sale

  Properties expected to be sold within one year are classified as current assets and are stated at the lower of cost or estimated net realizable value and consist of land, buildings and equipment.

 Deferred Debt Issuance Costs

  Direct costs incurred as a result of financing transactions are capitalized and amortized to interest expense over the terms of the applicable debt agreements.

                          STATER BROS. HOLDINGS INC.

Note 1 -- The Company and Its Significant Accounting Policies (continued)

 Self-insurance Reserves

  The Company provides reserves, subject to certain retention levels, for workers' compensation, general and automobile liability claims. Consulting actuaries assist the Company in developing reserve estimates for its self-insured liabilities. Such reserves are discounted using an 8% rate. The Company is self-insured, subject to certain retention levels, for healthcare costs of eligible non-bargaining unit employees. Such healthcare reserves are not discounted.

 Recent Accounting Pronouncements

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share"; No. 130, "Reporting on Comprehensive Income"; and No. 131, "Disclosures about Segments of an Enterprise and Related Information", all of which were adopted by the Company at the beginning of its fiscal year ending on September 27, 1998 (fiscal 1998). Adoption of SFAS No. 128, No. 130 and No. 131 did not have a material adverse effect on the Company's financial position or its results of operations in fiscal 1998.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated or amortized, principally on the straight-line method over the estimated useful lives of the assets, and for capitalized leases over the initial lease term or the estimated economic life of the asset.

  The average economic lives are as follows:

                                                                         Most
                                                             Range     Prevalent
                                                         ------------- ---------
     Buildings and improvements.........................    8-30 Years 25 Years
     Store furniture and equipment......................    3-10 Years  5 Years
     Property subject to capital leases................. Life of Lease 25 Years

 Income Taxes

  The Company provides for deferred income taxes as timing differences arise between income and expenses recorded for financial and income tax reporting purposes.

 Cost of Goods Sold

  Costs of goods sold include certain warehousing, transportation and distribution costs.

 Reclassifications

  Certain amounts in the prior periods have been reclassified to conform to the current period financial statement presentation.

 Use of Estimates

  The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          STATER BROS. HOLDINGS INC.

Note 2 -- Debt

  Long-term debt consisted of the following:

                                                      Sept. 29  Sept. 28  Sept. 27
                                                        1996      1997      1998
                                                      --------  --------  --------
                                                            (In thousands)
   11% Senior Notes due March 2001..................  $165,000 $165,000 $165,000
   9% Senior Subordinated Notes due July 2004.......       --   100,000  100,000
                                                      -------- -------- --------
   Total long-term debt.............................  $165,000 $265,000 $265,000
                                                      ======== ======== ========

  As of September 27, 1998, principal payments amounting to $165 million were due in the next three years. Interest on the 11% Senior Notes due 2001 is payable semi-annually on September 1 and March 1. Interest on the 9% Senior Subordinated Notes due 2004 is payable semi-annually on July 1 and January 1.

  Interest capitalized during fiscal years 1996, 1997 and 1998 amounted to $116,000, $251,000 and $224,000, respectively. Interest expense incurred, before the effect of capitalized interest, during 1996, 1997 and 1998 amounted to $20,374,000, $21,814,000 and $30,430,000, respectively.

  The Company did not have short-term borrowings outstanding at September 29, 1996, September 28, 1997 and September 27, 1998. The Company did not incur any short-term borrowings during fiscal years 1996, 1997 and 1998.

  The Company is subject to certain covenants associated with its 11% Senior Notes due 2001 and 9% Senior Subordinated Notes due 2004 and its bank credit agreement. As of September 27, 1998, the Company was in compliance with all such covenants.

Note 3 -- Unconsolidated Affiliate

  The Company owns 50% of Santee Dairies LLC. Through its wholly owned subsidiary, Santee Dairies, Inc. ("Santee"), it operated a fluid milk processing plant located in Los Angeles, California, and as of May 1, 1998, Santee moved its operations to a newly constructed fluid milk processing plant in City of Industry, California. The Company is not the controlling stockholder. Accordingly, the Company accounts for its investment in Santee Dairies LLC using the equity method of accounting and recognized losses of $1,624,000, $2,313,000, and $2,941,000 for fiscal years 1996, 1997 and 1998, respectively. The Company is a significant customer of Santee which supplies the Company with a substantial portion of its fluid milk and dairy products.

                          STATER BROS. HOLDINGS INC.

Note 3 -- Unconsolidated Affiliate (continued)

  Summary of unaudited financial information for Santee Dairies LLC is as follows:

                                                           52 Weeks
                                                  ----------------------------
                                                 Sept. 28  Sept. 27  Sept. 26
                                                   1996      1997      1998
                                                 --------  --------  ---------
                                                        (In thousands)
   Current assets...............................  $ 16,937  $ 41,657  $ 19,690
   Non-current assets...........................    26,351    86,371   111,236
   Current liabilities..........................    23,410    24,548    31,178
   Non-current liabilities......................     2,860    83,028    82,807
   Shareholder's equity.........................    17,018    20,452    16,941
   Sales........................................   191,481   175,937   166,314
   Gross profit.................................    16,174    12,592     3,509
   Net income (loss)............................  $ (1,640) $ (6,156) $ (5,711)

  The Company accepted and paid a temporary increase in costs of product purchased from Santee of approximately $4.3 million for product delivered by Santee to the Company during the last eighteen weeks of fiscal 1998. The temporary increase in cost of product is included in cost of goods sold for the year to date period ended September 27, 1998. The Company believes the temporary increase in cost of product purchased from Santee by the Company will continue through March 1999, however, no assurance can be provided that the temporary increase in the cost of product will terminate on or before March 1999.

Note 4 -- Bank Facilities

  Stater Bros. Markets and Bank of America National Trust and Savings Association (the "Bank") have entered into a credit agreement (as amended) whereby the Bank provides Stater Bros. Markets with a revolving operating line of credit (the "Operating Facility") with a maximum availability of $15.0 million, which was available on September 27, 1998, and a revolving letter of credit facility (the "LC Facility") with a maximum availability of $25.0 million, of which $14.2 million was available on September 27, 1998 (collectively, the "Bank Facilities"). The Bank Facilities will expire on June 1, 2000. Interest on the outstanding principal balance of the Operating Facility is payable monthly at either the Bank's reference rate plus one percent per annum or at a fixed rate of interest. Borrowings under the Bank Facilities are unsecured general obligations of Stater Bros. Markets and are guaranteed by Stater Bros. Development, Inc. The Bank Facilities contain customary cross-default provisions with respect to the Company's 11% Senior Notes due 2001 and 9% Senior Subordinated Notes due 2004.

  The Bank Facilities also contain certain financial and other covenants applicable to Stater Bros. Markets, including without limitation, requirements to (i) maintain a minimum current ratio of at least 1.20:1; (ii) maintain minimum tangible net worth plus debt subordinated to the Bank (as defined) of at least $190.0 million; (iii) maintain a ratio of total liabilities to tangible net worth plus debt subordinated to the Bank of not in excess of 1.30:1; (iv) maintain a minimum fixed charge coverage ratio (as defined) of at least 1.10:1 for each consecutive four fiscal quarters beginning with the four fiscal quarters ending on Stater Bros. Markets' 1996 fiscal year end; (v) limit the sale of assets; (vi) prohibit additional indebtedness except for normal trade credit and indebtedness secured only by real property constructed or acquired within the prior twelve months; (vii) prohibit additional liens except for liens for indebtedness secured by real property pursuant to clause (v); (viii) prohibit the acquisition of other business entities; (ix) restrict the payment of dividends (as discussed below); (x) prohibit changes of ownership; (xi) prohibit the liquidation, consolidation or merger of the business; and (xii) repay all advances outstanding under the Operating Facility and not draw any new advances

                          STATER BROS. HOLDINGS INC.

Note 4 -- Bank Facilities (continued)

for at least 5 calendar days each month. As of September 27, 1998, for purposes of the Bank Facilities, Stater Bros. Markets was in compliance with all restrictive covenants and had (i) a current ratio of 1.86:1, (ii) tangible net worth and debt subordinated to the Bank of $234.4 million; (iii) a ratio of total liabilities to tangible net worth and debt subordinated to the Bank of .55:1 and (iv) a fixed charge coverage ratio (as defined in the Bank Facilities) of 1.51:1. If for any reason Stater Bros. Markets is unable to comply with the terms of the Bank Facilities, including the covenants contained therein, such noncompliance would result in an event of default under the Bank Facilities, and could result in acceleration of the payment of indebtedness then outstanding under the Bank Facilities or, in certain situations, the prohibition of the payment of dividends or advances to the Company. In addition, no amendment, waiver or supplement may be made to the Indenture without the prior written consent of the Bank if such amendment, waiver or supplement adversely affects the rights of the Bank as lender to Stater Bros. Markets.

  The financial and operational covenants contained in the Bank Facilities significantly limit Stater Bros. Markets' ability to pay dividends and make loans or advances to the Company, the primary source of anticipated cash for the Company, and could limit the Company's ability to respond to changing business and economic conditions, and to finance future operations or capital needs including the Company's ability to achieve its plans to remodel and expand existing supermarkets and open new supermarkets.

Note 5 -- Leases

  The Company leases the majority of its retail stores, offices, warehouses and distribution facilities. Certain leases provide for additional rents based on sales. Primary lease terms range from 10 to 99 years and substantially all leases provide for renewal options.

  A portion of the Company's lease obligations are guaranteed by Petrolane Incorporated ("Petrolane") or its successor (see Note 6). The leases guaranteed by Petrolane had initial terms of 20 years and expire in the year 2003. Lease payments for the properties subject to the Petrolane guarantees are approximately $10.0 million per year. Under the terms of the agreement related to the Company's acquisition of Stater Bros. Markets from Petrolane in 1983, as amended in 1985, Stater Bros. Markets is required to make annual deposits into a lease guarantee escrow account. The amount of each annual deposit is to be based on (a) a percentage of sales of 20 supermarkets, as specified in the agreement, to the extent they exceed a defined base; and (b) a percentage of rents adjusted for increases in the Consumer Price Index for certain rental property, including the Company's office and warehouse complex. The Company deposited $738,000, $1,064,000 and $1,113,000 into the lease guarantee escrow account during fiscal years 1996, 1997 and 1998, respectively.

  Upon termination of the leases, or the termination of the Petrolane lease guarantees, all amounts deposited into the lease guarantee escrow account, plus interest thereon, less any amounts disbursed, will be returned to the Company. At September 27, 1998, the lease guarantee escrow account had a cumulative balance of $9,629,000, compared to $8,069,000 and $6,701,000 as of September 28, 1997 and September 29, 1996, respectively.

  Petrolane, or its successor, has the right to cause the escrow holder to disburse funds from the amounts held in the lease guarantee escrow account for any amounts which Petrolane or its successor may be required to pay as guarantor of the lease obligations of Stater Bros. Markets.

                          STATER BROS. HOLDINGS INC.

Note 5 -- Leases (continued)

  Following is a summary of future minimum lease payments as of September 27, 1998:

                                                        Capital Operating Leases
     Fiscal Year                                        Leases  Minimum Payment
     -----------                                        ------- ----------------
                                                             (In thousands)
     1999.............................................. $1,760      $ 20,375
     2000..............................................  1,693        19,648
     2001..............................................  1,397        17,946
     2002..............................................    980        17,673
     2003..............................................    629        14,788
     Thereafter........................................    413        61,732
                                                        ------      --------
     Total minimum lease payments......................  6,872      $152,162
                                                                    ========
     Less amounts representing interest................  1,212
                                                        ------
     Present value of minimum lease payments...........  5,660
     Less current portion..............................  1,310
                                                        ------
     Long-term portion................................. $4,350
                                                        ======

  Rental expense and sublease income were as follows:

                                                        53 Weeks      52 Weeks
                                                        -------- -------------------
                                                        Sept. 26  Sept. 28  Sept. 27
                                                          1996      1997      1998
                                                        --------  --------  --------
                                                               (In thousands)
       Minimum rentals................................. $19,267   $20,710   $20,194
       Rentals based on sales.......................... $ 5,072   $ 5,101   $ 4,727
       Sublease income................................. $ 1,186   $ 1,121   $ 1,267

  Aggregate sublease income to be received subsequent to September 27, 1998 is approximately $5,481,000.

Note 6 -- Preferred Stock

  Stater Bros. Markets has issued and outstanding 10 shares of its $11.00 Cumulative Redeemable Preferred Stock due in 2003 for $1,000 plus accrued and unpaid dividends. Dividends are accrued at the rate of $11.00 per share per annum. The preferred stock was issued in conjunction with a guarantee of Stater Bros. Markets lease obligations by Petrolane Incorporated or its successors (see Note 5). For as long as shares of the $11.00 Cumulative Redeemable Preferred Stock remain outstanding, Stater Bros. Markets is subject to certain covenants. The most restrictive covenant limits the amount of dividends that may be paid to amounts that may be legally paid under applicable state laws. At September 27, 1998, accumulated earnings available for dividend distributions were approximately $221.9 million. In the event of non-compliance by Stater Bros. Markets, the holders of the Stater Bros. Markets preferred stock may elect the Board of Directors of Stater Bros. Markets. At September 27, 1998, Stater Bros. Markets was in compliance with these covenants.

  Effective March 8, 1996, pursuant to options available to the Company, the Company exercised its right to convert all of its outstanding shares of Common Stock previously held by Craig Corporation ("Craig") into 693,650 shares of its Series B Preferred Stock. The Series B Preferred Stock had a redemption value of approximately $69.4 million and currently paid dividends at the rate of 10.5% per annum. In August 1997, the Company redeemed all of the outstanding shares of its Series B Preferred Stock for $69.4 million plus accrued and unpaid dividends.

                           STATER BROS. HOLDINGS INC.

Note 7 -- Income Taxes

  The provision for income taxes consisted of the following:

                                                    53 Weeks      52 Weeks
                                                    -------- --------------------
                                                    Sept. 29  Sept. 28, Sept. 27,
                                                      1996      1997      1998
                                                    -------- --------- ----------
                                                           (In thousands)
     Current
       Federal..................................... $ 8,116   $4,771    $ 1,921
       State.......................................   2,478    1,756        795
                                                    -------   ------    -------
                                                     10,594    6,527      2,716
                                                    -------   ------    -------
     Deferred
       Federal.....................................     488    2,480       (813)
       State.......................................      38      352       (444)
                                                    -------   ------    -------
                                                        526    2,832     (1,257)
                                                    -------   ------    -------
     Income tax expense............................ $11,120   $9,359    $ 1,459
                                                    =======   ======    =======

  A reconciliation of the provision for income taxes to amounts computed at the federal statutory rate is as follows:

                                                   53 Weeks      52 Weeks
                                                   -------- --------------------
                                                   Sept. 29  Sept. 28, Sept. 27,
                                                     1996      1997      1998
                                                   -------- --------- ----------
     Statutory federal income tax rate............   35.0%    35.0%     34.0%
     State franchise tax rate, net of federal
      income tax benefit..........................    6.1      6.0       6.1
     Tax credits..................................    --       --       (2.7)
     Other........................................    (.1)     --        (.9)
                                                     ----     ----      ----
                                                     41.0%    41.0%     36.5%
                                                     ====     ====      ====

  Deferred income taxes resulted from timing differences in recognizing revenue and expense for tax and financial statement purposes. The sources of these timing differences and the income tax (benefit) of each were as follows:

                                                   53 Weeks       52 Weeks
                                                   --------- -------------------

                                                   Sept. 29, Sept. 28, Sept. 27,
                                                     1996      1997      1998
                                                   --------- --------- ---------
                                                         (In thousands)
     Accrued liabilities..........................   $ 364    $1,340   $  (744)
     California franchise tax.....................    (590)      678       306
     Depreciation.................................     (22)      (39)     (240)
     Other, net...................................     774       853      (579)
                                                     -----    ------   -------
                                                     $ 526    $2,832   $(1,257)
                                                     =====    ======   =======

                          STATER BROS. HOLDINGS INC.

Note 7 -- Income Taxes (continued)

  Components of deferred income taxes are as follows:


                                                  Sept. 29,  Sept. 28, Sept. 27,
                                                     1996      1997      1998
                                                  ---------  --------- ---------
                                                          (In thousands)
     Deferred income tax assets:
     --------------------------
     Property and equipment.....................    $   671   $   228   $   --
     Self-insurance reserves....................      4,533     3,768     3,712
     Pension and vacation liabilities...........      2,453     2,740     1,812
     Inventories................................      1,213     1,469     1,341
     Investment in unconsolidated affiliate.....        --        943     1,917
     Income deferred for book purposes..........      1,254     1,187     1,695
     Other......................................        --                  --
                                                    -------   -------   -------
       Total deferred income tax assets.........     10,124    10,335    10,477
                                                    -------   -------   -------
     Deferred income tax liabilities:
     -------------------------------
     Property and equipment.....................        --        --       (347)
     Investment in unconsolidated affiliate.....         (5)      --        --
     Other assets...............................        --        --       (950)
     Other, net.................................       (114)   (2,658)   (2,143)
                                                    -------   -------   -------
       Total deferred income tax liabilities....       (119)   (2,658)   (3,440)
                                                    -------   -------   -------
     Net deferred income tax assets.............    $10,005   $ 7,677   $ 7,037
                                                    =======   =======   =======

  Although there can be no assurances as to future taxable income of the Company, the Company believes that its expectations of future taxable income, when combined with the income taxes paid in prior years, will be adequate to realize the deferred income tax assets.

Note 8 -- Related Party Transactions

 Consulting Agreements and Covenant Not to Compete

  Since January 1, 1989, the Company has entered into various consulting agreements with its stockholders, La Cadena Investments ("La Cadena") and Craig, that required them to provide consultation and advice to the Company in connection with general business, financial, management consulting, real estate acquisition and development, and product diversification matters. These consulting agreements with its stockholders terminated on September 26, 1993. In March 1994, the Company entered into a new five-year Consulting Agreement with Craig, whereby the Company paid Craig $1.5 million per year and Craig provided the Company with consultation and advise in connection with general business issues, financial management consulting, real estate acquisition and development and product diversification matters. Consulting fees expense amounted to $1.5 million in 1997 and 1996. The agreement to make annual consulting payments to Craig was terminated, at the election of the Company, in August 1997. Additionally, on March 8, 1994, the Company paid Craig
$5.0 million which is amortized to earnings over the five-year term of the covenant not to compete included in the Consulting Agreement.

Note 9 -- Retirement Plans

 Pension Plan

  The Company has a noncontributory defined benefit pension plan covering substantially all non-union employees. The plan provides for benefits based on an employee's compensation during the three years before

                          STATER BROS. HOLDINGS INC.

Note 9 -- Retirement Plans (continued)

retirement. The Company's funding policy for this plan is to contribute annually at a rate that is intended to provide sufficient assets to meet future benefit payment requirements.

  Net periodic pension cost included the following components:

                                      53 Weeks              52 Weeks
                                   -------------- -----------------------------
                                   Sept. 29, 1996 Sept. 28, 1997 Sept. 27, 1998
                                   -------------- -------------- --------------
                                                  (In thousands)
   Service cost--benefits earned
    during the period............      $  752         $  826        $   902
   Interest cost on projected
    benefit obligation...........       1,000          1,109          1,241
   Actual return on assets.......        (429)          (761)        (1,033)
   Net amortization and deferral.        (181)            78            187
                                       ------         ------        -------
   Net periodic pension cost.....      $1,142         $1,252        $ 1,297
                                       ======         ======        =======
   Assumptions used for
    accounting were:
   Discount rate.................        7.50%          7.50%          7.50%
   Rate of increase in
    compensation levels..........        5.00%          5.00%          5.00%
   Expected long-term rate of
    return on assets.............        9.00%          9.00%          9.00%

  The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at:

                                       53 Weeks              52 Weeks
                                    -------------- -----------------------------
                                    Sept. 29, 1996 Sept. 28, 1997 Sept. 27, 1998
                                    -------------- -------------- --------------
                                                   (In thousands)
   Actuarial present value of
    benefit obligations:
    Vested benefit obligation.....     $ 10,591       $ 11,794       $ 15,376
                                       ========       ========       ========
    Accumulated benefit
     obligation...................     $ 10,930       $ 12,160       $ 15,850
                                       ========       ========       ========
   Projected benefit obligation...     $(14,991)      $(16,639)      $(21,636)
   Plan assets at fair value,
    primarily notes and bonds.....        9,028         10,442         11,951
                                       --------       --------       --------
   Projected benefit obligation in
    excess of plan assets.........       (5,963)        (6,197)        (9,685)
   Unrecognized net loss..........        3,745          3,597          6,774
   Unrecognized prior service
    cost..........................          (71)           (66)           (61)
   Unrecognized net obligations
    established October 1, 1987...          216            189            162
                                       --------       --------       --------
   Pension (liability) recognized
    in the balance sheet..........     $ (2,073)      $ (2,477)      $ (2,810)
                                       ========       ========       ========

  Expenses recognized for this retirement plan were $1,290,000, $1,392,000 and $1,499,000 in 1996, 1997 and 1998, respectively.

 Profit Sharing Plan

  The Company has a noncontributory defined contribution profit sharing plan covering substantially all non-union employees. Union employees may participate if their collective bargaining agreement specifically provides for their inclusion. The Company may contribute up to 7.5% of total compensation paid or accrued during the year to each plan participant subject to limitations imposed by the Internal Revenue Code. The Company recognized expenses for this plan in the amount of $347,000, $396,000 and $420,000 in 1996, 1997 and 1998, respectively.

                          STATER BROS. HOLDINGS INC.

Note 9 -- Retirement Plans (continued)

 Multi-Employer Plans

  The Company also contributes to multi-employer defined benefit retirement plans in accordance with the provisions of the various labor agreements that govern the plans. Contributions to these plans are generally based on the number of hours worked. Information for these plans as to vested and non-vested accumulated benefits and net assets available for benefits is not available.

  The Company's expense for these retirement plans and health and welfare plans consisted of the following:

                                                       53 Weeks      52 Weeks
                                                       --------  -------------------
                                                       Sept. 29  Sept. 28, Sept. 27,
                                                         1996      1997      1998
                                                       --------  --------- ---------
                                                               (In thousands)
   Multi-Employer Pension Plans....................... $ 7,376    $ 8,677   $12,420
   Multi-Employer Health and Welfare..................  36,632     36,771    36,930
                                                       -------    -------   -------
   Total Multi-Employer Benefits...................... $44,008    $45,448   $49,350
                                                       =======    =======   =======

  The Company's employer contributions increased in fiscal 1998 as a result of the resumption of employer contributions to a collective bargaining pension trust, such employer contributions had previously been suspended since 1994.

Note 10 -- Labor Relations

  The Company entered into a four-year collective bargaining agreement with the United Food & Commercial Workers collective bargaining units in October 1995 and entered into a four-year collective bargaining agreement in September 1998 with the International Brotherhood of Teamsters collective bargaining units.

Note 11 -- Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash and Cash Equivalents

  The carrying amount approximates fair value because of the short-term maturity of these instruments.

 Receivables

  The carrying amount approximates fair value because of the short-term maturity of these instruments.

 Long-Term Debt

  The fair value of the 11% Senior Notes due 2001 and 9% Senior Subordinated Notes due 2004, is based on quoted market prices. Although market quotes for the fair value of the Company's capitalized lease obligations are not readily available, the Company believes the stated value approximates fair value.

                          STATER BROS. HOLDINGS INC.

Note 11 -- Fair Value of Financial Instruments (continued)

  The estimated fair values of the Company's financial instruments are as follows:

                                                                    As of
                                                                September 27,
                                                                    1998
                                                              -----------------
                                                              Carrying   Fair
                                                               Amount   Value
                                                              -------- --------
                                                               (In thousands)
     Cash and cash equivalents............................... $ 57,281 $ 57,281
     Receivables............................................. $ 20,451 $ 20,451
     Long-term debt.......................................... $270,660 $276,060

Note 12 -- Litigation Matters

  In the ordinary course of its business, the Company is party to various legal actions which the Company believes are incidental to the operation of the business of the Company and its subsidiaries. The Company records an appropriate provision when the occurrence of loss is probable and can be reasonably estimated. The Company believes that the outcome of such legal proceedings to which the Company is currently a party will not have a material adverse effect upon its results of operations or its consolidated financial condition.

  On May 2, 1993, the Company was named as a defendant along with all of the other major supermarket chains located in the Los Angeles County area in a class action complaint filed in the California Superior Court in Los Angeles, California, alleging among other things that the milk pricing policies of each of the defendants violate certain antitrust laws and regulations under California law. In this class action lawsuit, Barela et al. v. Ralphs Grocery Co. et al., plaintiffs sought unspecified damages. The Company has recently entered into a settlement agreement with this case and such settlement does not involve payment of monetary damages and is currently being processed through the courts for approval and will not have an adverse material effect on the Company.

  On June 19, 1997, Stater Bros. Markets was named as a defendant in the case of Ufondu, et al. vs. Stater Bros. Markets filed in the Superior Court of the State of California for the County of San Bernardino. The complaint filed by twelve employees seeks unspecified damages alleging racial discrimination in the Company's employment practices. The Company believes the complaint is without merit and intends to vigorously defend the case. There can be no assurances, however, as to the outcome of this case.

                           STATER BROS. HOLDINGS INC.

Note 13 -- Quarterly Results (Unaudited)

  Quarterly results for fiscal 1996, 1997 and 1998 are as follows:

                                                                                     Net
                                                                                Income (Loss)
                                      Gross   Operating      Net      Preferred Available to
                            Sales     Profit   Profit   Income (Loss) Dividends Shareholders
                          ---------- -------- --------- ------------- --------- -------------
                                                    (In thousands)
Fiscal 1996 Quarters
13 weeks ended 12/24/95.  $  408,740 $ 92,261  $11,015     $ 3,597     $  --       $ 3,597
13 weeks ended 03/24/96.     406,223   93,548   12,266       4,341        339        4,002
13 weeks ended 06/23/96.     429,349   99,257   12,188       4,385      1,816        2,569
14 weeks ended 09/29/96.     461,020  104,540   11,787       3,688      1,956        1,732
                          ---------- --------  -------     -------     ------      -------
  Total (53 weeks)......  $1,705,332 $389,606  $47,256     $16,011     $4,111      $11,900
                          ========== ========  =======     =======     ======      =======

Fiscal 1997 Quarters
13 weeks ended 12/29/96.  $  433,400 $100,826  $12,080     $ 4,195     $1,816      $ 2,379
13 weeks ended 03/30/97.     431,422   97,695   11,978       4,354      1,816        2,538
13 weeks ended 06/29/97.     427,445   96,714   11,511       4,078      1,816        2,262
13 weeks ended 09/28/97.     425,657   96,279    8,023         840        718          122
                          ---------- --------  -------     -------     ------      -------
  Total (52 weeks)......  $1,717,924 $391,514  $43,592     $13,467     $6,166      $ 7,301
                          ========== ========  =======     =======     ======      =======

Fiscal 1998 Quarters
13 weeks ended 12/28/97.  $  430,918 $ 98,296  $10,110     $ 1,373     $  --       $ 1,373
13 weeks ended 03/29/98.     422,829  100,467   10,090       1,225        --         1,225
13 weeks ended 06/28/98.     431,301   99,113    5,115      (1,185)       --        (1,185)
13 weeks ended 09/27/98.     441,059  104,709    8,761       1,118        --         1,118
                          ---------- --------  -------     -------     ------      -------
  Total (52 weeks)......  $1,726,107 $402,585  $34,076     $ 2,531     $  --       $ 2,531
                          ========== ========  =======     =======     ======      =======

                           STATER BROS. HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                      (In thousands, except share amounts)

                                                   Sept. 27, 1998 June 27, 1999
                                                   -------------- -------------
                      ASSETS
                      ------
Current Assets
  Cash and cash equivalents.......................    $ 57,281      $ 55,427
  Receivables.....................................      20,451        21,636
  Inventories.....................................     116,274       113,048
  Prepaid expenses................................       5,176         6,588
  Deferred income taxes...........................       4,588         4,589
  Properties held for sale........................       3,969         1,251
                                                      --------      --------
Total current assets..............................     207,739       202,539
Investment in unconsolidated affiliate............       8,472         9,396
Property and equipment
  Land............................................      15,924        17,287
  Buildings and improvements......................      94,794        99,378
  Store fixtures and equipment....................     100,781       126,723
  Property subject to capital leases..............      14,368        14,368
                                                      --------      --------
                                                       225,867       257,756
  Less accumulated depreciation and amortization..     107,513       116,901
                                                      --------      --------
                                                       118,354       140,855
Deferred income taxes.............................       2,449         2,449
Deferred debt issuance costs, net.................      12,294        10,185
Lease guarantee escrow............................       9,629        10,957
Other assets......................................       5,381         5,871
                                                      --------      --------
Total assets......................................    $364,318      $382,252
                                                      ========      ========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  ----------------------------------------------
Current Liabilities
  Accounts payable................................    $ 65,553      $ 65,728
  Accrued payroll and related expenses............      25,363        27,804
  Other accrued liabilities.......................      24,788        31,989
  Current portion of capital lease obligations....       1,310         1,371
                                                      --------      --------
Total current liabilities.........................     117,014       126,892
Long-term debt, less current portion..............     265,000       265,000
Capital lease obligations, less current portion...       4,350         3,317
Long-term portion of self-insurance and other
 reserves.........................................       8,284         8,284
Other long-term liabilities.......................       3,725         3,580
Stockholders' equity (deficit)
  Class A Common Stock, $.01 par value:
    Authorized shares--100,000
    Issued and outstanding shares--50,000.........           1             1
  Additional paid-in capital......................      12,715        12,715
  Retained earnings (deficit).....................     (46,771)      (37,537)
                                                      --------      --------
Total stockholders' equity (deficit)..............     (34,055)      (24,821)
                                                      --------      --------
Total liabilities and stockholders' equity
 (deficit)........................................    $364,318      $382,252
                                                      ========      ========

     See accompanying notes to unaudited consolidated financial statements.

                           STATER BROS. HOLDINGS INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
               (In thousands, except per share and share amounts)

                                                           39 Weeks Ended
                                                        ----------------------
                                                         June 28,    June 27,
                                                           1998        1999
                                                        ----------  ----------
Sales.................................................. $1,285,048  $1,324,358
Cost of goods sold.....................................    987,172   1,011,542
                                                        ----------  ----------
Gross profit...........................................    297,876     312,816
Operating expenses
  Selling, general and administrative expenses.........    261,216     265,907
  Depreciation and amortization........................     11,345      11,813
                                                        ----------  ----------
Total operating expenses...............................    272,561     277,720
                                                        ----------  ----------
Operating profit.......................................     25,315      35,096
Interest income........................................      2,371       2,388
Interest expense.......................................    (22,641)    (22,699)
Equity in earnings (loss) from unconsolidated
 affiliate.............................................     (2,692)        924
Other income (expense)--net............................         42        (319)
                                                        ----------  ----------
Income before income taxes.............................      2,395      15,390
Income taxes...........................................        982       6,156
                                                        ----------  ----------
Net income............................................. $    1,413  $    9,234
                                                        ==========  ==========
Earnings available to common shareholders.............. $    1,413  $    9,234
                                                        ==========  ==========
Earnings per common share.............................. $    28.26  $   184.68
                                                        ==========  ==========
Average common shares outstanding......................     50,000      50,000
                                                        ==========  ==========


     See accompanying notes to unaudited consolidated financial statements.

                           STATER BROS. HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (In thousands)

                                                              39 Weeks Ended
                                                             ------------------
                                                             June 28,  June 27,
                                                               1998      1999
                                                             --------  --------
Operating Activities:
Net income.................................................  $  1,413  $  9,234
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization............................    11,345    11,813
  Provision for deferred income taxes......................     1,680         1
  (Gain) loss on disposals of assets.......................       (42)      319
  Net undistributed (gain) loss in investment in
   unconsolidated affiliate................................     2,692      (924)
  Changes in operating assets and liabilities:
    (Increase) decrease in receivables.....................    (2,578)   (1,185)
    (Increase) decrease in inventories.....................    (3,414)    3,226
    (Increase) decrease in prepaid expenses................    (2,241)   (1,412)
    (Increase) decrease in other assets....................      (547)     (162)
    Increase (decrease) in accounts payable................     1,169       175
    Increase (decrease) in accrued liabilities and long-
     term portion of self-insurance reserves...............     1,496     9,497
                                                             --------  --------
Net cash provided by operating activities..................    10,973    30,582
                                                             --------  --------
Investing Activities:
Investment in unconsolidated affiliate.....................    (1,100)      --
Purchase of property and equipment.........................   (20,287)  (34,382)
Proceeds from sale of property and equipment and properties
 held for sale.............................................       269     2,918
                                                             --------  --------
Net cash (used by) investing activities....................   (21,118)  (31,464)
                                                             --------  --------
Financing Activities:
Principal payments on capital lease obligations............      (941)     (972)
                                                             --------  --------
Net cash (used by) financing activities....................      (941)     (972)
                                                             --------  --------
Net increase (decrease) in cash and cash equivalents.......   (11,086)   (1,854)
Cash and cash equivalents at beginning of period...........    59,086    57,281
                                                             --------  --------
Cash and cash equivalents at end of period.................  $ 48,000  $ 55,427
                                                             ========  ========
Interest paid..............................................  $ 13,428  $ 13,922
Income taxes paid..........................................  $    950  $  2,600

     See accompanying notes to unaudited consolidated financial statements.

                          STATER BROS. HOLDINGS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

                                 June 27, 1999

Note 1 -- Basis of Presentation

  In the opinion of management, the accompanying unaudited consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position of Stater Bros. Holdings Inc.
(the "Company") and its subsidiaries as of September 27, 1998 and June 27, 1999 and the results of its operations and cash flows for the thirty-nine weeks ended June 28, 1998 and June 27, 1999. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's latest annual report filed on Form 10-K. The operating results for the thirty-nine weeks ended June 27, 1999 are not necessarily indicative of the results of operations for a full year.

Note 2 -- Income Taxes

  The provision for income taxes for the thirty-nine weeks ended June 28, 1998 and June 27, 1999 consists of the following:

                                                                39 Weeks Ended
                                                               -----------------
                                                               June 28, June 27,
                                                                 1998     1999
                                                               -------- --------
                                                                (In thousands)
     Federal income taxes.....................................   $760    $5,233
     State income taxes.......................................    222       923
                                                                 ----    ------
                                                                 $982    $6,156
                                                                 ====    ======

Note 3 -- Unconsolidated Affiliate

  The Company owns 50% of Santee Dairies LLC. Through its wholly owned subsidiary, Santee Dairies, Inc. ("Santee"), it operates a fluid milk processing plant located in City of Industry, California, and the Company is not the controlling stockholder. Accordingly, the Company accounts for its investment in Santee Dairies LLC using the equity method of accounting and recognized a loss of $2,692,000 for the thirty-nine weeks ended June 28, 1998, and recognized income of $924,000 for the thirty-nine weeks ended June 27, 1999. The Company is a significant customer of Santee which supplies the Company with a substantial portion of its fluid milk and dairy products.

  Summary of unaudited financial information for Santee Dairies LLC is as follows:

                                                              39 Weeks Ended
                                                             ------------------
                                                             June 28,  June 27,
                                                               1998      1999
                                                             --------  --------
                                                              (In thousands)
     Current assets......................................... $ 20,324  $ 15,633
     Non-current assets.....................................  109,800   106,971
     Current liabilities....................................   29,876    24,631
     Non-current liabilities................................   82,804    79,019
     Shareholder's equity...................................   17,444    18,954
     Sales..................................................  127,428   130,045
     Gross profit...........................................    5,588    13,868
     Net income (loss)...................................... $ (5,208) $  2,115

                          STATER BROS. HOLDINGS INC.

Note 4 -- Covenant Not to Compete

  On March 8, 1994, the Company entered into a $5.0 million prepaid five year covenant not to compete which was included in a Consulting Agreement with Craig Corporation and was amortized to earnings over the five year term of the covenant not to compete. The Covenant Not To Compete terminated in March 1999.

Note 5 -- Reclassifications

  Certain amounts in the prior periods have been reclassified to conform to the current period financial statement presentation.

Note 6 -- Use of Estimates

  The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note 7 -- Subsequent Events

Acquisition of 43 Supermarkets from Albertson's

  Upon the consummation of the merger of Albertson's, Inc. and American Stores Company, the Company entered into a definitive Asset Purchase Agreement with Albertson's, Inc. by which it will acquire 43 supermarkets, one future store site and the related inventories and assume capitalized lease obligations for a total purchase price of approximately $147.0 million. The acquisition of the supermarkets, the future store site and the related inventories is expected to be completed in August 1999 and are being funded through an offering of $450.0 million of new Senior Notes due 2006 (the "New Senior Notes").

Senior Notes

  With the proceeds from the New Senior Notes, the Company repurchased substantially all of the outstanding 11% Senior Notes due 2001 and all of the 9% Senior Subordinated Notes due 2004 and amended the indenture under which the 11% Senior Notes were issued to eliminate substantially all of its financial and restrictive covenants. Approximately $5 million in principal amount of the 11% Senior Notes remain outstanding and are governed by the terms of the amended indenture. In connection with the repurchase of the 11% Senior Notes and the 9% Senior Subordinated Notes, the Company incurred repurchase premiums of $11.7 million and $7.0 million, respectively. The repurchase premiums and the write-offs of unamortized debt issuance costs resulted in an extraordinary loss of $17.1 million, net of applicable income tax benefit of $11.9 million.

  The acquisition of the 43 supermarkets are being funded through the offering of New Senior Notes, which was completed on August 6, 1999. Proceeds from the New Senior Notes are being used to consummate the acquisition of the 43 supermarkets and related inventories, fund anticipated capital expenditures in the acquired supermarkets and pay fees and expenses related to the acquisition of the supermarkets and the issuance of the New Senior Notes.

  In addition to the net proceeds raised from the New Senior Notes, the Company will be required to use approximately $15.1 million of its cash on hand to complete the acquisition of the supermarkets and to redeem the Notes.

                          STATER BROS. HOLDINGS INC.

Note 7 -- Subsequent Events (continued)

Bank Credit Facility

  On August 6, 1999, Stater Bros. Markets, the Company's principal operating subsidiary, entered into a new unsecured bank credit facility (the "New Credit Facility") with Bank of America, N.A. The New Credit Facility consists of a $50.0 million revolving credit facility with an additional $25.0 million facility available for the issuance of commercial and standby letters of credit. The term of the New Credit Facility is three years. It is expected that borrowings under the New Credit Facility will be used for certain working capital and corporate purposes. The availability of the loans and letters of credit will be subject to certain sublimits and other borrowing restrictions.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Albertson's, Inc.

  We have audited the accompanying statements of net assets of Albertson's Stores as of January 28, 1999 and January 29, 1998 and the related statements of store level earnings attributable to such net assets of Albertson's Stores for the fiscal years ended January 28, 1999, January 29, 1998 and January 30, 1997, pursuant to the Asset Purchase Agreement between Albertson's, Inc., Stater Bros. Markets and Stater Bros. Holdings Inc. ("Stater Bros.") dated May 7, 1999 as described in Note 1 to the statements. These statements are the responsibility of Albertson's, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets and store level earnings are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of net assets and store level earnings. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying statements were prepared to present the net assets relating to certain stores to be acquired of Albertson's Stores by Stater Bros. pursuant to the Asset Purchase Agreement described in Note 1, and the related statements of store level earnings related to such net assets, and are not intended to be a complete presentation of Albertson's, Inc.'s financial position and results of operations.

  In our opinion, the statements referred to above present fairly, in all material respects, the net assets of Albertson's Stores as of January 28, 1999 and January 29, 1998 and the store level earnings of Albertson's Stores for the fiscal years ended January 28, 1999, January 29, 1998 and January 30, 1997, pursuant to the Asset Purchase Agreement referred to in Note 1 to the statements, in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Boise, Idaho
May 7, 1999

                               ALBERTSON'S STORES

                            STATEMENTS OF NET ASSETS
                                 (in thousands)

                                                                  Unaudited
                                                             --------------------
                                    January 28, January 29,  April 29,  April 30,
                                       1999        1998        1999       1998
                                    ----------- -----------  ---------  ---------
              ASSETS
              ------
Prepaid expenses...................  $    595    $    621   $    747    $    723
Inventories........................    36,793      34,670     36,236      34,666
Other assets.......................     1,214       1,214      1,214       1,214
Land, buildings and equipment:
  Land.............................    23,186      21,053     23,186      21,053
  Buildings........................    56,137      54,687     56,156      54,767
  Equipment, fixtures and leasehold
   improvements....................    53,869      51,650     53,706      52,425
                                     --------    --------   --------    --------
                                      133,192     127,390    133,048     128,245
  Less accumulated depreciation and
   amortization....................   (57,515)    (50,046)   (59,229)    (52,012)
                                     --------    --------   --------    --------
                                       75,677      77,344     73,819      76,233
  Property under capital leases,
   net of accumulated amortization
   of $4,362 and $3,886 in 1998 and
   1997, respectively, and $4,481
   and $4,005 at April 29, 1999 and
   April 30, 1998, respectively....     5,735       6,212      5,617       6,093
                                     --------    --------   --------    --------
                                       81,412      83,556     79,436      82,326

            LIABILITIES
            -----------

  Obligations under capital leases.     7,824       8,208      7,721       8,162
  Accrued real estate liabilities..     5,345       5,412      5,239       5,182
                                     --------    --------   --------    --------
                                       13,169      13,620     12,960      13,344
                                     --------    --------   --------    --------
Net Assets.........................  $106,845    $106,441   $104,673    $105,585
                                     ========    ========   ========    ========




                            See accompanying notes.

                               ALBERTSON'S STORES

                       STATEMENTS OF STORE LEVEL EARNINGS
                                 (in thousands)

                                                                     Unaudited
                                     52 Weeks Ended               13 Weeks Ended
                           ----------------------------------- ---------------------
                           January 28, January 29, January 30,  April 29,  April 30,
                              1999        1998        1997        1999       1998
                           ----------- ----------- ----------- ---------- ----------
Sales....................   $519,684    $507,088    $474,928   $130,612   $129,845
Cost of sales............    381,448     375,988     354,723     94,093     96,326
                            --------    --------    --------   --------   --------
Gross profit.............    138,236     131,100     120,205     36,519     33,519
Store operating expenses.    122,972     115,832     105,685     30,292     29,902
                            --------    --------    --------   --------   --------
Store level earnings.....   $ 15,264    $ 15,268    $ 14,520   $  6,227   $  3,617
                            ========    ========    ========   ========   ========





                            See accompanying notes.

                              ALBERTSON'S STORES

               NOTES TO STATEMENTS OF NET ASSETS AND STATEMENTS
                            OF STORE LEVEL EARNINGS

      YEARS ENDED JANUARY 28, 1999, JANUARY 29, 1998 AND JANUARY 30, 1997

1. BASIS OF PRESENTATION

  On May 7, 1999, Albertson's, Inc. entered into an agreement ("Asset Purchase Agreement") with Stater Bros. Markets and Stater Bros. Holdings Inc. ("Stater Bros.") to sell 33 Albertson's combination food and drug stores ("Albertson's Stores" or the "Company") and one land site located in California.

  These financial statements relate solely to the 33 Albertson's Stores to be acquired by Stater Bros. and are not intended to represent the complete financial position and results of operations of Albertson's, Inc. There are no complete financial statements issued or prepared for issuance by store.

  The statements of store level earnings attributable to the net assets presented herein differ from a complete statement of earnings in that certain allocations of indirect charges, including, but not limited to, income tax expense, interest expense, legal expense and overhead costs incurred at the corporate and division levels have been excluded. Accordingly, the statements of store level earnings do not include any expenses, including depreciation, related to the corporate and division offices. The statements of store level earnings contain the results of those stores that are to be acquired pursuant to the Asset Purchase Agreement. Certain amounts, including, cost of sales and store operating expenses include allocated charges. The allocations of these costs are based on usage, wages and/or sales. The allocated costs included in the accompanying statements are not representative of the actual results that would have resulted had the stores to be acquired been operated as a stand alone entity. The statement of net assets differs from a complete balance sheet in that it contains only those assets and liabilities related to the Albertson's Stores to be acquired pursuant to the Asset Purchase Agreement. Certain net accrued real estate liabilities included in the statements of net assets will be prorated at the date of closing and will not be assumed by Stater Bros. The information contained in the statements has been prepared in accordance with generally accepted accounting principles.

  In the opinion of management, the accompanying unaudited financial statements include all adjustments necessary to present fairly, in all material respects, the net assets to be acquired of the Company and the related store level earnings attributable to such net assets for the periods presented. Such adjustments consisted only of normal recurring items.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventories -- The Company values inventories at the lower of cost or market. Cost of substantially all inventories is determined on a first-in, first-out (FIFO) basis.

  Capitalization, Depreciation and Amortization -- Land, buildings and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful life of the asset. Estimated useful lives are generally as follows:

   Buildings and improvements.................................... 10 to 25 years
   Fixtures and equipment........................................   3 to 8 years
   Leasehold improvements........................................ 10 to 15 years
   Capitalized leases............................................ 25 to 30 years

  Depreciation and amortization for the fiscal years ended January 28, 1999, January 29, 1998, January 30, 1997 was approximately $9,150,000, $8,572,000, and $7,519,000, respectively.

  The costs of major remodeling and improvements on leased stores are capitalized as leasehold improvements. Leasehold improvements are amortized on the straight-line method over the shorter of the life of

                              ALBERTSON'S STORES

               NOTES TO STATEMENTS OF NET ASSETS AND STATEMENTS
                     OF STORE LEVEL EARNINGS--(continued)


the applicable lease or the useful life of the asset. Capital leases are recorded at the lower of the fair market value of the asset or the present value of future minimum lease payments. These leases are amortized on the straight-line method over their primary term.

  Use of Estimates -- The preparation of the Company's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3. LEASES

  The Company leases a portion of its real estate. The typical lease period is 25 to 30 years and most leases contain renewal options. Exercise of such options is dependent on the level of business conducted at the location. In addition, the Company leases certain equipment. Some leases contain contingent rental provisions based on sales volume at retail stores.

  Capitalized leases are calculated using interest rates appropriate at the inception of each lease. Contingent rents (net of rental offsets) associated with capitalized leases were $22,000 in 1998, $3,000 in 1997 and $6,000 in 1996.

  Future minimum lease payments for noncancelable operating leases, related subleases and capital leases at January 28, 1999, were as follows (in thousands):

                                                    Operating           Capital
                                                     Leases   Subleases Leases
                                                    --------- --------- -------
     1999..........................................  $ 3,374    $(143)  $1,274
     2000..........................................    3,503     (143)   1,274
     2001..........................................    3,425     (125)   1,239
     2002..........................................    3,324      (25)   1,061
     2003..........................................    3,309             1,004
     Remainder.....................................   32,770             8,902
                                                     -------    -----   ------
     Total minimum obligations (receivables).......  $49,705    $(436)  14,754
                                                     =======    =====
     Interest......................................                     (6,930)
                                                                        ------
     Present value of net minimum obligations......                     $7,824
                                                                        ======

  Rent expense under operating leases was as follows:

                                             January 28, January 29, January 30,
                                                1999        1998        1997
                                             ----------- ----------- -----------
     Minimum rent...........................   $3,082      $2,966      $2,556
     Contingent rent........................       31          48          58
     Sublease rent..........................     (143)       (118)        (18)
                                               ------      ------      ------
                                               $2,970      $2,896      $2,596
                                               ======      ======      ======

  Interest expense under capital leases for the fiscal years ended January 28, 1999, January 29, 1998, and January 30, 1997 was approximately $886,000, $929,000, and $966,000, respectively.

                              ALBERTSON'S STORES

               NOTES TO STATEMENTS OF NET ASSETS AND STATEMENTS
                     OF STORE LEVEL EARNINGS--(continued)

4. ADVERTISING EXPENSE

  The Company expenses advertising costs when the advertisement occurs. Net advertising expense was approximately $5,288,000, $4,639,000, and $3,089,000 in 1998, 1997 and 1996, respectively, and has been reported in cost of sales in the accompanying statements of store level earnings.

5. DEPRECIATION, INTEREST AND ADVERTISING EXPENSE (Unaudited)

  Depreciation and amortization for the 13 weeks ending April 29, 1999 and April 30, 1998 was approximately $2,219,000 and $2,249,000, respectively.

  Interest expense related to capital leases for the 13 weeks ending April 29, 1999, and April 30, 1998, was approximately $214,000 and $226,000, respectively.

  Net advertising expense for the 13 weeks ending April 29, 1999 and April 30, 1998 was approximately $1,029,000 and $1,449,000, respectively.
                                    ******

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Stores Company

  We have audited the accompanying statements of net assets of the Lucky Stores as of January 30, 1999 and January 31, 1998 and the statements of store level earnings for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997. These statements are the responsibility of the management of Lucky Stores. Our responsibility is to express an opinion on these statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets and store level earnings are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of net assets and store level earnings. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statements of net assets and store level earnings. We believe that our audits provide a reasonable basis for our opinion.

  As described in the notes to financial statements, the accompanying statements of net assets and store level earnings were prepared pursuant to the Asset Purchase Agreement between Albertson's, Inc., Stater Bros. Markets and Stater Bros. Holdings Inc. dated as of May 7, 1999, and are not intended to be complete presentations of the earnings or the assets and liabilities of the Lucky Stores to be acquired.

  In our opinion, the statements referred to above present fairly, in all material respects, the net assets of the Lucky Stores at January 30, 1999 and January 31, 1998 and the store level earnings for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, pursuant to the Asset Purchase Agreement as described in the Notes to Financial Statements, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Salt Lake City, Utah
May 17, 1999

                                  LUCKY STORES

                       STATEMENTS OF STORE LEVEL EARNINGS
                                 (in thousands)

                                                                (unaudited)
                                    52 Weeks Ended              13 Weeks Ended
                          ----------------------------------- -------------------
                          January 30, January 31, February 1, May 1,  May 2,
                             1999        1998        1997      1999    1998
                          ----------- ----------- ----------- ------- -------
Sales...................   $149,562    $144,510    $150,714   $36,579 $37,904
Cost of merchandise
 sold...................    110,340     108,073     111,313    26,964  28,668
                           --------    --------    --------   ------- -------
Gross profit............     39,222      36,437      39,401     9,615   9,236
Store operating expense.     33,003      31,413      30,347     8,037   7,791
                           --------    --------    --------   ------- -------
Store level earnings....   $  6,219    $  5,024    $  9,054   $ 1,578 $ 1,445
                           ========    ========    ========   ======= =======



                            See accompanying notes.

                                  LUCKY STORES

                            STATEMENTS OF NET ASSETS
                                 (in thousands)

                                                                  (unaudited)
                                        January 30, January 31, May 1,  May 2,
                                           1999        1998      1999    1998
                                        ----------- ----------- ------- -------
                ASSETS
                ------
Prepaid expenses.......................   $   226     $   220   $   239 $   230
Inventories............................     7,737       6,910     7,900   7,184
Other assets...........................       892         920       884     294
Property, Plant and Equipment:
  Land.................................     2,598       2,598     2,598   2,598
  Buildings............................     7,088       7,285     7,235   7,029
  Equipment, fixtures and leasehold
   improvements........................    27,651      22,787    27,771  23,218
                                          -------     -------   ------- -------
                                           37,337      32,670    37,604  32,845
  Less accumulated depreciation and
   amortization........................    18,046      15,755    18,663  16,317
                                          -------     -------   ------- -------
  Property under capital leases, net of
   accumulated amortization of $4,324
   and $4,884 in 1998 and 1997,
   respectively and $4,415 and $4,987
   in 1st Qtr 1999 and 1st Qtr 1998,
   respectively........................     5,024       5,419     4,933   5,315
                                          -------     -------   ------- -------
                                           33,170      30,384    32,897  29,551
              LIABILITIES
              -----------
  Obligations under capital leases.....     5,775       6,030     5,708   5,968
  Accrued real estate liabilities......       304         266       331     278
                                          -------     -------   ------- -------
Net Assets ............................   $27,091     $24,088   $26,858 $23,305
                                          =======     =======   ======= =======


                            See accompanying notes.

                                 LUCKY STORES

                         NOTES TO FINANCIAL STATEMENTS

Basis of Presentation

  On May 7, 1999, Lucky Stores, Inc., American Stores Properties, Inc. and American Food and Drug entered into an agreement ("Asset Purchase Agreement") with Stater Bros. Holdings Inc. to sell ten stores located in California (these stores are hereinafter referred to as the Lucky Stores). Lucky Stores, Inc., American Stores Properties, Inc. and American Food and Drug are indirect wholly-owned subsidiaries of American Stores Company. The ten stores do not represent a separate legal entity, but represent the assets and operations to be acquired as defined by the Asset Purchase Agreement. Some of the Lucky Stores leased certain buildings and land from certain related entities under operating lease agreements. For purposes of these statements, cost, accumulated depreciation and depreciation expense related to these properties, as recorded by the related entities, have been recorded as if the property was owned by the store.

  The accompanying financial statements relate solely to the 10 Lucky Stores to be acquired by Stater Bros. Holdings Inc. and are not intended to represent the complete financial position and results of operations of the Lucky Stores. There are no complete financial statements issued or prepared for issuance by store.

  Amounts in cost of merchandise sold and store operating expense include some allocated charges. However, certain allocations of indirect charges, including, but not limited to, income tax expense, interest expense and overhead costs incurred at the corporate, region and district levels have been excluded. Also, the statements of store level earnings do not include any expenses, including depreciation, related to the region and district offices. The statements of store level earnings contains the results of those stores that are to be acquired. The allocations of these costs are based on usage, wages and/or sales. The allocated costs included in the accompanying statements are not necessarily representative of the actual results that would have resulted had the stores to be acquired been operated as a stand alone entity. The statements of net assets differs from a complete balance sheet in that it contains only those assets and liabilities related to the Lucky Stores to be acquired pursuant to the Asset Purchase Agreement. Certain net accrued real estate liabilities included in the statements of net assets will be prorated at the date of closing and will not be assumed by Stater Bros. The information contained in the statements has been prepared in accordance with generally accepted accounting principles.

Summary of Significant Accounting Policies

Inventories

  Inventories are stated at the lower of cost or market. The FIFO (first-in-first-out) or average cost methods are used to determine the cost of the inventories.

Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation and amortization charged to earnings for financial statement purposes, including amortization of property under capital leases, are computed using the straight-line method applied to individual property items. The depreciable lives are primarily 20 to 25 years for buildings, 3 to 10 years for equipment and fixtures and generally 20 to 25 years for leasehold improvements and property under capital lease, depending on the lease terms. Depreciation and amortization for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997 was $2,733,560, $2,384,051 and $2,505,867, respectively.
Depreciation and amortization for the thirteen-week unaudited periods ended May 1, 1999 and May 2, 1998 was $683,558 and $638,043, respectively.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                 LUCKY STORES

Advertising Expense

  The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to $2,327,911, $2,450,346 and $2,215,329 in 1998,
1997 and 1996, respectively. Advertising expense for the thirteen-week unaudited periods ended May 1, 1999 and May 2, 1998 was $685,383 and $733,135, respectively.

Leases

  Certain of the retail stores are leased from unrelated third parties. Remaining initial lease terms range from 2 to 23 years plus renewal options that may provide for additional rentals based on sales volume in excess of specified levels.

  The summary below shows the aggregate future minimum lease commitments as of January 30, 1999.

                                                         Operating    Capital
   Fiscal Year                                            Leases      Leases
   -----------                                          ----------- -----------
     1999.............................................. $ 1,475,260 $   790,212
     2000..............................................   1,496,984     768,488
     2001..............................................   1,508,765     725,040
     2002..............................................   1,445,432     725,040
     2003..............................................   1,390,688     725,040
     Thereafter........................................  16,298,940   6,343,420
                                                        ----------- -----------
     Total minimum rental commitments.................. $23,616,069  10,077,240
                                                        ===========
     Less:
       Amount representing interest....................              (4,113,994)
       Amount representing executory costs.............                (188,185)
                                                                    -----------
     Capital lease obligation..........................             $ 5,775,061
                                                                    ===========

  Rental expense was $1,467,165 for fiscal 1998, $1,000,376 for fiscal 1997 and $681,133 for fiscal 1996, which includes contingent rents of $103,057 for fiscal 1998, $135,780 for fiscal 1997 and $153,951 for fiscal 1996. Rental expense for the thirteen-week unaudited periods ended May 1, 1999 and May 2, 1998 was $387,547 and $324,845, respectively, which includes contingent rents of $26,139 for the period ended May 1, 1999 and $30,568 for the period ended May 2, 1998.

  Interest expense under capital leases amounted to $522,994, $544,899 and $563,317 in 1998, 1997 and 1996, respectively. Interest expense under capital leases for the thirteen-week unaudited periods ended May 1, 1999 and May 2, 1998 amounted to $127,087 and $132,880, respectively.

Corporate, Region and District Overhead Allocations (Unaudited)

  Various administrative and operational services are provided to the Lucky Stores which includes, but is not limited to, operational supervision, data processing, legal assistance, employee benefit administration, human resources, treasury, accounting, audit, tax and real estate functions. The costs are allocated based on usage, wages and/or sales. The costs are not necessarily indicative of costs that would be incurred on a stand alone basis. The allocations to the Lucky Stores for fiscal 1998, 1997 and 1996 were $2,440,102, $1,594,376 and $1,904,070, respectively. The allocations for the unaudited thirteen-week periods ended May 1, 1999 and May 2, 1998 were $542,826 and $584,227, respectively. As discussed in the Basis of Presentation footnote above, none of these costs are included in the accompanying statements of store level earnings.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

All tendered outstanding notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

                      By Mail, Overnight Courier or Hand:
                      IBJ Whitehall Bank & Trust Company
                                1 State Street
                           New York, New York 10004
                          Attention: Customer Service

                                 By Facsimile:
                                (212) 858-2611

                             Confirm by Telephone:
                                (212) 858-2103


  (Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail.)

  No broker dealer or other person is authorized in connection with any offer made hereby to give any information or to make any representations not contained in this prospectus and, if given or made, the unauthorized information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

  Until          , 1999 (90 days from the date of this prospectus) all dealers effecting transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            [LOGO OF STATER BROS.]


                          Stater Bros. Holdings Inc.

                               Offer to Exchange
                       its 10 3/4% Senior Notes due 2006
                     which have been Registered under the
                            Securities Act of 1933
                                      for
                        Any and All of its Outstanding
                         10 3/4% Senior Notes due 2006

                                ---------------

                                  PROSPECTUS

                                ---------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Pursuant to Section 102(b)(7) of the DGCL, Stater Bros.' Certificate of Incorporation eliminates the liability of our directors to Stater Bros. or its stockholders, except for liabilities related to breach of the duty of loyalty, actions not in good faith, and certain other liabilities. As permitted by
Section 145 of the DGCL, Article V of Stater Bros.' Bylaws provides for the indemnification of all directors, officers, employees and agents against expenses actually and reasonably incurred in connection with certain stated proceedings and under certain stated conditions.

ITEM 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits.

  Exhibit
   Number                          Description of Exhibit
  -------                          ----------------------
  1         Purchase Agreement dated August 6, 1999 by and between Stater Bros.
             and Banc of America Securities LLC.

  2.1       Asset Purchase Agreement dated as of May 7, 1999, by and between
             Albertson's, Inc., Stater Bros. Markets and Stater Bros.

  3.1(1)    Certificate of Incorporation of Stater Bros. Holdings Inc.

  3.2(1)    Bylaws of Stater Bros. Holdings Inc.

  4.2(4)    First Supplemental Indenture between Stater Bros. and IBJ Schroder
             Bank & Trust Company, as Trustee, for $165,000,000 11% Senior
             Notes due 2001, dated as of July 22, 1997.

  4.6       Indenture dated as of August 6, 1999 between Stater Bros. and IBJ
             Whitehall Bank & Trust Company.

  4.7       Registration Rights Agreement dated as of August 6, 1999, by and between Stater Bros. and Banc of America Securities LLC.

  4.8       Second Supplemental Indenture dated as of July 16, 1999 between
             Stater Bros. and IBJ Whitehall Bank & Trust Company, for the securities issued under the indenture dated as of March 8, 1994, as amended by the First Supplemental Indenture dated as of July
             22, 1997.

  5(5)      Opinion of Gibson, Dunn & Crutcher LLP.
 10.1(1)    Reclassification Agreement dated September 3, 1993, by and among
             Stater Bros., Craig and La Cadena.

 10.2(1)    Amendment to Reclassification Agreement, dated January 12, 1994, by and among Stater Bros., Craig and La Cadena.

 10.3(1)    Agreement of Stockholders dated May 10, 1989, by and among Stater
             Bros., Craig and La Cadena.

   Exhibit
   Number                          Description of Exhibit
   -------                         ----------------------
 10.4(1)     Amendment to Agreement of Stockholders dated September 3, 1993, by and among Stater Bros., Craig, Craig Management, Inc. ("CMI") and
              La Cadena.

 10.5(1)     Option Agreement dated September 3, 1993, by and between Stater
              Bros. and Craig.

 10.6(1)     Amendment to Option Agreement dated January 12, 1994, by and between Stater Bros. and Craig.

 10.7(1)     Consulting Agreement dated September 3, 1993, by and between
              Stater Bros., Craig and CMI.

 10.8(1)     Letter Agreement regarding Consulting Agreement, dated March 8,
              1994, by and between Stater Bros., Craig and CMI.

 10.9(1)     Second Amended and Restated Stock Agreement dated January 12,
              1994, by and among Stater Bros., Craig, CMI, La Cadena and James
              J. Cotter.

 10.10(1)    Security Agreement dated March 8, 1994, by and between Stater
              Bros. and Craig.

 10.12(1)    Credit Agreement dated March 8, 1994, by and between Stater Bros.
              Markets and Bank of America Trust and Savings Association.

 10.12(a)(2) Amendment dated June 23, 1995 to the Credit Agreement dated March
              8, 1994, by and between Stater Bros. Markets and Bank of America
              Trust and Savings Association.

 10.12(b)(3) Amendment dated July 22, 1996 to the Credit Agreement dated March
              8, 1994, by and between Stater Bros. Markets and Bank of America
              Trust and Savings Association.

 10.12(c)    Credit Agreement dated as of August 6, 1999 by and among Stater
              Bros. Markets, Stater Bros., and Bank of America, N.A.

 10.13(1)    Continuing Guaranty dated March 8, 1994, of Stater Bros.
              Development, Inc. in favor of Bank of America Trust and Savings
              Association.

 10.15(1)    Subordination Agreement dated March 8, 1994, by and among Stater
              Bros., Stater Bros. Markets and Bank of America Trust and Savings
              Association.

 10.16(1)    Amended and Restated Sublease Agreement dated June 1, 1983, between Wren Leasing Corp., as Lessor, and Stater Bros. Markets,
              as Lessee.

 10.17(1)    Preferred Stock Agreement dated March 22, 1983, between Stater
              Bros. Markets and Petrolane Incorporated.

 10.18(1)    Escrow Agreement dated September 19, 1985, by and among Stater
              Bros. Markets, Petrolane Incorporated and First Interstate Bank
              of California.

 10.19       Dealer Manager Agreement dated as of July 1, 1999 by and between
              Stater Bros. and Banc of America Securities LLC.

 12          Computation of Ratio of Earnings to Fixed Charges.

 21(1)       Subsidiaries of Stater Bros.

 23.1        Consent of Ernst & Young LLP.

 23.2        Consent of Deloitte & Touche LLP.

 23.3        Consent of Ernst & Young LLP.

 23.4(5)     Consent of Gibson, Dunn & Crutcher (included in Exhibit 5).
 24          Powers of Attorney (included on signature pages of this
              Registration Statement on Form S-4).

 25          Form T-1 Statement of Eligibility and Qualification of IBJ
              Whitehall Bank & Trust Company, as Trustee.

 99.1        Form of Letter of Transmittal.

 99.2        Form of Notice of Guaranteed Delivery.

--------
(1) Previously filed with the Securities and Exchange Commission as an exhibit to the Registration Statement S-4 No. 33-77296 dated July 21, 1994.

(2) Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated June 25, 1995 and filed on August 8, 1995.

(3) Previously filed with the Securities and Exchange Commission as exhibit 10.12(b) with the Annual Report on Form 10-K for the fiscal year ended September 29, 1996.

(4) Previously filed with the Securities and Exchange Commission as exhibits to the Registration Statement S-4, No. 333-34113 dated October 17, 1997.

(5) To be filed by amendment.

    (b) Financial Statement Schedules.

        Schedule II--Valuation and Qualifying Accounts

  Schedules other than that listed above have been omitted because of the absence of conditions under which they are required or because the information required is set forth in the financial statements or the notes thereto.

ITEM 22. Undertakings.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, Stater Bros. Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Colton, California, on August 19, 1999.

                                          Stater Bros. Holdings Inc.

                                                   /s/ Jack H. Brown
                                             By: ______________________________
                                                       Jack H. Brown
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bruce D. Varner as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

         /s/ Jack H. Brown           Chairman of the Board,        August 19, 1999
____________________________________  President, Chief Executive
           Jack H. Brown              Officer and Director
                                      (Principal executive
                                      officer)

      /s/ Thomas W. Field, Jr.       Vice Chairman of the Board    August 19, 1999
____________________________________  and Director
        Thomas W. Field, Jr.

        /s/ Bruce D. Varner          Secretary and Director        August 19, 1999
____________________________________
          Bruce D. Varner

         /s/ Dennis N. Beal          Senior Vice President--       August 19, 1999
____________________________________  Finance and Chief Financial
           Dennis N. Beal             Officer (Principal
                                      financial and accounting
                                      officer)

                                 EXHIBIT INDEX

 Exhibit
  Number                          Description of Exhibit
 -------                          ----------------------
  1       Purchase Agreement dated August 6, 1999 by and between Stater Bros.
           and Banc of America Securities LLC.

  2.1     Asset Purchase Agreement dated as of May 7, 1999, by and between
           Albertson's, Inc., Stater Bros. Markets and Stater Bros.

  4.6     Indenture dated as of August 6, 1999 between Stater Bros. and IBJ
           Whitehall Bank & Trust Company.

  4.7 Registration Rights Agreement dated as of August 6, 1999, by and between Stater Bros. and Banc of America Securities LLC.

  4.8     Second Supplemental Indenture dated as of July 16, 1999 between
           Stater Bros. and IBJ Whitehall Bank & Trust Company, for the securities issued under the indenture dated as of March 8, 1994 as amended under the First Supplemental Indenture dated as of July 22, 1999.

  5 (1)   Opinion of Gibson, Dunn & Crutcher LLP.
 10.12(c) Credit Agreement dated as of August 6, 1999 by and among Stater Bros.
           Markets, Stater Bros., and Bank of America, N.A.

 10.19    Dealer Manager Agreement dated as of July 1, 1999 by and between
           Stater Bros. and Banc of America Securities LLC.

 12       Computation of Ratio of Earnings to Fixed Charges.

 23.1     Consent of Ernst & Young LLP.

 23.2     Consent of Deloitte & Touche LLP.

 23.3     Consent of Ernst & Young LLP.

 23.4(1)  Consent of Gibson, Dunn & Crutcher (included in Exhibit 5).
 24       Powers of Attorney (included on signature pages of this Registration
           Statement on Form S-4).

 25       Form T-1 Statement of Eligibility and Qualification of IBJ Whitehall
           Bank & Trust Company, as Trustee.
 99.1     Form of Letter of Transmittal.

 99.2     Form of Notice of Guaranteed Delivery.

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(1) To be filed by amedment.